As filed with the Securities and Exchange Commission on May 8, 2006
Registration No. 333-129363

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 2
TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLOBALOPTIONS GROUP, INC.
(Name of Small Business Issuer in Its Charter)

Nevada	8742	73-1703260
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

75 Rockefeller Plaza
27th Floor
New York, New York 10019
(212) 445-6262
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Harvey W. Schiller
Chairman and Chief Executive Officer
GlobalOptions Group, Inc.
75 Rockefeller Plaza
27th Floor
New York, New York 10019
(212) 445-6262
(Name, Address and Telephone Number of Agent for Service)

Copy to:
Robert H. Friedman, Esq.
Olshan Grundman Frome Rosenzweig & Wolosky LLP
65 East 55th Street
New York, New York 10022
(212) 451-2300

As soon as practicable after the effective date of this registration statement
(Approximate Date of Proposed Sale to the Public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (“Securities Act”), check the following box.☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value of $0.001 per share	145,000		$2.35	(2)	$340,750	$39.87
Common stock, par value of $0.001 per share,	3,875,000	(3)	$2.00	(4)	$7,750,000	$912.18
Common stock, par value of $0.001 per share,	2,843,750	(5)	$2.50	(4)	$7,109,375	$836.78
Common stock, par value of $0.001 per share,	725,000	(6)	$2.00	(4)	$1,450,000	$170.67
Total						$1,959.50	(7)

(1) Pursuant to Rule 416 of the Securities Act, the shares of our common stock offered hereby also include an indeterminate number of additional shares of our common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant’s common stock reported on the OTC Bulletin Board on October 28, 2005.

(3) Issuable upon conversion of our series A convertible preferred stock at a conversion price of $2.00 per share.

(4) Calculated pursuant to Rule 457(g).

(5) Issuable upon exercise of our outstanding series A and series B warrants to purchase common stock at an exercise price of $2.50 per share.

(6) Issuable upon exercise of our outstanding series C warrants to purchase common stock at an exercise price of $2.00 per share.

(7) Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

GLOBALOPTIONS GROUP, INC.

7,588,750 Shares of Common Stock

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to an aggregate of 7,588,750 shares of our common stock, par value $0.001 per share, which includes (i) 145,000 presently outstanding shares of our common stock, (ii) 3,875,000 shares issuable upon the conversion of series A convertible preferred stock, par value of $0.001 per share, (iii) 2,843,750 shares issuable upon the exercise of series A and series B warrants with an exercise price of $2.50 per share and (iv) 725,000 shares issuable upon the exercise of series C warrants with an exercise price of $2.00 per share. All of such shares of our common stock are being offered for resale by the selling stockholders.

We will not receive any of the proceeds from the sale of these shares by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if they are exercised by the selling stockholders. See “Use of Proceeds.”

Pursuant to registration rights granted by us to the selling stockholders, we are obligated to register the shares held by the selling stockholders. We will bear all costs relating to the registration of our common stock, other than any selling stockholder’s legal or accounting costs or commissions.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “GLOI.OB” The high and low sales price of our common stock on May 5, 2006 as reported by the OTC Bulletin Board was $2.20 per share.

The information in this prospectus is not complete and may be changed. These securities may not be sold (except pursuant to a transaction exempt from the registration requirements of the Securities Act) until the Registration Statement filed with the Securities and Exchange Commission (“SEC”) is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Investing in our common stock involves a high degree of risk. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 5 which describes certain material risk factors you should consider before investing.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 8, 2006

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY	1

RISK FACTORS	6

FORWARD-LOOKING STATEMENTS	12

USE OF PROCEEDS	13

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	14

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	15

BUSINESS	26

MANAGEMENT	36

PRINCIPAL STOCKHOLDERS	48

SELLING STOCKHOLDERS	52

DESCRIPTION OF SECURITIES	59

PLAN OF DISTRIBUTION	62

WHERE YOU CAN FIND MORE INFORMATION	64

LEGAL MATTERS	65

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	65

CHANGES IN ACCOUNTANT	65

FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus and in any prospectus supplement we may file after the date of this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus or any supplement is accurate as of the date on the front cover of this prospectus or any supplement only, regardless of the time of delivery of this prospectus or any supplement or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights aspects of the offering. This prospectus does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the “Risk Factors” section and the financial statements, related notes and the other more detailed information appearing elsewhere in this prospectus before making an investment decision. Unless otherwise indicated, all references to “we”, “us”, “our” and similar terms, as well as references to the “Registrant” in this prospectus, refer to GlobalOptions Group, Inc., a Nevada corporation (“GlobalOptions Group”) and not to the selling stockholders.

Overview

We are a provider of high-end risk mitigation services to Fortune 500 corporations, governmental organizations and high-profile individuals throughout the world. Our risk mitigation services currently include risk management and security, investigations and litigation support, and crisis management and corporate governance. These engagements take our staff around the world and are typically highly sensitive engagements where we are interacting with senior leaders in corporations and governments. Our overall mission is to identify, evaluate, assess, prevent and correct issues that may threaten people, organizations or strategic initiatives for corporations and governments.

We aim to become, through acquisition and new product development, a major risk mitigation solutions company in the $14 billion risk mitigation industry. We are in the first stages of executing upon our long-term strategic vision. We have a $9.0 million net revenue base for the year ended December 31, 2005 and what we believe to be an experienced management team and experienced advisory boards. We are currently in discussions with several privately-owned firms in the risk mitigation industry to potentially consolidate them in our platform. If acquired, these firms would potentially give us a greater revenue base, geographic reach into many countries around the world, and continuity of experience that would complement our current team and capabilities.

On August 14, 2005, our wholly-owned subsidiary GlobalOptions, Inc., a Delaware corporation (“GlobalOptions”), acquired substantially all of the business and assets of Confidential Business Resources, Inc. (“CBR”), a Tennessee corporation and the first company that had been identified as part of our growth strategy.

On March 10, 2006, we acquired substantially all of the business and assets of James Lee Witt Associates, LLC (“JLWA”), a Delaware limited liability company. JLWA is a crisis and emergency management consulting firm headquartered in Washington, D.C. with four additional offices nationwide. We also entered into a definitive agreement to acquire the assets and business activities of Safir Rosetti, LLC (“Safir Rosetti”), a Delaware limited liability company, in January 2006. The acquisition of Safir Rosetti, a security consulting, investigative and intelligence firm headquartered in New York City with six additional offices nationwide, is expected to close in the second quarter of 2006.

We have identified two additional targets that we believe would expand our size and accelerate our development in the risk mitigation industry and entered into letters of intent with one of the acquisition targets. We seek to leverage our executive-level contacts, management and advisory teams across all of our product and service offerings, while building a lower-cost infrastructure than any of the individual businesses could achieve on its own. We expect that a shared services approach to administrative areas will leverage indirect costs and help us meet our profit goals. Areas for inclusion in the shared services will be global marketing, human resources, finance, information technology, mergers and acquisitions, business integration and development, and legal compliance.

Business Services

We are an international risk assessment firm. Our management, staff and advisory boards include security and terrorism experts formerly in the military, former intelligence and law enforcement officers, professional investigators, and legal and crisis communications specialists. We provide services to governments, law firms, private clients and corporations.

We have been awarded “approved” status as a vendor of consulting and related services to United States government agencies by the U.S. General Services Administration (GSA). We are a MOBIS (management, organizational and business improvement services) contractor, and members of our staff have high-level government security clearances.

We are organized into three major segments:

•     Investigations and Litigation Support

Our investigative team includes highly educated and trained investigators who understand the complexities in uncovering factual circumstances surrounding sensitive investigations. Our specialists have extensive experience providing discreet and timely investigative and business intelligence services to law firms, corporations and individuals, both domestically and abroad. Geographically, we provide investigations services through nine locations across the United States.

•     Crisis Management and Corporate Governance

We assist governments, corporations and individuals in the development and implementation of crisis management and emergency response plans. Our staff is attuned to regional, national and international political issues and has government and media contacts worldwide. While public relations firms provide media expertise, we believe that they generally do not offer other critical skills, such as our ability to put management, security and communication resources on the ground in an expedited manner.

•     Risk Management and Security

We help clients solve problems that fall outside the scope of mainstream management resources by providing highly specialized and customized security services. We provide security assessments, executive protection, anti-terrorism training, threat analyses, fraud prevention techniques, special event security, protection from stalkers, private travel management, and the design, implementation and management of total security systems. We have performed risk assessments of corporate headquarters, chemical weapon stockpiles, nuclear installations and reactors, factories, yachts, private aircraft, homes, transportation systems, government facilities, political conventions, sports stadiums and sporting events.

Growth Strategy

We seek to become a significant company in the highly fragmented and fast growing risk mitigation industry. According to the Lehman Brothers Security Industry Annual Report 2004, the risk mitigation market doubled in size from 1990 to 2000 and the market is expected to continue its steady growth and triple in size from 2000 to 2010. As governments, businesses and individuals focus on their security arrangements proactively, the total international security market for risk mitigation has grown to an estimated $14 billion, according to Morgan Keegan & Company.

We intend to grow through a series of acquisitions that we believe will deliver revenue, capabilities, products and services designed to meet the demand for the assessment and management of risk. In addition to our acquisitions of CBR and JLWA and pending acquisition of Safir Rosetti, as described below, we have identified additional acquisition targets that we believe would expand our size and accelerate our development in the risk mitigation industry. However, we cannot assure you that any of these acquisition targets will actually be acquired by us or that such acquisitions, if made, will lead to the desired financial outcomes.

On August 14, 2005, GlobalOptions acquired CBR, a privately-held nationwide investigations firm based in Nashville, Tennessee. CBR’s revenues and net losses for the year ended December 31, 2004 were approximately $8.8 million and $990,000, respectively. The aggregate purchase price paid for CBR’s assets and business was approximately $5,293,000 subject to certain adjustments through August 13, 2006 to the opening balance working capital, as such purchase price adjustments are defined in the agreement. The aggregate purchase price of approximately $5,293,000 consisted of cash in the amount of $4,363,000 (net of cash acquired of $26,000) and inclusive of a broker fee of $143,000, and a note payable to the seller of $904,000 due August 14, 2006.

On March 10, 2006, we purchased substantially all of assets and liabilities of JLWA, a privately held crisis and emergency consulting management firm based in Washington, D.C. The acquisition was made pursuant to a certain Asset Purchase Agreement (the “Agreement”) dated January 13, 2006, as amended, between GlobalOptions Group and JLWA. The aggregate purchase price paid for JLWA’s assets and business was approximately $10,182,000, subject to certain future working capital purchase price adjustments as defined in the agreement. The aggregate purchase price of approximately $10,182,000, consisted of a cash payment at closing of $3,600,000, a cash payment of $1,857,000 to pay off JLWA’s line of credit balance, the issuance of 819,672 shares of common stock of GlobalOptions Group valued at $2,000,000, a 4.6% note payable to the seller of $400,000 due March 9, 2007, and a non-interest bearing working capital purchase price adjustment obligation estimated at $2,725,000, due June 8, 2006. The purchase price is subject to change based upon future adjustments to working capital, as defined in the Agreement, for working capital acquired from JLWA as of the acquisition date. In addition, the Agreement provides for the sellers to obtain up to an additional $15,400,000 upon the attainment of certain revenue goals subsequent to the closing of the transaction.

On January 27, 2006, we entered into an asset purchase agreement to acquire substantially all of the business and assets of Safir Rosetti. Safir Rosetti is a security consulting, investigative and intelligence firm headquartered in New York City with seven additional offices nationwide. The purchase price of $13 million includes $9 million in cash and $4 million in our common stock, plus the assumption of certain liabilities. The purchase price is subject to a post-closing adjustment for working capital. The transaction, which is expected to close in the second quarter of 2006, is subject to customary representations, warranties and covenants. On April 3, 2006 and April 28, 2006, we advanced $553,250 and $1,387,399, respectively, to Safir Rosetti in anticipation of the closing of the acquisition. In the event that the transaction does not close, such amounts will be forfeited.

Because of the personal and sensitive nature of risk mitigation and investigative engagements, we believe that the ability to provide services and retain clients is driven largely by reputation and personal relationships. Under the leadership of Harvey W. Schiller, Ph.D., our Chief Executive Officer, and Neil C. Livingstone, Ph.D., Chief Executive Officer of GlobalOptions, we believe that we provide not only vision, management and leadership, but strong relationships with the leaders in both corporate and government markets. We have the relationships to bring in high-margin, well-known clients, and our operational experience allows for execution of these sensitive and critical engagements. Once these projects are completed, we expect that there are a variety of annuity-based, long-term products and services that can be combined into a comprehensive suite of solutions to evolve our business into a more profitable and recurring revenue product-based business.

Corporate History

GlobalOptions, Inc., our wholly-owned subsidiary, was initially formed in November 1998 as a limited liability company (“LLC”) in the state of Delaware. On January 24, 2002, with the approval of the members of the LLC, the LLC converted into a corporation under Delaware law.

On June 24, 2005, we completed a “reverse merger” transaction, in which we caused GlobalOptions Acquisition Corp., a Delaware corporation and our newly-created wholly-owned subsidiary, to be merged with and into GlobalOptions. At the time of the merger, our corporate name was Creative Solutions with Art, Inc. Following the merger, we changed our name to GlobalOptions Group, Inc. and our trading symbol to “GLOI.OB.” As a result of the merger, GlobalOptions became our wholly-owned subsidiary, with GlobalOptions’ former security holders acquiring a majority of the outstanding shares of our common stock. The reverse merger was consummated on June 24, 2005, as discussed elsewhere in this prospectus. Concurrently with the closing of the merger, we also completed a private offering to accredited investors of units consisting of one share of our series A convertible preferred stock and a detachable, transferable warrant to purchase 125 shares of our common stock, and received net proceeds of $7,041,000 and $160,000 as of June 24, 2005 and September 22, 2005 (the final closing of the private placement), respectively.

Principal Executive Offices

Our principal executive offices are located at 75 Rockefeller Plaza, 27th Floor, New York, New York 10019. Our telephone number is (212) 445-6262, and our fax number is (212) 445-0053. Our website is located at www.globaloptionsgroup.com. Information on our website is not part of this prospectus.

The Offering

Common Stock Offered by the Selling Stockholders
7,588,750 shares, including (i) 145,000 presently outstanding shares of common stock (ii) 3,875,000 shares issuable upon the conversion of series A convertible preferred stock (iii) 2,843,750 shares issuable upon the exercise of warrants with an exercise price of $2.50 per share and (iv) 725,000 shares issuable upon the exercise of warrants with an exercise price of $2.00 per share.

Use of Proceeds
We will not receive any proceeds from the sale of shares in this offering by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if they are exercised by the selling stockholders, which proceeds we intend to use for working capital and general corporate purposes.

OTC Bulletin Board Symbol	GLOI.OB

Common Stock Outstanding	15,310,254(1)

(1) As of May 5, 2006. Does not include:

•	3,875,000 shares of our common stock reserved for issuance pursuant to conversion of our issued and outstanding series A convertible preferred stock,

•	3,568,750 shares of our common stock reserved for issuance pursuant to outstanding warrants to purchase our common stock,

•
2,618,071 shares of our common stock reserved for issuance pursuant to options to purchase our common stock in the process of being assumed under our 2005 Stock Option Plan, and 2,704,623 shares of our common stock reserved for issuance pursuant to options granted on November 2, 2005, November 18, 2005, March 10, 2006,  and April 27, 2006 respectively, net of forfeitures, and 1,177,306 available for future issuance under our 2005 Stock Option Plan.

RISK FACTORS

The following risk factors should be considered carefully in addition to the other information contained in this prospectus:

Risks Related to Our Business and Industry

We are an emerging company and have a history of operating losses and uncertain future results of operations.

We were founded in 1998 and are still in the process of developing our risk mitigation, investigative and global security services. We have incurred significant operating losses since inception, including cumulative net losses of over $5.7 million over the past three years and net losses applicable to common stockholders of $4,549,723 and $1,396,993 for the years ended December 31, 2005 and December 31, 2004, respectively. We cannot anticipate when or if we will achieve profitability in the future. We may not generate sufficient revenues to meet our expenses or to operate profitably in the future.

We are a worldwide business and are therefore influenced by factors and regulations in many countries.

We undertake our business worldwide. The occurrence of any of the following risks could have a materially adverse effect on both the market for our services or our ability to provide them, and/or the profits and services of our clients; as a result, these risks could materially adversely affect the operations and value of any of our overseas operations:

•	changes in, and difficulty in complying with, laws and regulations of the different countries including authority to trade or perform the services of a private security company;

•	nullification, modification and renegotiation of contracts;

•	reversal of current policies, including favorable tax policies, encouraging foreign investment of foreign trade, or relating to the use of local agents;

•	restrictive actions by local governments including tariffs and limitations on imports and exports; and

•	difficulty in collecting accounts receivable and longer collection times.

Our business is vulnerable to fluctuations in government spending.

Because many of our contracts are with governmental entities, our business is subject to certain risks, including global economic developments, wars, political instability, changes in the tax and regulatory environments, foreign exchange rate volatility and fluctuations in government spending. For example, the 2005 Homeland Security Appropriations Act provided $28.9 billion in discretionary spending for the Department of Homeland Security, $1.8 billion more than the 2004 level of funding, which may result in increased business opportunities for us. However, because many clients are federal, state or municipal governmental agencies with variable and uncertain budgets, the amount of business that we might receive from them may vary from year to year, regardless of the perceived quality of our business.

We may have difficulty pursuing our acquisition strategy and affiliates may face potential conflicts.

We intend to grow through acquisitions. However, we may not be able to identify suitable acquisition candidates, obtain the capital necessary to pursue our acquisition strategy or complete acquisitions on satisfactory terms. A number of competitors have also adopted a strategy of expanding and diversifying through acquisitions. We will likely experience significant competition in our effort to execute an acquisition strategy. As a result, we may be unable to continue to make acquisitions or may be forced to pay more for the acquisition targets than it would otherwise want to pay.

The integration of acquired companies may be difficult and may result in a failure to realize some of the anticipated potential benefits of some acquisitions.

When companies are acquired, we may not be able to integrate or manage these businesses to produce returns that justify the investment. Any difficulty in successfully integrating or managing the operations of such acquired businesses could have a material adverse effect on our business, financial condition, results of operations or liquidity, and could lead to a failure to realize any anticipated synergies. Our management also will be required to dedicate substantial time and effort to the integration of any acquisitions. These efforts could divert management’s focus and resources from other strategic opportunities and operational matters.

We will face substantial future capital requirements that we may not be able to satisfy, and which may cause us to delay or curtail our business plan.

Our capital requirements in connection with our development, service expansion, sales and marketing activities, and acquisition strategy will be significant. We are not currently generating sufficient cash from our operations to fund our strategic acquisition plan. Therefore, we are dependent on the proceeds of obtaining additional financing and on capturing new business to continue the development, marketing and sales of our services. We cannot be certain that we will be able to generate sufficient cash in the future to fund our activities. In association with such activities, any issuance of additional shares of our capital stock would have a dilutive effect on existing stockholders at the time of such issuance. We may have to seek additional financing sooner than currently anticipated. We are in preliminary discussions for additional financing, but have no current arrangement with respect to additional financing. The inability to obtain additional financing, when needed and on terms satisfactory to us, could have a detrimental effect on the implementation of our business plan of growth by acquisition. If there are no additional acquisitions, it is anticipated that we will be able to operate without additional external funding by using our own cash flow and the ability to borrow on our collateralized line of credit.

Because a small number of clients account for a substantial portion of our revenues, the loss of any of these clients could cause our revenues to decline substantially.

During each of the past two fiscal years, revenues from our services to a limited number of clients have accounted for a substantial percentage of our total revenues. Our three largest clients accounted for approximately 45% of our revenues for the year ended December 31, 2005 and approximately 48% of our revenues for the year ended December 31, 2004. This concentration of clients can cause our revenues and earnings to fluctuate from quarter-to-quarter and year-to-year, based on the requirements of our clients and the timing of delivery of services. Although the particular clients are likely to change from period to period, we believe that large engagements by a limited number of clients will continue to account for a substantial portion of our revenues in any fiscal period. In any period, the unexpected loss of or decline in engagements from a major client, or the failure to generate significant revenues from other clients, could have a material adverse effect on our financial results.

Competitive conditions could adversely affect our business.

We operate in a number of geographic and service markets, all of which are highly competitive with few barriers to entry. If we are unable to respond effectively to our competitors, some of which have greater financial resources, our business and results of operations will be materially adversely affected. In the risk management and security market, our competitors include Control Risks Group Limited, ArmorGroup International plc, Kroll Inc., Toribos GmbH and Olive Security (UK) Ltd. Many of the national and international accounting and consulting firms, along with other companies such as FTI Consulting, Inc., Securitas AB and its subsidiary, Pinkerton Consulting & Investigations, Inc., Alvarez & Marsal, LLC, AlixPartners LLC, Crossroads LLC, ChoicePoint Inc. and Applied Discovery, Inc., provide investigative, consulting and other services which are similar to services we provide. Some of these firms have indicated an interest in providing services similar to ours on a broader scale and may prove to be formidable competitors if they elect to devote the necessary resources to these competitive businesses. The national and international accounting and consulting firms have significantly larger financial and other resources than we have and have long-established relationships with their clients, which also are likely to be clients or prospective clients of our company.

Our professional reputation, which is critical to our business, is especially vulnerable to circumstances outside our control.

As a company in a client service business, we depend upon our reputation and the individual reputations of our senior professionals to obtain new client engagements. We obtain a substantial number of new engagements from existing clients or through referrals from existing clients. Any factor that diminishes our reputation or the reputations of our senior professionals may make it more difficult to compete for new engagements or to retain existing clients and, therefore, could materially adversely affect our business. In addition to any direct liability from any damaging events, any circumstances, including those where we are not at fault, which might publicly damage our goodwill, injure our reputation, or damage our business relationships may lead to a broader materially adverse effect on our business and prospects through loss of business, goodwill, clients, agents and employees.

Our ability to sell our products and services and grow our business could be significantly impaired if we fail to retain or recruit key personnel.

Our success will depend to a significant extent upon the abilities and high visibility of members of our senior management including Harvey W. Schiller, Ph.D., our Chairman and Chief Executive Officer, Neil C. Livingstone, Ph.D., the Chief Executive Officer of GlobalOptions, our Board of Directors and our advisory boards. The loss of the services of Dr. Schiller or Dr. Livingstone, or any other executive officers, directors or advisors, could have a materially adverse effect upon our business. Our future success and growth also largely depends upon our ability to attract, motivate and retain additional highly competent technical, management, sales and marketing personnel. Competition for such qualified individuals is highly competitive in the global security market, and we cannot guarantee that we will be successful in attracting and retaining such personnel. Departure and additions of key personnel may be disruptive to and detrimentally affect our business, operating results and financial condition.

We may become subject to significant legal proceedings.

We are subject from time to time to litigation and other adverse claims, both asserted and unasserted, incidental to our businesses, some of which may be substantial. For example, those claims may include, but are not limited to, damages asserted by persons who are screened by us, regulatory agencies, clients, third parties and various other business-related matters. Final resolution of these matters in the future may impact our results of operations or cash flows.

Our exposure in a future liability action could exceed our insurance coverage.

We may be held liable should any present or future product or service offerings fail. We may not be able to maintain insurance at levels of risk coverage or policy limits that we deem adequate for our activities or guarantee that every contract contains or will contain adequate limitations on our liability. Because of the increasing cost of liability insurance, we may not be able to obtain sufficient amounts of insurance coverage, additional insurance when needed or reasonably-priced insurance policies. If we are sued for any injury caused by our business offerings, our liability could exceed our total assets. Any claims against us, regardless of their merit or eventual outcome, could have a detrimental effect upon our business, operating results and financial condition.

We may be subject to increased regulation regarding the use of personal information.

Certain data and services that we provide are subject to regulation by various federal, state and local regulatory authorities. Compliance with existing federal, state and local laws and regulations has not had a material adverse effect on our results of operations or financial condition to date. Nonetheless, federal, state and local laws and regulations in the United States designed to protect the public from the misuse of personal information in the marketplace, and adverse publicity or potential litigation concerning the commercial use of such information, may increasingly affect our operations and could result in substantial regulatory compliance expense, litigation expense and revenue loss.

Our inability to accurately forecast costs of fixed price contracts could result in lower than expected margins and profitability.

When working on a fixed-price basis, we deliver our services to a client’s specifications or requirements for a particular project based on a mutually agreed upon service level agreement. The profits of these projects are primarily determined by our success in correctly estimating and thereafter controlling project costs. Costs may in fact vary substantially as a result of various factors, including underestimating costs, need for unforeseen specialized subcontractors, difficulties with new technologies, and economic and other changes that may occur during the term of the contract. If for any reason the costs are substantially higher than expected, we may incur losses on fixed-price contracts and our profitability on a periodic basis could be adversely affected.

Risks Related to our Common Stock

Our common stock price has fluctuated considerably and stockholders may not be able to resell their shares at or above the price at which such shares were purchased.

The market price of our common stock may fluctuate significantly (since our reverse merger in June 2005, the high and low bid price for our common stock has been $4.00 and $2.01 per share, respectively) in response to factors, some of which are beyond our control, including the following:

•	factors affecting demand for risk mitigation services such as the domestic and global security environment, competition and general economic conditions,

•	fluctuation in government spending that affect our contracts with governmental entities, and

•	changes in the laws and regulations of different countries that affect our abilities to perform the services of a private security company.

The stock market in general has experienced extreme price and volume fluctuations. The market prices of securities of security-related companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility might be worse if the trading volume of our common stock is low.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we became public through a “reverse merger.” Securities analysts of major brokerage firms may not provide us with coverage since there is no incentive for brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

Our Common Stock may be considered a “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares. In addition, since our common stock is currently traded on the NASD’s OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

A significant number of our shares will be eligible for sale, and their sale could depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. We are registering an aggregate of 7,588,750 shares of our common stock for resale in the public market pursuant to this registration statement. As such shares of our common stock are resold in the public market, the supply of our common stock will increase, which could decrease its price. In addition, there is an aggregate of 15,310,254 shares of our common stock which are not being registered pursuant to this registration statement. Some or all of these shares of our common stock may also be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares of common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market shares of our common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held for two years.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and operating results. In addition, current and potential stockholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed.

Commencing for the year beginning January 1, 2007, we will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. We have carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures are not effective. We have identified certain matters that would constitute a material weakness (as such term is defined under the Public Company Accounting Oversight Board Auditing Standard No. 2), related to the financial closing process, a lack of segregation of financial responsibilities and the need for additional qualified financial accounting personnel. Although we intend to augment our internal controls procedures and expand our accounting staff, there is no guarantee that this effort will be adequate.

During the course of our testing, we may identify deficiencies which we may not be able to remedy in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal accounting controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

Our principal stockholders have significant voting power and may take actions that may not be in the best interest of other stockholders.

Our officers, directors and principal stockholders control approximately 34.1% of our currently outstanding common stock. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

We do not anticipate paying cash dividends for the foreseeable future, and the lack of dividends may have a negative effect on our stock price.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Investors in our securities may suffer dilution.

The issuance of shares of our common stock, or shares of our common stock underlying warrants, options or preferred stock will dilute the equity interest of existing stockholders who do not have anti-dilution rights and could have a significant adverse effect on the market price of our common stock. The sale of our common stock acquired at a discount could have a negative impact on the market price of our common stock and could increase the volatility in the market price of our common stock. In addition, we may seek additional financing which may result in the issuance of additional shares of our common stock and/or rights to acquire additional shares of our common stock. The issuance of our common stock in connection with such financing may result in substantial dilution to the existing holders of our common stock who do not have anti-dilution rights. Those additional issuances of our common stock would result in a reduction of an existing holder’s percentage interest in our company.

We may fail to qualify for AMEX or other listing.

Although we intend to apply for listing of our common stock on either the AMEX, NASDAQ or other registered stock exchange, there can be no assurance if and when initial listing criteria could be met or if such application would be granted, or that the trading of our common stock will be sustained. In the event that our common stock fails to qualify for initial or continued listing on a registered stock exchange or for initial or continued inclusion in the NASDAQ system, trading, if any, in our common stock, would then continue to be conducted on the NASD’s “Electronic Bulletin Board” in the over-the-counter market and in what are commonly referred to as “pink sheets.” As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock, and our common stock would become substantially less attractive for margin loans, for investment by financial institutions, as consideration in future capital raising transactions or other purposes. We do not presently satisfy the listing criteria for the NASDAQ or AMEX markets.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we are approved for listing on either NASDAQ or a registered exchange, NASDAQ and stock exchange rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). To the extent that any statements made in this prospectus contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expects,” “plans” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and we cannot assure you that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the following:

•	the availability and adequacy of our cash flow to meet our requirements,

•	economic, competitive, demographic, business and other conditions in our domestic and international markets,

•	changes or developments in laws or regulations in the risk mitigation or security industries,

•	actions taken or not taken by third-parties, including our private sector and government clients, as well as legislative, regulatory, judicial and other governmental authorities,

•	competition in the risk mitigation industry,

•	changes in our business and growth strategy (including our acquisition strategy) or development plans,

•	the availability of additional capital to support acquisitions and development, and

•	other factors discussed under the section entitled “Risk Factors” or elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified by these and other factors. Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not undertake any obligation to publicly update any forward-looking statements. As a result, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will not receive any proceeds from the resale of shares by the selling stockholders covered by this prospectus. We will, however, receive proceeds from the exercise of warrants outstanding. In that case, we could receive a maximum of $8,559,375, which would be used for working capital and general corporate purposes.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC Bulletin Board since June 27, 2005 under the symbol GLOI.OB. Prior to that date, there was no active market for our common stock. Based upon information furnished by our transfer agent, as of May 5, 2006, we had approximately 71 holders of record of our common stock.

The following table sets forth the high and low sales prices for our common stock for the periods indicated as reported by the OTC Bulletin Board:

Fiscal Year 2004	High		Low
First Quarter	$	N/A	$	N/A
Second Quarter		N/A		N/A
Third Quarter		N/A		N/A
Fourth Quarter		N/A		N/A

Fiscal Year 2005		High		Low
First Quarter	$	N/A	$	N/A
Second Quarter (through June 24, 2005)		N/A		N/A
Second Quarter (1)		2.51		2.10
Third Quarter		4.00		2.20
Fourth Quarter		2.90		2.30

Fiscal Year 2006		High		Low
First Quarter		$2.78		$2.01
Second Quarter (2)		2.70		2.01

We have not declared or paid any cash dividends on our common stock and do not anticipate declaring or paying any cash dividends in the foreseeable future. We currently expect to retain future earnings, if any, for the development of our business. Dividends may be paid on our common stock only if and when declared by our board of directors and paid on an as-converted basis to the holders of our series A convertible preferred stock.

(1)	From June 27, 2005 to June 30, 2005. June 24, 2005 was the closing date of our reverse merger transaction.

(2)	From April 1, 2006 through May 5, 2006

Equity Compensation Plan Information

We maintain a 2005 Stock Option Plan (the “2005 Plan”). We have reserved 6,500,000 shares of our common stock for issuance under the 2005 Plan. At the time of the reverse merger, our wholly-owned subsidiary GlobalOptions had outstanding stock options to purchase 4,450,721 shares of common stock, which outstanding options became stock options to purchase 2,618,071 shares of our common stock after giving effect to the reverse merger exchange ratio. We are in the process of assuming the stock options to purchase a total of 2,618,071 shares of our common stock, with exercise prices at the fair market value or in excess of the fair market value on the date of grant, under the 2005 Plan. In addition, we have 2,704,623 shares of our common stock reserved for issuance pursuant to options granted during November 2005,  March 2006 and April 2006, net of  forfeitures, and 1,177,306 available for future issuance under the 2005 Stock Option Plan. (See “Management - 2005 Stock Option Plan” for a detailed description of our 2005 Plan.)

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of results of operations and financial condition is based upon, and should be read in conjunction with, our consolidated financial statements and accompanying notes thereto included elsewhere herein.

Results of Operations

The following discussion and financial information is presented to aid in understanding our consolidated financial position and results of operations. The emphasis of this discussion will be on the year ended December 31, 2005, as compared to the year ended December 31, 2004.

We had revenues of $9,028,000 for the year ended December 31, 2005, as compared to revenues of $5,569,000 for the year ended December 31, 2004, for an increase of $3,459,000, or approximately 62%. Of the revenues reported in the year ended December 31, 2005, approximately 75% were from domestic clients and 25% related to international clients. The increase in revenues for the year ended December 31, 2005 is primarily attributable to CBR, which provided revenues of $3,917,000 for the period from August 14, 2005 (date of acquisition) to December 31, 2005.

Although GlobalOptions Group does have some long-term relationships with its clients, our ability to generate revenue is generally dependent upon obtaining many new projects each year, most of which are relatively short-term. Accordingly, period-to-period comparisons within a given year or between years will need to take this normal fluctuation into consideration.

Our gross profit percentage for the year ended December 31, 2005 was 44% as compared to 37% for the year ended December 31, 2004. The increase for the year ended December 31, 2005 was primarily due to an increase in client orders related to higher-end consulting services as compared to the year ended December 31, 2004, where the orders mostly entailed lower-end operational services for lower gross profit services.

Net loss applicable to common stockholders for the years ended December 31, 2005 and 2004 was $4,550,000 and $1,397,000, respectively, an increase of $3,153,000 or approximately 226%. The increased net loss applicable to common stockholders for the year ended December 31, 2005 was primarily due to the deemed dividends on series A convertible preferred stock of $980,000, and the increase in general and administrative expenses of $4,301,000 or 163%, which was due to the large increase in professional fees related to the reverse merger and to corporate development expenses.

While current financial results show a large increase in net loss applicable to common stockholders, we believe the Company has a unique opportunity to become a profitable global leader in the highly fragmented risk mitigation industry. GlobalOptions Group is an established company that will serve as our nexus for a series of acquisitions that we believe will deliver capabilities, products and services designed to meet the ever increasing demand for the assessment and management of risk. We see no indication that the drivers of increased risk mitigation spending are likely to dissipate any time in the near future. Risk mitigation providers on both the product and services side are still fragmented and ripe for consolidation with no clear market leader or dominant brand. We believe there is an opportunity to provide comprehensive solutions which can drive increased revenues for a company to build a comprehensive platform. We expect GlobalOptions Group to be that company.

Our strategic vision is to build the first truly integrated enterprise risk mitigation company by selectively acquiring the best companies in the industry with proven management teams and a strategic long-term vision. Platform acquisitions will be geographically diverse and offer solutions in different risk mitigation segments to gain scope and synergies. Targets will have a combination of existing clients, revenue, significant channel presence and/or a high margin core business.

On May 19, 2005, GlobalOptions and CBR, a privately-held nationwide investigations firm based in Nashville, Tennessee, entered into an asset purchase agreement with respect to the proposed acquisition by GlobalOptions of all of the assets and business activities of CBR. The acquisition of CBR was completed August 14, 2005. The aggregate purchase price of approximately $5,293,000 consisted of a cash payment of $2,500,000, a cash payment of $1,746,000 to pay off the seller’s line of credit balance, a broker’s fee of $143,000 and a note payable to the seller of $904,000 due August 14, 2006. The purchase price is subject to change based upon further adjustments to working capital. Based upon audited financial statements included in the Company’s Form 8-K/A filed with the SEC on October 28, 2005, CBR’s revenues and net loss for the year ended December 31, 2004 were approximately $8.8 million and $1.0 million, respectively.

CBR was a nationwide professional investigations firm with eight domestic offices headquartered in Nashville, Tennessee. It specialized in servicing the insurance, business and legal communities, and significantly expands the investigation services currently being provided by GlobalOptions. CBR was created to meet a marketplace need that was not being addressed, as evidenced by its value proposition and the essence of its business plan: “Through national coverage, regional management and internet communication, CBR applies a ‘best of the best’ philosophy to provide the highest quality investigative service in the industry.” CBR consisted of approximately 60 licensed investigators operating from 8 nationwide offices and has international affiliates to assist clients around the world. CBR had senior management staffing offices in key regions throughout the United States to ensure implementation of training programs, adherence to quality standards and scheduling flexibility.

The Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Revenues

We had overall revenues of $9,028,000 for the year ended December 31, 2005 as compared to revenues of $5,569,000 for the year ended December 31, 2004, for an increase of $3,459,000, or approximately 62%. Of the revenues reported in the year ended December 31, 2005, approximately 75% was from domestic clients and 25% was related to international clients. The increase in revenue for the year ended December 31, 2005 was primarily attributable to the acquisition of CBR.

Investigations/Litigation Support Segment Revenues

In the investigations/litigation support segment, we had revenues of $6,969,000 for the year ended December 31, 2005, as compared to revenues of $2,761,000 for the year ended December 31, 2004, for an increase of $4,208,000, or approximately 152%. All of the investigations/litigation support revenues reported in the year ended December 31, 2005 were domestic. The increase in revenue for the year ended December 31, 2005 was primarily attributable to the expansion of our client base through the acquisition of CBR for which all of CBR’s revenues are included in this segment.

Crisis Management Segment Revenues

In the crisis management segment, we had revenues of $1,261,000 for the year ended December 31, 2005 as compared to revenues of $1,741,000 for the year ended December 31, 2004, for a decrease of $480,000 or approximately 28%. All of the crisis management revenues reported in the year ended December 31, 2005 related to international clients. The decrease in crisis management segment revenues for the year ended December 31, 2005 was primarily attributable to the successful resolution of several client crises in the year ended December 31, 2004, for which there was no replacement work in the year ended December 31, 2005

Security Segment Revenues

In the security segment, we had revenues of $798,000 for the year ended December 31, 2005 as compared to revenues of $1,067,000 for the year ended December 31, 2004, for a decrease of $269,000 or approximately 25%. Of the security segment revenues reported in the year ended December 31, 2005, all were domestic. The decrease in security segment revenues for the year ended December 31, 2005 was primarily attributable to the conclusion of several large security projects at the end of the 2004 year that were not replaced on an equivalent scale in the 2005 period.

Cost of Revenues and Gross Profit

Our consolidated cost of revenues increased $1,559,000, or approximately 44% to $5,074,000 for the year ended December 31, 2005 from $3,515,000 for the year ended December 31, 2004, due primarily to the increased revenues in the crisis management segment. However, the increase in cost of revenues was less than the related increase in revenues due to higher gross profits realized on consulting services for the 2005 period.

Our gross profit percentage for the year ended December 31, 2005 was 44% as compared to 37% for the year ended December 31, 2004. The increase for the year ended December 31, 2005 was primarily due to an increase in client orders related to higher-end consulting services as compared to the year ended December 31, 2004, when the orders used more lower-end operational services.

Operating Expenses

Our overall operating expenses increased $4,052,000 or approximately 118% to $7,477,000 for the year ended December 31, 2005 from $3,425,000 for the year ended December 31, 2004. The increase was primarily due to an increase in general and administrative expenses related primarily to professional fees of approximately $856,000, corporate development expenses of $2,387,000 and additional operating expenses associated with the operations of CBR from August 14, 2005 (date of acquisition) to December 31, 2005 of $2,104,000.

Investigations/Litigation Support Segment Results

Our investigations/litigation segment had operating losses of $2,635,000 for the year ended December 31, 2005 as compared to operating losses of $328,000 for the year ended December 31, 2004, for an increase in losses of $2,307,000 or approximately 703%. Reflected in this segment are the losses from CBR, which are reflected solely within this segment. The amount of our gross profit in this segment for the year ended December 31, 2005 increased by $1,767,000, primarily from CBR. However, the operating expenses increased by $4,073,000, $1,938,000 of which is attributable to CBR. The remaining increase in operating expenses of $2,136,000 is primarily attributable to allocated professional fees and corporate development expenses.

Crisis Management Segment Results

Our crisis management segment had operating losses of $687,000 for the year ended December 31, 2005 as compared to operating losses of $712,000 for the year ended December 31, 2004, for a decrease of $25,000 or approximately 4%. The decrease in operating losses for the year ended December 31, 2005 was primarily due to a relatively consistent performance at the gross profit level and a decrease in operating expenses of $27,000.

Security Segment Results

Our security segment had operating losses of $201,000 for the year ended December 31, 2005 as compared to operating losses of $332,000 for the year ended December 31, 2004, for an improvement, or decreased loss, of $131,000 or approximately 39%. The decrease in operating losses for the year ended December 31, 2005 was primarily due to the increase in gross profit of $135,000.

Interest Expense

Interest expense increased by $39,000 to $65,000 for the year ended December 31, 2005 from $26,000 for the year ended December 31, 2004, primarily due to the interest incurred on a convertible note payable to a related party and additional average borrowings under the line of credit.

Income Taxes

Although we have federal and state net operating losses available for income tax purposes that may be carried forward to offset future taxable income, the deferred tax assets are subject to a 100% valuation allowance because it is more likely than not that the deferred tax assets will not be realized as of December 31, 2005. Our ability to use net operating loss carryforwards may be subject to an annual limitation in future periods pursuant to Section 382 of the Internal Revenue Code.

Net Loss Applicable to Common Stockholders

Net loss applicable to common stockholders for the years ended December 31, 2005 and 2004 were $4,550,000 and $1,397,000, respectively, for an increase of $3,153,000 or 226%. For the year ended December 31, 2005, we realized an increase in gross profit of $1,900,000, of which $1,712,000 was attributable to CBR. This increase in gross profit was offset by an increase of $4,301,000 in general administrative expenses, of which $1,911,000 was attributable to CBR. The remaining increase in general and administrative expense was primarily attributable to an increase in professional fees associated with being a public company, reverse merger expenses and corporate development expenses. During the year ended December 31, 2005, we recorded deemed dividends to Series A convertible preferred stockholders of $979,750.

Basic net loss per share applicable to common stockholders is computed based on the weighted average number of shares of common stock outstanding during the periods presented. Common stock equivalents, consisting of options, convertible preferred stock and convertible notes payable were not included in the calculation of the diluted net losses per share because their inclusion would have been anti-dilutive. Basic and diluted net losses per share applicable to common stockholders was $0.38 for the year ended December 31, 2005 as compared to $0.16 in the corresponding 2004 period.

Liquidity and Capital Resources

We had cash balances on hand of $529,000 as of December 31, 2005, which resulted primarily from net proceeds we received in June 2005 and September 2005 of approximately $7,041,000 and $160,000, respectively from the issuance of our series A convertible preferred stock and warrants in two tranches of a private offering. During August 2005, we utilized cash of approximately $4,363,000 (net of cash acquired of approximately $26,000) for the purchase of CBR. We are obligated to pay the remaining portion of the purchase price for acquiring CBR, estimated at December 31, 2005 to be approximately $904,000, during August 2006.

On September 22, 2005, we closed out our initial private placement with the sale of 250 additional units which consisted of series A convertible preferred stock and warrants, as detailed in our Confidential Private Offering Memorandum, dated April 18, 2005, as amended. We received proceeds from this tranche of the private placement of approximately $160,000.

We historically have met our operating cash needs by using borrowings under our line of credit arrangement. We currently believe that cash on hand, cash flows from operations and available borrowings under our line of credit facility will be sufficient to meet our current funding requirements and obligations over the next year.

Cash used in operating activities amounted to $3,251,000 and $861,000 during the years ended December 31, 2005 and 2004, respectively. The $2,390,000 increase in cash used in operations was primarily due to a large increase in our net loss of $2,173,000.

Cash used in investing activities of $4,393,000 consisted primarily of $4,363,000 for our purchase of CBR.

Financing activities provided $7,639,000 and $1,106,000 during the years ended December 31, 2005 and 2004, respectively. We received net proceeds from the sale of Series A convertible preferred stock and warrants of approximately $7,201,000 (which is net of offering costs of approximately $549,000) that provided the majority of the financing in the 2005 period, as well as, $438,000 of net financing from line of credit borrowings. Line of credit borrowings provided net proceeds from financing of $106,000 in the 2004 period. During March 2006, we closed a private placement and issued 8% promissory notes aggregating $12,500,000 due on June 30, 2006 and incurred a total fee of $416,000 related to these notes for which $306,000 was paid in cash and $110,000 of which the Company issued 8% promissory notes.

On March 10, 2006, we purchased substantially all of assets and liabilities of JLWA, a privately held crisis and emergency consulting management firm based in Washington, D.C. The acquisition was made pursuant to a certain Asset Purchase Agreement (the “Agreement”) dated January 13, 2006, as amended, between GlobalOptions Group and JLWA. The aggregate purchase price paid for JLWA’s assets and business was approximately $10,182,000 subject to certain future working capital purchase price adjustments as defined in the agreement. The aggregate purchase price of approximately $10,182,000 consisted of a cash payment at closing of $3,600,000, a cash payment of $1,857,000 to pay off JLWA’s line of credit balance, the issuance of 819,672 shares of common stock of GlobalOptions Group, valued at $2,000,000, a 4.6% note payable to the seller of $400,000 due March 9, 2007, and a non-interest bearing working capital purchase price adjustment obligation, estimated at $2,725,000, due June 8, 2006. The purchase price is subject to change based upon future adjustments to working capital, as defined, for working capital acquired from JLWA as of the acquisition date. In addition, the Agreement provides for the sellers to obtain up to an additional $15,400,000 upon the attainment of certain revenue goals subsequent to the closing of the transaction.

Founded in 2001, JLWA is a public safety and crisis management consulting firm based in Washington, D.C. with offices in Atlanta, Chicago, Little Rock, and Sacramento. JLWA has experience and hands-on knowledge of public safety, disaster mitigation, continuity of operations, and emergency management issues. JLWA’s management team and staff include some of the nation’s most notable and experienced disaster management experts. JLWA’s clients include the nation’s premier universities, hospitals, governments, and a variety of Fortune 500 companies including those in the insurance, transportation, entertainment, finance, utilities, and emergency management industries. JLWA has advised government leaders, including governors, members of Congress, administration officials, and state and local elected officials, on emergency management policies and programs.

On January 27, 2006, we entered into an asset purchase agreement to acquire substantially all of the business and assets of Safir Rosetti. Safir Rosetti is a security consulting, investigative and intelligence firm headquartered in New York City with seven additional offices nationwide. The purchase price of $13 million includes $9 million in cash and $4 million in our common stock, plus the assumption of certain liabilities. The purchase price is subject to a post-closing adjustment for working capital. The transaction, which is expected to close in the second quarter of 2006, is subject to customary representations, warranties and covenants. On April 3, 2006 and April 28, 2006, we advanced $553,250 and $1,387,399, respectively, to Safir Rosetti in anticipation of the closing of the acquisition. In the event that the transaction does not close, such amounts will be forfeited.

Acquired companies will give GlobalOptions Group a substantial revenue base, a wide array of products and services, geographic reach into almost every country in the world and experienced operators that will complement the current GlobalOptions Group team. Our objective is to sell bundled solutions and services through each acquired companies’ channels. To achieve revenue growth targets, GlobalOptions Group will use its own and acquired companies’ relationships to attain high-end, well-known risk mitigation engagements to accelerate our internal growth rate. The expectation is to leverage other GlobalOptions Group members, as opposed to using sub-contractors and joint ventures, to perform solutions and services, thereby keeping higher internal gross profit margins.

We will also use a shared corporate services approach in administrative areas to keep indirect costs reasonable and to help us achieve profitability sooner. We expect to find savings in shared services such as global marketing, human resources, finance, information technology, mergers and acquisitions, business integration and development, compliance and legal.

Off-Balance Sheet Arrangements

We have not entered into any transactions with unconsolidated entities in which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Critical Accounting Policies

GlobalOptions Group’s significant accounting policies, including the assumptions and judgments underlying them, are more fully described in our “Notes to Consolidated Financial Statements” included elsewhere in the prospectus. Some of our accounting policies require the application of significant judgment by management in the preparation of the consolidated financial statements, and as a result, they are subject to a greater degree of uncertainty. In applying these policies, management uses its judgment to determine the appropriate assumptions to be used in calculating estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. GlobalOptions Group has identified certain of its accounting policies as the ones that are most important to our consolidated financial condition and results of operations and which require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. GlobalOptions Group’s critical accounting policies include the following:

Revenue Recognition

Revenue is recognized as the services are performed pursuant to the applicable contractual arrangements. Revenue related to time and materials arrangements is recognized in the period in which the services are performed. Revenue related to fixed price arrangements are recognized based upon the achievement of certain milestones or progress points within the project plan. The impact of any revisions in estimated total revenue and direct contract costs is recognized in the period in which they become known. Expenses incurred by professional staff in the generation of revenue are billed to the client and recorded as revenue when incurred. For certain foreign accounts, revenues are recognized and the related expenses are recorded only after the receipt in cash of the revenue amounts. We incur no obligations to third parties for expenses related to these certain foreign accounts until such time that invoiced revenues are received in cash.

Stock Based Compensation/Stock Options

As permitted by Statement of Financial Accounting Standards (“SFAS”) No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation”, which establishes a fair value based method of accounting for equity-based compensation plans, we have elected to follow Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for recognizing equity-based compensation expense for financial statement purposes. Under APB 25, no compensation expense is recognized at the time of option grant if the exercise price of the employee stock option is fixed and equals or exceeds the fair market value of the underlying common stock on the date of grant and the number of shares to be issued pursuant to the exercise of such options are known and fixed at the grant date.

We account for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force in Issue (“EITF”) No. 96-18, “Accounting for Equity Instruments that are issued to other than employees for Acquiring, or In Conjunction with Selling, Goods or Services,” which requires that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed.

In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS 148, “Accounting for Stock-Based Compensation - Transition and Disclosure” (“SFAS 148”). This standard amended the disclosure requirements of SFAS 123 for fiscal years ending after December 15, 2002 to require prominent disclosure in both annual and interim financial statements about the method used and the impact on reported results. We follow the disclosure-only provisions of SFAS 123 which require disclosure of the pro-forma effects on net income (loss) as if the fair value method of accounting prescribed by SFAS 123 had been adopted, as well as certain other information.

Option valuation models require the input of highly subjective assumptions including the expected life of the option. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options.

Under APB 25, no stock-based employee compensation expense relating to our stock option plans was reflected in net loss, as all options granted under our plans had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the modified prospective transition method and therefore has not restated prior periods' results. Under this transition method, stock-based compensation expense for the first quarter of fiscal 2006 included compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of, January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. Stock-based compensation expense for all share-based payment awards granted after November 1, 2005 is based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. The Company recognizes these compensation costs over the requisite service period of the award, which is generally the option vesting term.

Allowance for Doubtful Accounts

We provide services to a variety of different clients across the United States and internationally and extend credit to our clients in the normal course of business. We rarely obtain collateral to enhance the collection of receivables. We determine the amount of the allowance for doubtful accounts primarily based upon an aging of the receivables balances, as well as upon the judgment of our officers and managers.

Intangible Assets

In accordance with the requirements of Statement of Financial Accounting Standards No. 141 (“SFAS No. 141”), “ Business Combinations”, on August 14, 2005, we recognized certain intangible assets acquired in the CBR acquisition (See Note 4), primarily goodwill, trade names, covenants not to compete and customer relationships. In accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”, on a regular basis, we perform an impairment analysis of the carrying value of goodwill and certain other intangible assets by assessing the recoverability when there are indications of potential impairment based on estimates of undiscounted future cash flows. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends, and future prospects, in addition to other economic factors.

Recent Accounting Pronouncements

In December, 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29” (“SFAS 153”). APB Opinion No. 29 provided an exception to the basic measurement principle (fair value) for exchanges of similar productive assets. That exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception to fair value for exchanges of similar productive assets and replace it with a general exception for exchange transactions that do not have commercial substance, which are defined as transactions that are not expected to result in significant changes in the cash flows of the reporting entity. SFAS No. 153 was effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The SFAS No. 153 did not have a material affect on the company’s consolidated financial statements

In December 2004, the FASB issued SFAS No. 123R “Shared Based Payment” (“SFAS 123R”). This statement is a revision of SFAS 123 and supersedes APB 25 and its related implementation guidance. SFAS 123R addresses all forms of shared based payment (“SBP”) awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and will be reflected as compensation cost in the historical financial statements. This statement is effective for public entities that file as small business issuers as of the beginning of the first annual reporting period that begins after December 15, 2005 and applies to all outstanding and unvested SBP awards as of the date adopted by GlobalOptions Group. We expect that SFAS 123R will have a significant impact on our overall consolidated financial statements.

SFAS 123R permits public companies to adopt its requirements using one of two methods:

“Modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123R for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date. B. “Modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate, based on the amounts previously recognized under SFAS 123R for purposes of pro forma disclosures, either (a) all prior periods presented or (b) prior interim periods of the year of adoption. We will adopt SFAS 123R beginning January 1, 2006 using the modified prospective method. The impact of this Statement will require us to record a charge for the fair value of our stock options over the vesting period in the consolidated financial statements. Based upon the current number of outstanding and unvested options at December 31, 2005, implementation of SFAS 123R will have a significant impact upon our overall consolidated financial statements. We have adopted the modified retrospective method.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections - a replacement of APB No. 20 and FASB Statement No. 6”. Under SFAS No. 154, changes in accounting principles will generally be made by the retrospective application of the new accounting principle to the financial statements of prior periods unless it is impractical to determine the effect of the change on prior periods. The reporting of a change in accounting principles as a cumulative adjustment to net income in the period of the change permitted under APB No. 20 will no longer be permitted unless it is impractical to determine the effect of the change on prior periods. Corrections of errors in the application of accounting principles will continue to be reported by retroactively restating the affected financial statements. The provisions of SFAS No. 154 will not apply to new accounting standards that contain specific transition provisions. SFAS No. 154 is applicable to accounting changes made in fiscal years beginning on or after December 15, 2005. The early application of SFAS No. 154 is permitted for accounting changes made in fiscal years that began after the issuance of SFAS No. 154. We do not expect that SFAS No. 154 will have a material affect on our consolidated financial statements.

In June 2005, the FASB ratified EITF Issue 05-2, “The Meaning of `Conventional Convertible Debt Instrument’ in EITF No. 00-19, `Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 05-2”), which addresses when a convertible debt instrument should be considered ‘conventional’ for the purpose of applying the guidance in EITF No. 00-19. EITF 05-2 also retained the exemption under EITF No. 00-19 for conventional convertible debt instruments and indicated that convertible preferred stock having a mandatory redemption date may qualify for the exemption provided under EITF No. 00-19 for conventional convertible debt if the instrument’s economic characteristics are more similar to debt than equity. EITF 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005. We have applied the requirements of EITF 05-2 since the required implementation date. The adoption of this pronouncement did not have an impact on our financial position or results of operations or cash flows.

In June 2005, the EITF released EITF Issue No. 05-4 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF No. 05-4”) addresses financial instruments, such as stock purchase warrants, which are accounted for under EITF 00-19 that may be issued at the same time and in contemplation of a registration rights agreement that includes a liquidated damages clause. The consensus for EITF No. 05-4 has not been finalized.

In June 2005, the EITF reached consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements (“EITF 05-6”). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 was effective for periods beginning after June 30, 2005. EITF 05-6 did not have a material affect on our consolidated financial position or results of operations.

In September 2005, the EITF reached a consensus on EITF Issue No. 05-7, “Accounting for Modifications to Conversion Options Embedded In Debt Securities and Related Issues,” (“EITF 05-7”) beginning in the first interim or annual reporting period beginning after December 15, 2005. Early application of this guidance is permitted in periods for which financial statements have not yet been issued. The disclosures required by Statement 154 should be made excluding those disclosures that require the effects of retroactive application. EITF 05-7 did not have material effect on our consolidated financial position.

In September 2005, the FASB ratified the following consensus reached in EITF Issue No. 05-8 “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature”: a) The issuance of convertible debt with a beneficial conversion feature results in a basis difference in applying SFAS No. 109, “Accounting for Income Taxes.” Recognition of such a feature effectively creates a debt instrument and a separate equity instrument for book purposes, whereas the convertible debt is treated entirely as a debt instrument for income tax purposes. b) The resulting basis difference should be deemed a temporary difference because it will result in a taxable amount when the recorded amount of the liability is recovered or settled. c) Recognition of deferred taxes for the temporary difference should be reported as an adjustment to additional paid-in capital. This consensus is effective in the first interim or annual reporting period commencing after December 15, 2005, with early application permitted. The effect of applying the consensus should be accounted for retroactively to all debt instruments containing a beneficial conversion feature that are subject to EITF Issue 00-27,”Application of Issue No. 98-5 to Certain Convertible Debt Instruments” (and thus is applicable to debt instruments converted or extinguished in prior periods but which are still presented in the financial statements). The adoption of this pronouncement is not expected to have a material impact on our consolidated financial statements.

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard 155 - Accounting for Certain Hybrid Financial Instruments (“SFAS 155”), which eliminates the exemption from applying SFAS 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS 155 also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement event. Adoption is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 155 is not expected to have a material effect on our consolidated financial position, results of operations or cash flows.

In March 2006, the FASB issued Statement of Financial Accounting Standard 156 - Accounting for Servicing of Financial Assets (“SFAS 156”), which requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value. SFAS 156 permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. Adoption is required as of the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 156 is not expected to have a material effect on our consolidated financial position, results of operations or cash flows.

BUSINESS

Company Overview

We are a provider of high-end risk mitigation services to Fortune 500 corporations, governmental organizations and high-profile individuals throughout the world. Our risk mitigation services currently include risk management and security, investigations and litigation support, and crisis management and corporate governance. These engagements take our staff around the world and are typically highly sensitive engagements where we interact with senior leaders in both corporations and governments. Our overall mission is to identify, evaluate, assess and prevent issues that may threaten people, organizations or strategic initiatives for companies and governments around the globe.

Our management, staff and advisory boards include security and terrorism experts formerly in the military, former intelligence and law enforcement officers, professional investigators, and legal and crisis communications specialists. We provide services to governments, law firms, private clients and corporations.

We have been awarded “approved” status as a vendor of consulting and related services to United States government agencies by the U.S. General Services Administration (GSA). We are a MOBIS (management, organizational and business improvement services) contractor and members of our staff have high-level security clearances.

Business Services

Investigations and Litigation Support

We believe that the difference between business success and failure is often information. Our investigative team includes highly educated and trained investigators who understand the complexities in uncovering factual circumstances surrounding sensitive investigations. Our specialists have extensive experience providing investigative and business intelligence services to law firms, corporations and individuals, both domestically and abroad.

Our investigators have access to extensive public and proprietary databases and are experienced in developing case facts through on-site interviews and domestic and offshore searches. Our investigators provide reports and intelligence for clients on everything from country risk, unfair trade practices, new markets, political trends, economic forecasts, profiles on competitors and satellite reconnaissance.

We have conducted investigations that impeach witnesses, disprove factual allegations and raise alternative theories of cause. We have investigated judicial corruption, jury tampering, questionable “expert witnesses,” conspiracies to defraud, industrial espionage, potential business investments, recovery of assets, defense against class action suits, trademark infringement, political opposition research and insurance fraud. Asbestos and product liability cases are our specialties and we work with a wide range of clients, especially in the automotive and related industries.

In 2005, we completed 2,560 investigations and litigation support projects with an average size of approximately $2,700 and totaling $6.9 million, accounting for approximately 77% of our revenues. With the acquisition of CBR, investigation projects are typically of a during of less than one week and involve assisting corporations with managing claims risk and supporting corporations and law firms with investigations and litigation support.

Crisis Management and Corporate Governance

We assist governments, corporations and individuals in the development and implementation of crisis management and emergency response plans. Our staff is attuned to regional, national and international political issues and has government and media contacts worldwide. We believe that while public relations firms provide media expertise, they generally do not offer other critical skills, such as our ability to put management, security and communication resources on the ground in an expedited manner.

We have implemented comprehensive security measures nationally at a major corporation targeted by animal rights activists, set up a 24/7 emergency hotline for employees of a large retail organization, conducted searches and rescue missions for kidnapped persons, and collected critical intelligence about foreign bribery efforts that threatened billions of dollars in United States sales.

We work with clients to establish command procedures, train employees, coordinate rescue efforts and keep operations running. Whether dealing with a labor strike, security breach, natural disaster, cyber attack, kidnapping, family crisis, arrest, stolen intellectual property, or school or workplace violence issue, we believe we have the resources that can provide expert assistance.

In 2005, we completed 5 crisis management and corporate governance projects with an average size of more than $250,000 and totaling $1.3 million, accounting for approximately 14% of our revenues.

Risk Management and Security

We help clients solve problems that fall outside the scope of mainstream management resources by providing highly specialized and customized security services. We provide security assessments, executive protection, anti-terrorism training, threat analyses, fraud prevention techniques, special event security, protection from stalkers, private travel management and the design, implementation and management of total security systems.

We have performed risk assessments of corporate headquarters, chemical weapon stockpiles, nuclear installations and reactors, factories, yachts, private aircraft, homes, transportation systems, government facilities, political conventions, sports stadiums and sporting events.

In 2005, we completed 10 risk management and security projects with an average size of nearly $80,000 and totaling $798,000, accounting for approximately 9% of our revenues. Representative risk management and security projects have included conducting threat and vulnerability assessments of Russian facilities containing nuclear materials and conducting site surveys and security assessments for a major corporation facing violent threats and attacks.

Growth Strategy

We seek to build a significant integrated enterprise risk mitigation company. To realize our goal, we are pursuing a set of defined activities to achieve what we hope will be a market-leading industry position.

Leverage our industry relationships to identify complementary platform targets, raise capital, bring in a highly qualified management team and build synergies to execute our vision.

We believe we have a management team and advisory boards in place that can help us execute our vision. We are currently in, or seek to enter into, discussions with several firms in the risk mitigation industry about being acquired. With virtually all the acquisition targets being private concerns, we expect that the negotiations would generally be with owner-operators that will not only bring new services to our company but, also, highly capable management.

Creating a well-known senior advisory board has given our management the experience and reputation beyond management’s own achievements to gain introductions at high levels of government and Fortune 500 companies. We expect the initial platform acquisitions to provide additional relationships with companies and individuals. We intend to make later “bolt-on” product and service acquisitions to help fill in product gaps, create more regional coverage and mass and, in turn, drive our organic revenue growth.

On August 14, 2005, our wholly owned subsidiary, GlobalOptions, acquired CBR, a privately-held nationwide investigations firm based in Nashville, Tennessee. CBR’s revenues and net losses for the year ended December 31, 2004 were approximately $8.8 million and $990,000, respectively. The aggregate purchase price paid for CBR’s assets and business was approximately $5,293,000 subject to certain adjustments through August 13, 2006 to the opening balance working capital, as such purchase price adjustments are defined in the agreement. The aggregate purchase price of approximately $5,293,000 consisted of cash in the amount of $4,363,000 (net of cash acquired of $26,000) and inclusive of a broker fee of $143,000, and a note payable to the seller of $904,000 due August 14, 200    6.

Grow our initial platform and revenues through acquisitions.

We intend to target and acquire what we believe are great companies in the industry with proven management teams and a strategic long-term vision. We expect our platform acquisitions to be geographically diverse and offer solutions in different risk mitigation segments to establish scope and synergies across our family of companies. We expect all acquisitions to have existing clients, revenue, significant channel presence and a high margin core business.

Use synergies across acquired companies to drive internal growth.

We intend for acquired companies to give us a substantial revenue base, a wide array of products and services, geographic reach into almost every country in the world and experienced operators that will complement our current team. Our objective is to sell bundled solutions and services through acquired companies’ channels.

We will use a shared services approach in administrative areas to try to keep indirect costs reasonable and assist us in achieving our profit goals. Areas for inclusion in the shared services will be global marketing, human resources, finance, information technology, mergers and acquisitions, business integration and development, and legal compliance.

Layer on additional targets in emerging high growth areas.

Ultimately, our goal is to build an end-to-end comprehensive risk mitigation business that encompasses consulting and investigations, risk mitigation solutions, services and related data services. Our goal is to be the leading full service investigations firm in all markets where we have a presence.

We expect additional revenue growth to come from technology acquisitions to further drive the data services business and other layered-on acquisitions to further diversify revenue across different geographies.

Acquisition Criteria

With acquired assets being central to our strategic vision, we incorporate specific criteria when evaluating potential targets for acquisition. The criteria are:

•      predictability of value;

•      ease of acquisition or time to completion;

•      ability to ensure management oversight;

•       ease of integration or minimal short-term integration needs;

•      alignment of target’s goals with our goals;

•      expansion of offerings, skills, brand and footprint;

•      short-term and long-term benefit; and

•      minimal capital requirements.

Risk Mitigation Industry and Trends

The security industry has been altered by world events and regulatory changes. We believe that governments, corporations and private families are now thinking about security proactively, and as a result the entire global market has grown to an estimated $120 billion industry, with a projection of $170 billion by 2006.

The risk mitigation market doubled in size from 1990 to 2000 and the market is expected to continue its steady growth and triple in size from 2000 to 2010. The corporate and government focus on a wide array of bundled risk mitigation products and services is expected to drive growth. Kroll Inc. was the giant in the industry, but since it was acquired by insurance broker Marsh & McLennan Cos., we believe it has been unable to engage in certain relationships due to the conflict of being owned by Marsh & McLennan. After the Kroll Inc. acquisition, we believe there is no comprehensive platform provider encompassing solutions and services. ChoicePoint Inc. and First Advantage Corp., the two leading providers of background screening, are concentrating their services on consumer data services. Currently, no established risk mitigation or consulting and investigations company has taken over the industry space formerly occupied by Kroll Inc. There is a significant market opportunity for a global leader. We believe that the growth of major operators will depend on the continued acquisitions of small expert operators.

Risk mitigation, in the past, has been defined as mitigating corporate risk and exposure post-incident. Risk mitigation firms were brought in to assess damage once a serious event, loss or breach in security had occurred. Engagements were typically non-recurring in nature and usually involved a consultant working with the company to assist in the reactive initiatives, and some high-level analysis to reduce loss once an incident had occurred. Today, risk mitigation encompasses an array of products and services focused on not just reacting to critical events, but on a proactive basis evaluating, identifying, quantifying and managing elements of risk. Risk mitigation has evolved as companies and governments are faced with a variety of new, diverse elements of risk including terrorism, litigation, fraud, compliance, business continuity, brand protection, cyber attacks, industrial espionage and regulatory issues. The evolution of the industry has been a clear departure from a reactive consultative or investigative approach to a proactive effort that not only identifies risk, but provides clients with useable information that can help them make critical business decisions.

Our experience in the risk mitigation industry is one that is built on the relationship between the client and the risk mitigation firm. The business is intensely personal because of the highly confidential nature of the engagements and the potential damage to brand, reputation, competitive position and overall market perception. As a result, the industry is extremely fragmented. As smaller firms attempt to expand to meet the needs of global clients, a lack of capital resources forces partnering and sub-contractual relationships that hinder their ability to control costs and provide continuity of service to a global market. A risk mitigation firm and its principal employees have a limited geographic reach and personal network from which to draw engagements. The critical aspect of the business and fundamental means to drive organic growth is the ability to establish and monetize these strategic relationships. The most profitable businesses recognized the opportunity to introduce proactive services and diversification to evolve the business and create an annuity-based business positioned to not only capture the reactive engagements, but to proactively sell products and solutions to new and existing clients.

Market Opportunity

According to the Lehman Brothers Security Industry Annual Report 2004, the risk mitigation market doubled in size from 1990 to 2000. We believe that the drivers of increased risk mitigation spending (due to events such as global terrorism and the enactment of the Sarbanes-Oxley Act) are likely to continue into the foreseeable future. Morgan Keegan & Company estimates 11% growth per year in this market through 2010. We believe that segments of risk mitigation on both the product and services side are still fragmented and ripe for consolidation with no clear market leader or dominant brand.

We intend to grow through a series of acquisitions that we believe will deliver revenue, capabilities, products and services designed to meet the demand for the management and assessment of risk. Our vision is to build, through acquisition and new product development, a significant risk mitigation solutions business and brand in the $14 billion dollar risk mitigation industry.

Because of the personal and sensitive nature of risk mitigation and investigative engagements, we believe that the ability to provide services and retain clients is driven largely by reputation and personal relationships. Under the leadership of Harvey W. Schiller, our Chairman and Chief Executive Officer, and Neil C. Livingstone, Chief Executive Officer of GlobalOptions, our team provides not only vision, management and leadership, but relationships with leaders in both corporate and government markets. We believe we have the relationships to bring in high-margin, well-known clients, while our operational experience allows for execution of these sensitive and critical engagements. Once these projects are completed, there are a variety of annuity-based, long-term products and services that can be combined into a comprehensive suite of high-margin solutions to evolve the business into a more profitable and recurring revenue product-based business.

Other trends in the industry include the following:

•	The risk mitigation market has grown from $3.5 billion in 1990 to approximately $14 billion in 2005. Analysts at Lehman Brothers estimate the market will grow to $20 billion by 2010.

•	Employment of private investigators and detectives is expected to grow 21% to 35% by 2008, according to the Security Industry Association.

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Terrorism, corporate scandals and security costs are likely to cause corporations and governments to focus on risk mitigation and deploy additional resources to comply with a variety of regulatory and legislative mandates.

•	The increase of awareness and frequency of risks facing an individual, corporation or government have moved risk mitigation to a strategic initiative touching every aspect of an organization.

•	In the United States, there are over 7,000 private investigations firms and 96% of firms are single-location companies, according to the Lehman Brothers Security Industry Annual Report 2004.

•	Traditional leaders in the space have been acquired or evolved their business model, leaving what we believe to be a service gap. For example:

-	Pinkerton Consulting & Investigations, Inc. migrated to security officer services (acquired by Securitas AB) and United States investigations focused on government services;

-	The Wackenhut Corporation migrated to security officer services (acquired by Group 4 Falck); and

-	Vance International, Inc. migrated to security officer services (acquired by SPX Corporation).

•
Large regional companies have emerged and are servicing national and global accounts through loose partnerships, sub-contracts and revenue-sharing relationships. We believe that these structures are inefficient and lack the continuity and reliable service necessary for a national or global delivery model.

Changes in world events and regulatory compliance have brought renewed attention to the security industry. As a result of corporate scandals, increasing litigation costs and geo-political events, we believe that risk mitigation has become critical for corporations, governments, law firms and individuals. These target groups are now focusing on their security arrangements in a proactive manner. As corporate officers, board members and their attorneys are forced to successfully follow regulations and meet required compliance steps, we are available to provide the necessary guidance. As private families, celebrities and executives focus on their security issues, we are available to assist them.

Ultimately, our strategic vision is to build the first truly integrated enterprise risk mitigation company by selectively acquiring great companies in the industry with proven management teams and a strategic long-term vision. We expect platform acquisitions to be geographically diverse and offer solutions in different risk mitigation segments of the market to gain synergies. We expect targets to have a combination of existing clients, revenue, a significant market presence and/or a high margin core business that will enhance and expand our share of the risk mitigation market. However, no reasonable assurance can be given that any of these acquisition targets will actually be acquired by us or that such acquisitions, if made, will lead to the desired financial outcomes.

Emerging Markets

Navigating poorly the maze of regulatory compliance in today’s highly charged environment can result in potential derailment for a company. As corporate officers and board members face substantial fines and imprisonments, the rest of a company’s executives also face many hazards. Whether the compliance issue involves the Gramm-Leach-Bliley Act (GLBA), the USA Patriot Act, the Federal Information Security Act (FISMA), the Health Insurance Portability and Accountability Act (HIPAA) or the Sarbanes-Oxley Act of 2002, we believe that the need for industry experts to help organizations manage the government requirements is significant.

The total market potential for regulatory compliance is seen as well over $50 billion in the United States alone, according to the Manakoa Journal (January 2005).

•	FISMA impacts all federal agencies and government contractors.

•	GLBA impacts financial institutions and anyone dealing with non-public financial information.

•	HIPAA has significant information technology management and privacy provisions.

•	The Sarbanes-Oxley Act impacts all public companies with major reform provisions on reporting, controls and corporate governance.

Sales and Marketing

Our sales and marketing strategy is to maintain and expand our reputation and track record, the quality of the services we deliver and the skills and character of the people we deploy on client engagements. In doing so, we hope to provide the high level of investigative, litigation support, crisis management, risk management and protective services demanded by our clients.

Our business is intensely personal because of the highly confidential nature of the engagements and the potential damage to brand, reputation, competitive position and overall market perception. The ability to provide services and retain clients is driven largely by reputation and personal relationships. Our management, staff and advisory boards include security and terrorism experts formerly from the military, former intelligence and law enforcement officers, professional investigators, and legal and crisis communications specialists who bring to bear relationships with leaders in both the corporate and government markets.

These relationships give us the opportunity to bring in high-margin, well-known clients, and our operational experience allows us to successfully complete these sensitive and often critical engagements. The success of this strategy is demonstrated by the repeat nature of our business with established clients. New opportunities typically arise from the ongoing relationships that our management personnel have with their client counterparts. As high-level client personnel move to different companies or agencies, they often call upon experienced service providers like us in their new environment.

Ultimately, our marketing effectiveness will be based upon a successful track record, experienced personnel, critical mass and highly regarded reputation, which we believe will be enhanced and broadened by a well conceived and implemented acquisition strategy.

Procurement of Government Contracts

We compete for most of our government contracts by developing strategic contacts with the leaders of government agencies. The strategic contacts allow government agencies to seek us out for a confidential assignment. The background and experience of our management and advisory boards bring instant credibility to our government efforts. Due to the sensitive nature of our services, most government contracts and projects are won as sole source bids, as opposed to an open RFP (Requests for Proposal) process. We are a MOBIS (management, organizational and business improvement services) contractor and are “pre-approved” for government work. If a government agency has a project that they know we are qualified for based on previous experience, the agency may come directly to us. These are generally smaller projects (under $100,000), and many times we are a layer in a series of sub-contractors.

Weekly, a member of our staff reviews the government RFP’s posted on the website FedBizOpps.gov. Based on our experience, our response to an RFP generally requires us to select partners and to submit a proposal based on combined subject matter expertise. Proposals can be 40 to 100 pages in length and require a significant amount of time to prepare. The RFP submission process is quite complex, open to all interested providers and tends to generate a low success rate.

Sub-Contractors and Joint Ventures

The risk management industry uses sub-contractors for each project or case on an “as needed basis” domestically and may engage in joint ventures internationally depending upon case requirements. Currently, we employ approximately 35 sub-contractors on a regular basis. We intend to actively pursue our acquisition strategy to obtain the necessary footprint, products and personnel to reduce our dependency on sub-contractors, thus increasing gross margins.

Competition

Risk mitigation providers encompass an array of products and services focused on not just reacting to critical events, but on a proactive basis evaluating, identifying, quantifying and managing elements of risk. Our risk mitigation competitors and their areas of emphasis are described according to the following key:

(Key: A - Investigations and Litigation Support; B - Crisis Management and Corporate Governance; and C - Risk Management and Security)

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Kroll Inc. was acquired by insurance broker Marsh & McLennan Cos. in July 2004. This global risk-consulting and security firm provided risk mitigation services that conducted operations through four business units: security consulting services, background screening, data recovery and electronic discovery, and corporate restructurings. Kroll Inc.’s background screening annual revenues were running at approximately $175 million in early 2004, including mortgage, tenant and pre-employment screening. (A)

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ChoicePoint Inc. is the leading provider of public background screening, the leading provider of database information to the automobile insurance industry and the leading provider of commercial pre-employment and drug testing screening. It services about 20% of the pre-employment screening market. (A)

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Control Risks Group Limited, out of the United Kingdom, has grown fast over the last two years in response to terrorism and corporate demand for security, employee fraud and brand protection services. Its annual revenues are estimated to be in the $50 million to $60 million range. (B, C)

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First Advantage Corp. is a smaller employment background screening company that has grown rapidly through acquisitions since its formation by merging a division of First American Corp. with US Search.com Inc. in June 2003. Through acquisitions, First Advantage Corp. has evolved into a $250 million provider of a wide range of screening and investigative services. It is the leading tenant-screening company and has significant businesses in pre-employment, insurance, drug testing and investigative services for insurance fraud. (A)

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Hill & Associates, a Hong Kong-based company, is a predominantly Far East operation in the investigations, intelligence and consulting area. Its annual revenues are estimated at roughly $20 million. (A, C)

•
Toribos GmbH is a Hamburg-based firm with offices in Europe, Africa, the Middle East, Asia and North and South America that specializes in investigations, crisis management and private security. (A, B, C)

•	Olive Security (UK) Ltd is a London and Dubai-based firm with a strong presence in the Middle East that specializes in risk consulting and security over a variety of platforms. (C)

•
Other competitors include ArmorGroup International plc, national and international consulting firms such as FTI Consulting, Inc., Securitas AB Subsidiary, Pinkerton Consulting & Investigations, Inc., Alvarez & Marsal, LLC, AlixPartners LLC, Crossroads LLC and Applied Discovery, Inc.,

Government Regulation

Due to our participation in government contracts, we will be subject to audit from time to time for our compliance with government regulations by various agencies. Governmental agencies may also periodically conduct inquiries or investigations that may cover a broad range of our activity. Investigator licenses are needed domestically, while surveillance as well as investigator licenses are generally regulated on a state and local level. We believe that we operate our business in material compliance with all applicable federal, state and local government regulations.

Employees

As of May 5, 2006, we had 153 full-time and 16 part-time employees, including new employees from the acquisitions of CBR and JLWA. We enjoy good employee relations. None of our employees are members of any labor union, and we are not a party to any collective bargaining agreement.

Facilities

Until the acquisitions of CBR and JLWA on August 14, 2005 and March 10, 2006, respectively, we were primarily located in two leased facilities. Our operating base located at 1615 L Street, N.W., Suite 300, Washington, D.C. 20036, is comprised of 11,671 square feet leased at a cost of $40,000 per month. Our telephone number there is (202) 293-2490. Our administrative headquarters are located at 75 Rockefeller Plaza, 27th Floor, New York, NY 10019, and is comprised of approximately 1,800 square feet leased at a cost of $6,450 per month. Our telephone number there is (212) 445-6262.

Through the acquisitions of CBR, GlobalOptions assumed the lease to 40 Burton Hills Blvd., Suite 410, Nashville, TN 37215, which is comprised of approximately 1,827 square feet at a cost of $3,654 per month. In addition, GlobalOptions assumed the leases to CBR’s branch offices in California, Texas, New Jersey, Illinois, Florida and Michigan.

Through the acquisition of JWLA, GlobalOptions assumed the lease to 701 13th Street NW, Suite 850, Washington, DC 20005, which is comprised of 6,398 square feet at a cost of $27,722 per month. In addition, GlobalOptions assumed the leases to JWLA’s branch offices in Atlanta, Chicago, Little Rock and Sacramento.

We have no current intention to invest in real estate. We have no intention to invest in real estate mortgages. We may purchase the common stock of companies, as a means of acquisition, but have no intent to passively hold or invest in the common stock of companies.

Litigation

We are not a party to any pending or threatened litigation.

MANAGEMENT

Directors, Executive Officers and Key Employees

The following table sets forth information regarding the members of our board of directors and our executive officers. Harvey W. Schiller, Ph.D., Per-Olof Lööf, Daniel L. Burstein and Ronald M. Starr became directors and officers on June 24, 2005. John P. Bujouves was subsequently appointed to the board of directors on June 27, 2005. All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

Name	Age	Position

Harvey W. Schiller, Ph.D.	66	Chairman of the Board of Directors and Chief Executive Officer

Per-Olof Lööf	55	Vice Chairman of the Board of Directors

Jeffrey O. Nyweide	50	Chief Financial Officer, Executive Vice President-Corporate Development and Secretary

Daniel L. Burstein	52	Director

Ronald M. Starr	36	Chairman of the Audit Committee and Director

John P. Bujouves	43	Director

Neil C. Livingstone, Ph.D.	59	Chief Executive Officer and Secretary of GlobalOptions, Inc.

Thomas P. Ondeck	59	President of GlobalOptions, Inc.

Halsey Fischer	57	President of Investigations of GlobalOptions, Inc.

James Lee Witt	62	Chief Executive Officer of the GlobalOptions/James Lee Witt Division

The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and officers are as follows:

Harvey W. Schiller, Ph.D., had been Chairman of the Board of Directors of privately-held GlobalOptions since February 2004, and became our Chairman and Chief Executive Officer on June 24, 2005. Mr. Schiller oversees our New York office with a focus on our strategy and new business development. Prior to joining GlobalOptions, Dr. Schiller served as Chairman of Assante U.S. from 2002 to 2004. Prior to joining Assante, he was Chairman and Chief Executive Officer of YankeeNets from 1999 to 2002. His previous experience includes President of Turner Sports, Inc., Executive Director and Secretary General of the United States Olympic Committee and Commissioner of the Southeastern Conference. Prior to joining the United States Olympic Committee, Dr. Schiller served for more than 25 years in the United States Air Force, achieving the rank of Brigadier General. Dr. Schiller is a partner in The QuanStar Group, LLC, a management consulting firm in New York.

Per-Olof Lööf had been Vice Chairman of the Board of Directors of privately-held GlobalOptions since August 2004, and became our Vice Chairman on June 24, 2005. Mr. Lööf has been the Chief Executive Officer and a Director of Kemet Corporation, a standardized-components supplier in Greenville, South Carolina since April 2005. Prior to joining Kemet, Mr. Lööf was Managing Partner of the QuanStar Group from 2003 to 2004. Mr. Lööf has significant experience in acquisition integration efforts through past positions at Sensormatic Electronics Corporation, where he was President and Chief Executive Officer from 1999 until its acquisition by Tyco International, Ltd. in 2003. Prior to Sensormatic, Mr. Lööf was Senior Vice President at NCR Corporation and Chief Executive Officer of AT&T ISTEL. He also worked for twelve years at Digital Equipment Corporation as Vice President of Sales and Marketing.

Jeffrey O. Nyweide had been Chief Financial Officer and Executive Vice President-Corporate Development of privately-held GlobalOptions since April 2003, and became our Chief Financial Officer, Executive Vice President-Corporate Development and Secretary on June 24, 2005. Mr. Nyweide has been a successful entrepreneur and executive for the past 20 years. Mr. Nyweide has also been a Venture Partner with Millennium Technology Ventures, L.P., a New York-based venture capital firm since 2001. From 1987 to 2000, he co-founded and then grew Dataware Technologies, Inc., a software and services company, as Director, President and Chief Operating Officer and took the company public. In 1995, he helped found Northern Light Technology LLC. Mr. Nyweide has significant experience in mergers and acquisitions, finance, and operations as well as with establishing international business in Europe and Asia from prior experience as a founder and managing director of Quantum Management in Greenwich, Connecticut and Munich, Germany. In this role he worked with European and United States investment banks and corporations developing merger and acquisition strategies as well as strategic alliances. His previous experience in the services and solutions business also includes sales, marketing and operating experience as an executive with The Service Bureau Company, a subsidiary of Control Data Corporation, in Chicago, Atlanta and Greenwich.

Daniel L. Burstein had been a director of privately-held GlobalOptions since November 1998, and became a member of our Board of Directors on June 24, 2005. Since January 2000, Mr. Burstein has served as the Managing Partner of Millennium Technology Ventures Advisors, LLC, the general partner of Millennium Technology Ventures, L.P., a venture capital fund currently focused on late stage and post-public technology investments. Prior to founding Millennium, Mr. Burstein served as Chief Investment Officer for PS Capital Holdings, L.P. and PS Capital Ventures, L.P., the predecessor funds of Millennium. From 1989 to March 2000, Mr. Burstein served as senior advisor at The Blackstone Group, a private merchant bank. Mr. Burstein is the author of five books on new technology trends and global economic issues, including Road Warriors, a 1995 book about the birth of digital media and the Internet. Mr. Burstein has been a forum fellow at the World Economic Forum in Davos and has been honored many times for his books and journalistic work, including awards from the Overseas Press Club and Sigma Delta Chi. He is also the creator of the “Secrets” series of books which have sold over two million copies in more than twenty languages worldwide.

Ronald M. Starr had been a director of privately-held GlobalOptions since November 1998, and became a member of our Board of Directors on June 24, 2005 and has been appointed as chairman of the audit committee as of November 2, 2005. Mr. Starr is a Managing Director at Starr & Company, LLC, an accounting and business management firm for high net worth individuals. He has been with the firm since 1996. Mr. Starr was a General Partner of Millennium Technology Ventures, L.P. a venture capital fund focusing on technology and Internet-related companies from 1999 to 2001, and has been the Chief Financial Officer and General Counsel of the venture capital funds PS Capital Holdings, L.P. and PS Capital Ventures, L.P., where his duties included negotiating and structuring the funds’ venture capital investments, since 1996. Prior to working at Millennium Technology Ventures, PS Capital and Starr & Company, Mr. Starr was an attorney in the tax department at Proskauer Rose LLP, a New York City law firm.

John P. Bujouves became a member of our Board of Directors on June 27, 2005. Mr. Bujouves has been the President of Bayshore Asset Management Inc. since 2003 and the Chief Executive Officer of Integris Funds Limited, a Cayman Islands based mutual fund company since 1999. Mr. Bujouves has served as a director of Nationwide Credit Inc., one of the ten largest account receivable companies in the United States, since 2003. He also serves as Chairman of Globacor Capital Inc., a Canadian private equity investment firm, Bayshore Bank & Trust Corp., one of Barbados’ largest private banks, and the Ontario Arthritis Society. Mr. Bujouves’ past experiences include directing CIBC’s International Private Banking group in Canada, where he provided leadership and technical expertise to a professional consulting group on the uses of international banking and trust services. Prior to that, as Managing Partner for Royal Trust International, Mr. Bujouves launched Royal Trust Corporation’s first two locations in the United States.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Three of our five directors are considered “independent” under the SEC’s new independence standards. Officers are elected annually by the board of directors and serve at the discretion of the board.

There are no family relationships among our directors and executive officers. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it. No director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No director or officer has been found by a court to have violated a federal or state securities or commodities law.

None of our directors or executive officers or their respective immediate family members or affiliates is indebted to us. As of the date of this prospectus, there is no material proceeding to which any of our directors, executive officers or affiliates is a party or has a material interest adverse to us.

Officers of Our Subsidiary

Neil C. Livingstone has been Chief Executive Officer of GlobalOptions, Inc. since November 1998. Dr. Livingstone has spent more than two decades advising clients regarding a wide array of difficult and complex problems ranging from the prevention of industrial espionage to conducting internal investigations, suppressing the theft of intellectual property, advising corporations on political and economic risks, protecting corporate leaders and celebrities, and recovering hostages and kidnap victims. He is a familiar face on the nation’s newscasts as a commentator on terrorism, intelligence, and other national security issues. A veteran of more than 1,000 television appearances and the author of nine books on terrorism, Dr. Livingstone has delivered nearly 500 major addresses, both in the United States and abroad, including appearances before the Congress of the United States.

Thomas P. Ondeck has been President of GlobalOptions, Inc. since January 1999, where he heads multi-disciplinary crisis management teams comprised of investigatory, legal, government relation and public relations experts. He has dealt with national and international crises, including assisting companies besieged by activist and hate groups, plaintiffs’ product liability litigation campaigns, the financial impact of violence in Southeast Asia, threats against multinational businesses by organized criminal elements in the former Soviet Union, extortive litigation involving misuse of the United States civil RICO statute by business competitors and asset looting in Latin America. Mr. Ondeck also heads our investigations and business intelligence practice areas. He supervises our litigation support investigations for law firms. In so doing, Mr. Ondeck’s substantial experience as a litigator enables him to quickly reach the core of clients’ investigative needs, and ensure that their needs are fully met. Mr. Ondeck also spearheads our investigative services for corporations, including due diligence investigations in connection with corporate acquisitions, and internal corporate investigations into potential theft of assets, identity misrepresentation and fraud. Mr. Ondeck was previously a partner in two international law firms and served in the White House as an aide to former President Richard M. Nixon.

Halsey Fischer became the President of Investigations of GlobalOptions, Inc. upon its acquisition of the assets and business of CBR on August 14, 2005. Mr. Fischer oversees GlobalOptions’ national investigations practice. Mr. Fischer served as the President and Chief Executive Officer of CBR from its founding in 1998 up until its acquisition by GlobalOptions. During his tenure at CBR, Mr. Fischer built an investigations firm with eight offices services in the United States through acquisitions and organic growth. Under Mr. Halsey’s leadership, CBR developed a state of the art internet case management system for use by remote offices and its clients. Prior to forming CBR, Mr. Fischer was Senior Vice President, U.S. Investigations for Pinkerton Consulting and Investigations, Inc., since acquired by Securitas AB, and was responsible for each of its 28 profit centers across the United States. Mr. Fischer made substantial improvements to the Pinkerton unit’s performance during his leadership. Prior to Pinkerton, Mr. Fischer was Group President of Security Consulting and Investigations for Business Risks International, the predecessor to Pinkerton’s investigations unit. Under Mr. Fischer’s leadership, the company made and fully integrated two new companies through acquisition and improved its overall operating performance.

James Lee Witt became the Chief Executive Officer of the GlobalOptions/James Lee Witt Division upon its acquisition of the assets and business of JLWA on March 10, 2006. As the Chairman and Chief Executive Officer of JLWA from 2002 until its acquisition in 2006, Mr. Witt provided consulting and crisis management services to state and local governments, educational institutions, the international community and corporations. In 2003, Mr. Witt became the Chief Executive Officer of the International Code Council, a 50,000 member association dedicated to building safety that develops the codes used to construct residential and commercial buildings, including homes and schools. James Lee Witt has over 25 years of disaster management experience, culminating in his appointment as the Director of the Federal Emergency Management Agency, where he served from 1993-2001. Mr. Witt was appointed by President Clinton and confirmed by the U.S. Senate as Director of the Federal Emergency Management Agency in April 1993. In February 1996, President Clinton elevated Mr. Witt to cabinet status - a first for a FEMA Director. As FEMA Director, Mr. Witt coordinated federal disaster relief on behalf of President Clinton, including the response and recovery activities of 28 federal agencies and departments, the American Red Cross and other voluntary agencies. He also oversaw the National Flood Insurance Program, the U.S. Fire Administration and other pro-active mitigation activities that reduce loss of life and property from all types of hazards. Mr. Witt directed 2,500 employees located in Washington, D.C. and 10 regional offices. Mr. Witt’s professional career includes the formation of Witt Construction, a commercial and residential construction company. After 12 years as a successful businessman and community leader, he was elected County Judge for Yell County, serving as the chief elected official for the county, with judicial responsibilities for county and juvenile court. At age 34, he was the youngest elected official in Arkansas, and was later honored for his accomplishments by the National Association of Counties. After being re-elected six times to the position, Mr. Witt was tapped by then-Governor Bill Clinton to assume leadership of the Arkansas Office of Emergency Services (OES). He served as the Director of the Arkansas OES for four years.

Advisory Boards

In addition to our management team, we utilize a group of advisors to provide assistance with corporate and governmental contacts, as well as business development. Our senior advisory board and business advisory board are expected to meet with both management and the Board of Directors at least four times a year.

Our current senior advisory board includes the following individuals:

Frances J. Cook, former Ambassador to Burundi in 1980 and the youngest career officer ever to occupy that position; former Ambassador to Cameroon; former Ambassador to the Sultanate of Oman and the first female Ambassador from any country in the Arabian Gulf; former Deputy Assistant Secretary of State for Refugee Programs (1986); and former Deputy Assistant Secretary of State for Political-Military Affairs (1993). She currently serves as an international business consultant in Washington, D.C.

Admiral William Crowe, former United States Ambassador to the United Kingdom; former Commander of the United States Naval Forces in the Persian Gulf; former Commander of NATO (North Atlantic Treaty Organization) forces in Southern Europe; and President Reagan’s Chairman of the Joint Chiefs of Staff and Chairman of the President’s Foreign Intelligence Advisory Board.

Sir Richard Needham, former United Kingdom Minister for Trade and Industry; former Minister in Northern Ireland for Health and Social Security, Transport, Energy, Employment, Trade & Industry, and Environment; former Member of Parliament for Chippenham. Sir Richard Needham is now involved in a number of businesses, including as Deputy Chairman of Dyson Appliances Ltd. He is the author of “Honorable Member” and “Battling for Peace.”

Honorable William S. Sessions, former Director of the Federal Bureau of Investigation; former Chief of the Government Operations Section of the Department of Justice; and former United States Attorney for the Western District of Texas. Currently serves on the Texas Anti-Crime and Homeland Security Task Force.

Rodney Slater, former United States Secretary of Transportation; former head of the Federal Highway Administration; former Director of Government Relations at Arkansas State University; former Executive Assistant for Economic and Community Programs for then-Governor Bill Clinton; former Governor’s Special Assistant for Community and Minority Affairs; former Assistant Attorney General-Litigation Division of the Arkansas State Attorney General’s Office; and former chairman of the Arkansas State Highway Commission. Mr. Slater joined the law firm Patton Boggs LLP in 2001 as a partner in its public policy practice group, and head of its transportation practice group in Washington, D.C.

Honorable William H. Webster, former Director of the Central Intelligence Agency (1987-91); former Director of the Federal Bureau of Investigation (1978-87); former United States Attorney for the Eastern District of Missouri; former member of the Missouri Board of Law Examiners; former judge of the United States District Court for the Eastern District of Missouri; and former judge of the United States Court of Appeals for the Eighth Circuit. Judge Webster was awarded the Presidential Medal of Freedom and the National Security Medal.

Honorable R. James Woolsey, former Director of the Central Intelligence Agency (1993-95); former member of the National Commission on Terrorism; former Undersecretary of the Navy; and former General Counsel to the United States Senate Committee on Armed Services.

Our current business advisory board includes the following individuals:

Arnold Burns, former Associate and Deputy Attorney General in the United States Department of Justice. Mr. Burns is the Chairman of The QuanStar Group, LLC.

Sanford Climan, Managing Director of Entertainment Media Ventures LLC.

Andrew J. Kaslow, former human resource executive with Vivendi Universal, Time Warner, Becton Dickinson, PepsiCo, TRW, Eaton and Entergy. Mr. Kaslow is a partner in the QuanStar Group, LLC.

Elliott H. Cole, Partner, Patton Boggs LLP, a Washington D.C. law firm; trustee of Boston University.

Board Committees

Our board of directors has three standing committees to assist it with its responsibilities. These committees are described below.

The Audit Committee, which is comprised solely of directors who satisfy the SEC audit committee membership requirements, is governed by a board-approved charter that contains, among other things, the committee’s membership requirements and responsibilities. The audit committee oversees our accounting, financial reporting process, internal controls and audits, and consults with management, the internal auditors and the independent registered public accounting firm (the “independent auditors”) on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the audit committee appoints, evaluates and retains our independent auditors. It maintains direct responsibility for the compensation, termination and oversight of our independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The committee also monitors compliance with our policies on ethical business practices and reports on these items to the board. The audit committee has established policies and procedures for the pre-approval of all services provided by the independent auditors. Our audit committee is comprised of Messrs. Starr, Bujouves and Burstein, and Mr. Starr is the chairman of the committee.

The board has determined that Mr. Ronald M. Starr, who currently is a member of the board of directors and chairman of the audit committee, is the audit committee financial expert, as defined under the Securities Exchange Act of 1934, as amended. The board made a qualitative assessment of Mr. Starr’s level of knowledge and experience based on a number of factors, including his formal education and experience as CPA and Attorney for more than 15 years.

The Compensation Committee, which is comprised solely of independent directors, determines all compensation for our chief executive officer; reviews and approves corporate goals relevant to the compensation of our chief executive officer and evaluates our chief executive officer’s performance in light of those goals and objectives; reviews and approves objectives relevant to other executive officer compensation; reviews and approves the compensation of other executive officers in accordance with those objectives; administers our stock option plans; approves severance arrangements and other applicable agreements for executive officers; and consults generally with management on matters concerning executive compensation and on pension, savings and welfare benefit plans where board or stockholder action is contemplated with respect to the adoption of or amendments to such plans. The committee makes recommendations on organization, succession, the election of officers, consultantships and similar matters where board approval is required. Our compensation committee is comprised of Messrs. Burstein, Starr and Lööf, and Mr. Burstein is the chairman of the committee.

The Nominating Committee, considers and makes recommendations on matters related to the practices, policies and procedures of the board and takes a leadership role in shaping our corporate governance. As part of its duties, the committee assesses the size, structure and composition of the board and board committees, coordinates evaluation of board performance and reviews board compensation. The committee also acts as a screening and nominating committee for candidates considered for election to the board. In this capacity it concerns itself with the composition of the board with respect to depth of experience, balance of professional interests, required expertise and other factors. The committee evaluates prospective nominees identified on its own initiative or referred to it by other board members, management, stockholders or external sources and all self-nominated candidates. The committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other board members, management and search companies. Our nominating committee is comprised of Messrs. Lööf and Bujouves and Dr. Schiller. Dr. Schiller is the chairman of the committee.

Director Compensation

A compensation plan for our board of directors for the fiscal years 2005 and 2006 (the “Directors Plan”) has been established.

Following the Directors Plan, each member of our board of directors will receive an annual stock option grant for attending board meetings and serving on and chairing board committees. All stock options will be exercisable at the then prevailing market price on the date of grant. No other fees will be paid to members of our board. Before June 24, 2005, our directors were not compensated for their services as directors.

On November 18, 2005, we granted options to purchase a total of 272,500 shares of our common stock to the independent members of our board of directors. These options were granted at an exercise price based upon the closing price of the common stock on the date of grant, have a term of five years and vest in equal installments at December 31, 2005, March 31, 2006 and June 30, 2006.

Executive Compensation

The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by our chief executive officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods.

Summary Compensation Table

		Annual Compensation		Long-term Compensation
				Awards	Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)

Harvey W. Schiller, Ph.D.	2005	199,992	—	1,000,000	—	100,000
Chairman and Chief Executive Officer(1)	2004	180,762	—	1,176,471	—	—
	2003	—	—	—	—	—

Neil C. Livingstone, Ph.D.	2005	257,478		—
Chief Executive Officer(2)	2004	268,133	50,000	235,294	—	—
	2003	283,267	175,000	—	—	—

Thomas P. Ondeck	2005	231,141	75,000	—		—
President(3)	2004	243,075	50,000	235,294	—	—
	2003	263,016	150,000	—	—	—

Jeffrey O. Nyweide	2005	300,000	—	500,000	—	—
Chief Financial Officer and Executive	2004	300,000	—	14,706	—	—
Vice President	2003	225,000	—	—	—	—

Halsey Fischer Sr.(4)	2005	76,923	—	375,000	—	—

(1) Dr. Schiller was appointed Chairman and Chief Executive Officer of GlobalOptions Group, Inc. on June 24, 2005.

(2) Dr. Livingstone is the Chief Executive Officer and Secretary of GlobalOptions, Inc.

(3) Mr. Ondeck is the President of GlobalOptions, Inc.

(4) Mr. Fischer is the President of Investigations of GlobalOptions, Inc.

Options/SAR Grants and Fiscal Year End Option Exercises and Values

In April 2004, the board of directors and stockholders of Creative Solutions adopted and approved the 2004 Non-Statutory Stock Option Plan (the “2004 Plan”). However, no options have been issued or are outstanding under the 2004 Plan as of April 27, 2006, nor does our management intend to grant any options under the 2004 Plan.

The 2005 Stock Option Plan (the “2005 Plan”) was adopted as of August 5, 2005. At the time of the reverse merger, our wholly-owned subsidiary GlobalOptions had outstanding stock options to purchase 4,450,721 shares of GlobalOptions’ common stock, which became stock options to purchase 2,618,071 shares of common stock of GlobalOptions Group after giving effect to the merger exchange ratio. We are in the process of assuming all of the options to purchase 2,618,071 shares of common stock under the 2005 Plan. During November 2005, March 2006 and April 2006, we granted options to purchase 2,374,695, 222,222 and 123,000 shares of our common stock, respectively.

Employment and Consulting Agreements

Prior to the closing of the merger, our wholly-owned subsidiary GlobalOptions had employment agreements with Harvey W. Schiller, Ph.D., its executive Chairman of the Board, Neil C. Livingstone, Ph.D., its Chief Executive Officer, and Thomas P. Ondeck, its President. Following the closing of the reverse merger, we assumed Dr. Schiller’s employment agreement. Following the closing of the reverse merger, Dr. Livingstone and Mr. Ondeck continued in their current positions with GlobalOptions.

Dr. Schiller entered into an employment agreement with GlobalOptions in January 2004, which extends through January 2007, subject to automatic one-year extensions unless either party provides notice to the other party of its intention not to renew the agreement. The employment agreement provides that Dr. Schiller will devote a substantial amount of his business time to the business of GlobalOptions. The employment agreement provides for an annual base salary of $200,000 with annual merit increases to be determined by the Compensation Committee of the Board of Directors, and an annual bonus of at least four times his base salary, payable in cash, equity or a combination thereof, as determined by the Compensation Committee of the Board of Directors based on mutually-agreed objectives established at the beginning of each annual period. In the event of death or disability, Dr. Schiller (or his estate) will be entitled to salary and pro rata bonus until termination, and 90 days from termination to exercise vested options; unvested options will be forfeited. If terminated for cause, Dr. Schiller will forfeit all unexercised options. In the event Dr. Schiller terminates for good reason or the employment agreement is terminated without cause, 50% of his unvested stock options will vest and all vested options will remain exercisable for a period of 90 days from termination. The employment agreement contains non-compete and non-solicitation provisions for 12 months following termination, as well confidentiality provisions. In the event of a change of control of the company, the employment agreement provides for the vesting of all unvested options.

Dr. Schiller’s employment agreement was assigned to us effective as of June 27, 2005. With the successful consummation of the merger, we have agreed to assume all of GlobalOptions’ rights and responsibilities under the employment agreement. Pursuant to the assignment, the following modifications, among others, were made to the employment agreement: (i) Dr. Schiller’s salary was increased to the annual rate of $300,000 retroactive to January 1, 2005, (ii) all 2,010,500 of Dr. Schiller’s stock options in GlobalOptions (1,182,647 options in our company post-merger) were confirmed to vest immediately upon the consummation of the reverse merger, (iii) Dr. Schiller agreed to forego receiving any 2005 annual bonus that he is entitled to under the employment agreement, and (iv) we and Dr. Schiller agree to negotiate in good faith bonus arrangements after December 31, 2005.

Dr. Livingstone and Mr. Ondeck entered into employment agreements in January 2002, which extend through January 2007, subject to automatic one-year extensions unless either party provides notice to the other party of its intention not to renew the agreement. Dr. Livingstone and Mr. Ondeck serve as Chief Executive Officer and President, respectively, of GlobalOptions and perform such other duties and responsibilities as the Board of Directors may assign, and will devote their full business time to GlobalOptions. The employment agreements provide for annual base salaries of $260,000 and $250,000 for Dr. Livingstone and Mr. Ondeck, respectively, and annual bonuses based on goals mutually established with the Compensation Committee of the Board of Directors. Under the employment agreements, GlobalOptions maintains “key-man” life insurance policies on the lives of each executive with a face amount of $500,000. The employment agreements may be terminated for cause by GlobalOptions, upon the death or disability of the executive, or upon 30-days’ notice by either party. In the event GlobalOptions terminates the employment agreements without cause, it is required to pay the executives the lesser of their compensation and benefits for 12 months or the remaining term of the agreement. The employment agreements contain non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

GlobalOptions is a party to a consulting agreement with BKS Advisors, LLC (“BKS”) pursuant to which BKS Advisors provides GlobalOptions management with certain business, strategy and financial services. The agreement with BKS has a term that extends through October 2006. The consulting agreement provides for a monthly fee of $25,000 which may be adjusted based on the level of services provided. On June 1, 2005, BKS assigned its rights under this agreement to Jeffrey O. Nyweide, Chief Financial Officer and Executive Vice President of Corporate Development of GlobalOptions Group.

Concurrently with its acquisition of the assets and business of CBR on August 14, 2005, GlobalOptions entered into a three-year employment and noncompetition agreement with Halsey Fischer, the former president and chief executive officer of CBR. Pursuant to the agreement, Mr. Fischer became President of Investigations of GlobalOptions and agreed to perform such other duties and responsibilities as the Board of Directors may assign, and has agreed to devote his full business time to GlobalOptions at a salary of $200,000 per year and a discretionary annual bonus of up to $50,000. The employment agreement may be terminated for cause by GlobalOptions, upon the death or disability of the executive, or upon 30-days’ notice by either party after three years from the commencement date. In the event GlobalOptions terminates the employment agreement without cause, it is required to pay Mr. Fischer his base salary and certain benefits for six months following termination. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

Concurrently with our acquisition of the Witt, in March 2006, GlobalOptions entered into a four year employment agreement with James Lee Witt, the former president and chief executive officer of Witt. Pursuant to the agreement, Mr. Witt became the Chief Executive Officer of the GlobalOptions/James Lee Witt Division and agreed to perform such other duties and responsibilities as the Board of Directors may assign, and has agreed to devote his full time to GlobalOptions at a salary of $300,000 per year and a discretionary annual bonus. The employment agreement may be terminated for cause by GlobalOptions, upon the death or disability of the executive, or upon 30-days’ notice by either party. In the event GlobalOptions terminates the employment agreement without cause, it is required to pay Mr. Witt his base salary and certain benefits for twelve months following termination. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

2004 Non-Statutory Stock Option Plan

In April 2004, the board of directors and stockholders of Creative Solutions adopted and approved the 2004 Non-Statutory Stock Option Plan (the “2004 Plan”), which provided for grants of non-statutory, or non-qualified, stock options to purchase up to 1,500,000 shares of our common stock. However, no options have been issued or are outstanding under the 2004 Plan, nor does our management intend to grant any options under the 2004 Plan.

2005 Stock Option Plan

The 2005 Stock Option Plan (the “2005 Plan”) was adopted as of August 5, 2005. At the time of the reverse merger, our wholly-owned subsidiary GlobalOptions had outstanding stock options to purchase 4,450,721 shares of GlobalOptions’ common stock, which became stock options to purchase 2,618,071 shares of common stock of GlobalOptions Group after giving effect to the reverse merger exchange ratio. We are in the process of assuming all of the options to purchase 2,618,071 shares of our common stock under the 2005 Plan. In addition, during November 2005, March 2006 and April 2006, we granted options for the purchase of 2,374,695, 222,222 and 123,000 shares of common stock, respectively, under the 2005 Plan. Following is a summary of the terms of the 2005 Plan.

The purpose of the 2005 Plan is to provide directors, officers and employees of, as well as consultants advisors to our company and our subsidiaries, with additional incentives by increasing their ownership interest in our company. Our board of directors believes that our policy of granting stock options to such persons will provide us with a potential critical advantage in attracting and retaining qualified candidates. In addition, the 2005 Plan is intended to provide us with maximum flexibility to compensate plan participants. We believe that such flexibility will be an integral part of our policy to encourage employees, non-employee directors, consultants and advisors to focus on the long-term growth of stockholder value. Our board of directors believes that important advantages are gained through an option program such as the 2005 Plan which includes incentives for motivating our employees while simultaneously promoting a closer identity of interest between employees, non-employee directors, consultants and advisors on the one hand, and the stockholders on the other.

Stock options granted under the 2005 Plan may be either incentive stock options, as defined in Section 422A of the Internal Revenue Code of 1986, or non-qualified stock options. We have reserved 6,500,000 shares of our common stock for issuance under the 2005 Plan.

The 2005 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the power to determine the terms of any stock options granted under the 2005 Plan, including the exercise price, the number of shares subject to the stock option and conditions of exercise. Stock options granted under the 2005 Plan are generally not transferable and are exercisable during the lifetime of the optionee only by such optionee. The exercise price of all incentive stock options granted under the 2005 Plan must be at least equal to the fair market value of the shares of our common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the company’s stock, the exercise price of any incentive stock option granted must be equal to at least 110% of the fair market value on the grant date.

The 2005 Plan may be amended, altered, suspended, discontinued or terminated by the board of directors without further stockholder approval, unless such approval is required by law or regulation or under the rules of the stock exchange or automated quotation system on which our common stock is then listed or quoted. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the 2005 Plan or broaden eligibility except that no amendment or alteration to the 2005 Plan shall be made without the approval of stockholders which would:

•	materially increase the number of options that may be granted under the 2005 Plan, or

•	materially increase the benefits accruing to 2005 Plan participants, or

•	materially modify 2005 Plan participation eligibility requirements, or

•	materially decrease the exercise price of any options, or

•	extend the term of any option.

Unless otherwise indicated, the 2005 Plan will remain in effect for a period of nine years from the date adopted unless terminated earlier by the board of directors, and all stock options then outstanding under the 2005 Plan shall remain in effect until they have expired or been exercised.

Certain Relationships and Related Transactions

Our wholly-owned subsidiary GlobalOptions was a party to an advisory agreement with The QuanStar Group, LLC (“QuanStar”), pursuant to which QuanStar renders strategic and consulting services to GlobalOptions, particularly in the areas of corporate finance and strategic acquisitions. In addition to paying QuanStar a monthly retainer of $15,000, GlobalOptions issued QuanStar a warrant to purchase 300,000 shares of its common stock and has agreed to pay QuanStar certain success and performance fees for future acquisitions and financings. No such fees were due in connection with the reverse merger or the private offering. The advisory agreement was entered into as of August 2004 and was terminated in November 2005. GlobalOptions issued a $250,000 convertible note to QuanStar, which converted the note into shares of common stock of GlobalOptions prior to the closing of the reverse merger. QuanStar received 361,891 shares of our common stock following the closing of the reverse merger. Harvey W. Schiller, Ph.D., our Chairman and Chief Executive Officer, and Per-Olof Lööf, our Vice Chairman of the Board, are partners in QuanStar. In addition, on our current business advisory board are Arnold Burns, Chairman of QuanStar and Andrew J. Kaslow, a partner in Quanstar. Prior to the reverse merger, we had our principal offices located at 32C Hadley Village Road, South Hadley, Massachusetts in office space provided to us by Carla L. Santia, our former President and Chief Executive Officer and Director, at no cost. There was no written lease agreement.

From time to time, Ms. Santia made short-term interest-free advances to us. No amounts were outstanding at December 31, 2004 or 2003. During 2004 and 2003, loans amounted to $33,403 and $11,900, respectively, all of which have been fully repaid.

Upon incorporation in April 2004, Creative Solutions issued 5,633,000 shares of its common stock to Ms. Santia, and 60,000 shares to Mary E. Lawler, our former Treasurer and Director, all valued at $.001 per share and all in exchange for the business of Carla Santia & Associates.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the number of shares of our common stock beneficially owned on May 5, 2006 by:

•	each person who is known by us to beneficially own 5% or more of our common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers, as a group.

Except as otherwise set forth below, the address of each of the persons listed below is GlobalOptions Group, Inc., 75 Rockefeller Plaza, 27th Floor, New York, New York 10019.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)

5% or Greater Stockholders:

Rising Wolf LLC(3)	2,647,059	17.3%

Neil Simon(4)	1,514,991	9.9%

Joan Stanton(4)	1,514,991	9.9%

Gale Hayman(4)	1,514,991	9.9%

PS Capital Holdings, L.P.(5)	1,010,287	6.6%

Integris Funds Ltd.(6)	937,500	5.8%

IIU Nominees Ltd. (7)	1,300,000	7.9%

Verus Investment Holdings Inc.(8)	1,112,248	7.1%

Lucienne Ventures LLC(9)	1,053,656	6.9%

Moore Macro Fund L.P.(10)	1,000,000	6.5%

Directors and Executive Officers:

Harvey W. Schiller(11)	1,375,499	8.3%

Per-Olof Lööf(12)	193,914	1.3%

Neil C. Livingstone(13)	3,078,433	19.6%

Jeffrey O. Nyweide	—	—

Thomas P. Ondeck(14)	3,078,433	19.6%

Ronald M. Starr(15)	28,283	*

Daniel L. Burstein(16)	24,117	*

John P. Bujouves(17)	21,667	*

Halsey Fischer	—	—

James Lee Witt(18)	819,672	5.4%

All executive officers and directors as a group (9 persons)(19)	5,972,960	34.1%

___________________

* Less than 1% of outstanding shares.

(1)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Includes the conversion of all shares of series A convertible preferred stock. Includes warrants to purchase shares of our common stock exercisable within 60 days of May 5, 2006. Also includes options to purchase shares of our common stock exercisable within 60 days of May 5, 2006, which have been assumed or are expected to be assumed under the 2005 Stock Option Plan. Each share of series A convertible preferred stock is convertible into 500 shares of our common stock. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)	Based upon 15,310,254 shares of our common stock outstanding on May 5, 2006 and, with respect to each individual holder, rights to acquire our common stock exercisable within 60 days of May 5, 2006.

(3)
Rising Wolf LLC is a Delaware limited liability company. As the directors and significant members of Rising Wolf LLC, Neil C. Livingstone and Thomas P. Ondeck may be deemed to be the beneficial owners of the shares of our common stock held by Rising Wolf LLC. The address of Rising Wolf LLC is 1615 L Street, N.W., Suite 300, Washington, DC 20036.

(4)
Consists of 1,449,991 shares of our common stock, 52,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 13,000 shares of our common stock reserved for issuance upon exercise of warrants.

(5)
Consists of 966,537 shares of our common stock, 35,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 8,750 shares of our common stock reserved for issuance upon exercise of warrants.

(6)
Integris Funds Ltd. is a Cayman Islands company with an address at c/o Bayshore Bank and Trust, Lauriston House, Lower Collymare Rock, PO Box 1132, Bridgetown Barbados. Consists of 750,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 187,500 shares of our common stock reserved for issuance upon exercise of warrants.

(7)
IIU Nominees Ltd. is incorporated in Ireland with an address at c/o International Investment and Underwriting, IFSC House Custom House Quay, Dublin 1 Ireland. Consists of 50,000 shares of our common stock, 750,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 500,000 shares of our common stock reserved for issuance upon exercise of warrants.

(8)
Verus Investment Holdings Inc. is a British Virgin Islands company. Includes 569,998 shares of our common stock and 318,500 shares of our common stock reserved for issuance upon exercise of warrants issued for strategic advisory services in connection with the merger and private placement. Also includes 179,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 44,750 shares of our common stock reserved for issuance upon exercise of warrants, each obtained in the private placement transaction, held by Verus International Group Limited, a Cayman Islands company which is wholly owned by Verus Investment Holdings Inc. The address for Verus Investment Holdings Inc. is c/o Abacus Trust and Management Services, Unit 18, Mill Mall, Wickham’s Cay, Road Town, Tortola, British Virgin Islands. The address for Verus International Group Limited is Ugland House, South Church Street, Grand Cayman, Cayman Islands.

(9)	Consists of 843,656 shares of our common stock and 210,000 shares of our common stock reserved for issuance upon exercise of warrants.

(10)
Moore Macro Fund L.P. is a Bahamian limited partnership with an address at c/o Citco Fund Services (Bahamas), Ltd., One Montague Place, Nassau, Bahamas. Consists of 500,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock, 250,000 shares of our common stock and 250,000 shares of our common stock reserved for issuance upon exercise of warrants.

(11)
Consists of 179,103 shares of our common stock, 11,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock, 2,750 shares of our common stock reserved for issuance upon exercise of warrants and 1,182,646 shares of our common stock issuable upon exercise of stock options exercisable under the 2005 Stock Option Plan.

(12)
Consists of 165,372 shares of our common stock, 5,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock, 1,375 shares of our common stock reserved for issuance upon exercise of warrants held by Lööf Holdings, LLC, a limited liability company controlled by Mr. Lööf and 21,667 shares of our common stock issuable upon the exercise of stock options exercisable under the 2005 Stock Option Plan.

(13)
Consists of 431,374 shares of our common stock issuable upon exercise of stock options exercisable under the 2005 Stock Option Plan and 2,647,059 shares of our common stock owned by Rising Wolf LLC, of which Dr. Livingstone is a director and significant member.

(14)
Consists of 431,374 shares of our common stock issuable upon exercise of stock options exercisable under the 2005 Stock Option Plan and 2,647,059 shares of our common stock owned by Rising Wolf LLC, of which Mr. Ondeck is a director and significant member.

(15)	Consists of 28,283 shares of our common stock issuable upon exercise of stock options exercisable under the 2005 Stock Option Plan.

(16)	Consists of 24,117 shares of our common stock issuable upon exercise of stock options exercisable under the 2005 Stock Option Plan.

(17)
Mr. Bujouves is the Chairman of Bayshore Bank & Trust Corp., an affiliate of Integris Funds Ltd. He disclaims beneficial ownership with respect to the shares held by Integris Funds Ltd. Consists of 21,667 shares of our common stock issuable upon exercise of stock options exercisable under the 2005 Stock Option Plan.

(18)	Consists of 819,672 shares of our common stock issued to James Lee Witt Associates, LLC in the closing of our acquisition of JLWA on March 10, 2006.

(19)
Consists of 3,811,205 shares of our common stock, 16,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock, 4,125 shares of our common stock reserved for issuance upon exercise of warrants and 2,141,129 shares of our common stock issuable upon exercise stock options exercisable under the 2005 Stock Option Plan.

SELLING STOCKHOLDERS

The following table sets forth the shares beneficially owned, as of the date of this prospectus, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each selling stockholder would own beneficially if all such offered shares are sold. None of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer, except for Brookshire Securities Corporation, vFinance Investments, Inc., Starboard Capital Markets and Kaufman Bros. L.P. IIU Nominees Limited is affiliated with International Investment and Underwriting, a broker-dealer equivalent regulated by the Irish Financial Services Regulatory Authority. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

Name	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock to be Sold	Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned After the Offering
James Lance Bass	15,625	15,625(1)	-0-	-0-
Tony Berger	18,750	18,750(2)	-0-	-0-
Terry Brown	1,250	1,250(3)	-0-	-0-
Broadlawn Master Fund Limited	125,000	125,000(4)	-0-	-0-
Integris Funds Limited	937,500	937,500(5)	-0-	-0-
Storybook Group, Inc.	75,000	75,000(6)	-0-	-0-
Nite Capital, LP	93,750	93,750(7)	-0-	-0-
John Cenatiempo	46,875	46,875(8)	-0-	-0-
Brookshire Securities Corporation	25,500	25,500(9)	-0-	-0-
Calico Capital, LLC	62,500	62,500(10)	-0-	-0-
Bridge Ventures LLC	125,000	125,000(11)	-0-	-0-
IIU Nominees Limited	1,300,000	1,300,000(12)	-0-	-0-
Arthur Dozortsev	62,500	62,500(13)	-0-	-0-
Ridgewood LTD	37,500	37,500(14)	-0-	-0-
Louis Forte	6,250	6,250(15)	-0-	-0-
Starboard Capital Markets	6,250	6,250(16)	-0-	-0-
Michael Hamblett	12,500	12,500(17)	-0-	-0-
Gale Hayman	1,514,991	65,000(18)	1,449,991	9.5%
Hilary Herscher	132,844	84,836(19)	48,008	*
Moore Macro Fund, L.P.	1,000,000	750,000(20)	250,000	1.6%
Verus Investment Holdings Inc.	888,498	318,500(21)	569,998	3.7%
Verus International Group Limited	223,750	223,750(22)	-0-	-0-
Green Crescent	325,000	325,000(23)	-0-	-0-
Ladd Cap Value Partners	125,000	125,000(24)	-0-	-0-
Diane Lamonaca	15,000	15,000(25)	-0-	-0-
Lucienne Ventures LLC	1,053,656	210,000(26)	843,656	5.5%
Irwin R. Merkatz	52,500	52,500(27)	-0-	-0-
John Oswald	250,000	250,000(28)	-0-	-0-
Capital Trust Investments Limited	312,500	312,500(29)	-0-	-0-
Steven Parker	327,500	327,500(30)	-0-	-0-
A.E.L.P., Inc.	412,049	17,500(31)	394,155	2.6%

Name	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock to be Sold	Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned After the Offering

Marilyn A. Salkind & Gene Salkind, Trustees Marital Trust - GST Subject U/T/W Leopold Salkind	78,125	78,125(32)	-0-	-0-
Gene Salkind	78,125	78,125(33)	-0-	-0-
Corey Sauerbrey	62,500	62,500(34)	-0-	-0-
Harvey Schiller	1,375,499	13,750(35)	1,361,749	8.9%
William Sessions	10,707	625(36)	10,082	*
Steve Sigler	31,250	31,250(37)	-0-	-0-
Iroquois Master Fund Ltd.	256,250	256,250(38)	-0-	-0-
Neil Simon	1,514,991	65,000(39)	1,449,991	9.5%
Anthony Spatacco	6,250	6,250(40)	-0-	-0-
Marc Sperling	15,625	15,625(41)	-0-	-0-
Joan Stanton	1,514,991	65,000(42)	1,449,991	9.5%
P.S. Capital Holdings, L.P.	1,010,287	43,750(43)	966,537	6.3%
Richard Taney	18,750	18,750(44)	-0-	-0-
Rick Tocchet	62,500	62,500(45)	-0-	-0-
Pat Finucane	50,000	50,000(46)	-0-	-0-
Stan Wunderlich	50,000	50,000(47)	-0-	-0-
Charles J. Wolf, Jr.	23,125	23,125(48)	-0-	-0-
Harborview Master Fund L.P.	62,500	62,500(49)	-0-	-0-
Double U Master Fund L.P.	62,500	62,500(50)	-0-	-0-
Richard Molinsky	15,625	15,625(51)	-0-	-0-
Eduardo Grigione / Giuseppina Tardito	15,625	15,625(52)	-0-	-0-
Kaufman Bros. L.P.	4,163	4,163(53)	-0-	-0-
Jonathan Rich	534	534(54)	-0-	-0-
Vincent Calicchia	267	267(55)	-0-	-0-
Carmelo Troccoli	970	970(56)	-0-	-0-
Jody Giraldo	351	351(57)	-0-	-0-
Brad Barnard	351	351(58)	-0-	-0-
vFinance Investments, Inc.	10,028	10,028(59)	-0-	-0-
Alan Dershowitz	75,000	75,000(60)	-0-	-0-
QS Advisors, LLC	178,549	6,875(61)	171,674	1.1%
Andrew Kaslow	172,247	6,875(62)	165,372	1.1%
Lööf Holdings, LLC	172,247	6,875(63)	165,372	1.1%
James Cannavino	172,247	6,875(64)	165,372	1.1%
Arnold Burns	178,549	6,875(65)	171,674	1.1%
Abraham Cohen	172,247	6,875(66)	165,372	1.1%
Daniel Avrutsky	13,807	625(67)	13,182	*
Sparta Road LTD	103,500	103,500(68)	-0-	-0-
Peter Chung	56,250	56,250(69)	-0-	-0-
Arrowhead Consultants, Inc.	50,250	50,250(70)	-0-	-0-
Timothy B. Ruggiero Profit Sharing Plan	11,000	11,000(71)	-0-	-0-
Glenwood Capital Corp.	108,500	108,500(72)	-0-	-0-
Eric Bloom	20,000	20,000(73)	-0-	-0-
TOTAL		7,588,750
__________________
* Represents less than 1%

(1)
Consists of 12,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 3,125 shares of our common stock issuable upon exercise of warrants that are currently exercisable.

(2)	Consists of 15,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 3,750 shares of our common stock issuable upon the exercise of warrants.

(3)	Represents shares of our common stock issuable upon the exercise of warrants.

(4)	Consists of 100,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 25,000 shares of our common stock issuable upon the exercise of warrants.

(5)	Consists of 750,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 187,500 shares of our common stock issuable upon the exercise of warrants.

(6)	Represents shares of our common stock issuable upon the exercise of warrants.

(7)	Consists of 75,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 18,750 shares of our common stock issuable upon the exercise of warrants.

(8)	Consists of 37,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 9,375 shares of our common stock issuable upon the exercise of warrants.

(9)	Represents shares of our common stock issuable upon the exercise of warrants.

(10)	Consists of 50,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 12,500 shares of our common stock issuable upon the exercise of warrants.

(11)	Consists of 100,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 25,000 shares of our common stock issuable upon the exercise of warrants.

(12)
Consists of 50,000 shares of our common stock, 750,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 500,000 shares of our common stock issuable upon the exercise of warrants.

(13)	Consists of 50,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 12,500 shares of our common stock issuable upon the exercise of warrants.

(14)	Consists of 30,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 7,500 shares of our common stock issuable upon the exercise of warrants.

(15)	Consists of 5,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 1,250 shares of our common stock issuable upon the exercise of warrants.

(16)	Represents shares of our common stock issuable upon the exercise of warrants.

(17)	Represents shares of our common stock issuable upon the exercise of warrants.

(18)	Consists of 52,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 13,000 shares of our common stock issuable upon the exercise of warrants.

(19)	Consists of 30,000 shares of our common stock and 54,836 shares of our common stock issuable upon the exercise of warrants.

(20)	Consists of 500,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 250,000 shares of our common stock issuable upon the exercise of warrants.

(21)	Represents shares of our common stock issuable upon the exercise of warrants.

(22)	Consists of 179,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 44,750 shares of our common stock issuable upon the exercise of warrants.

(23)
Consists of 50,000 shares of our common stock, 20,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 255,000 shares of our common stock issuable upon the exercise of warrants.

(24)	Consists of 100,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 25,000 shares of our common stock issuable upon the exercise of warrants.

(25)	Represents shares of our common stock issuable upon the exercise of warrants.

(26)	Represents shares of our common stock issuable upon the exercise of warrants.

(27)
Consists of 7,500 shares of our common stock, 36,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 9,000 shares of our common stock issuable upon the exercise of warrants.

(28)	Represents shares of our common stock issuable upon the exercise of warrants.

(29)	Consists of 250,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 62,500 shares of our common stock issuable upon the exercise of warrants.

(30)	Consists of 25,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 302,500 shares of our common stock issuable upon the exercise of warrants.

(31)	Consists of 14,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 3,500 shares of our common stock issuable upon the exercise of warrants.

(32)	Consists of 62,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 15,625 shares of our common stock issuable upon the exercise of warrants.

(33)	Consists of 62,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 15,625 shares of our common stock issuable upon the exercise of warrants.

(34)	Consists of 50,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 12,500 shares of our common stock issuable upon the exercise of warrants.

(35)	Consists of 11,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 2,750 shares of our common stock issuable upon the exercise of warrants.

(36)	Consists of 500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 125 shares of our common stock issuable upon the exercise of warrants.

(37)	Consists of 25,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 6,250 shares of our common stock issuable upon the exercise of warrants.

(38)	Consists of 125,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 131,250 shares of our common stock issuable upon the exercise of warrants.

(39)	Consists of 52,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 13,000 shares of our common stock issuable upon the exercise of warrants.

(40)	Represents shares of our common stock issuable upon the exercise of warrants.

(41)
Consists of 7,500 shares of our common stock, 12,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 3,125 shares of our common stock issuable upon the exercise of warrants.

(42)	Consists of 52,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 13,000 shares of our common stock issuable upon the exercise of warrants.

(43)	Consists of 35,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 8,750 shares of our common stock issuable upon the exercise of warrants.

(44)	Consists of 15,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 3,750 shares of our common stock issuable upon the exercise of warrants.

(45)	Consists of 50,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 12,500 shares of our common stock issuable upon the exercise of warrants.

(46)	Represents shares of our common stock issuable upon the exercise of warrants.

(47)	Represents shares of our common stock issuable upon the exercise of warrants.

(48)
Consists of 7,500 shares of our common stock, 12,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 3,125 shares of our common stock issuable upon the exercise of warrants.

(49)	Consists of 50,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 12,500 shares of our common stock issuable upon the exercise of warrants.

(50)	Consists of 50,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 12,500 shares of our common stock issuable upon the exercise of warrants.

(51)	Consists of 12,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 3,125 shares of our common stock issuable upon the exercise of warrants.

(52)	Consists of 12,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 3,125 shares of our common stock issuable upon the exercise of warrants.

(53)	Represents shares of our common stock issuable upon the exercise of warrants.

(54)	Represents shares of our common stock issuable upon the exercise of warrants.

(55)	Represents shares of our common stock issuable upon the exercise of warrants.

(56)	Represents shares of our common stock issuable upon the exercise of warrants.

(57)	Represents shares of our common stock issuable upon the exercise of warrants.

(58)	Represents shares of our common stock issuable upon the exercise of warrants.

(59)	Represents shares of our common stock issuable upon the exercise of warrants.

(60)	Represents shares of our common stock issuable upon the exercise of warrants.

(61)	Consists of 5,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 1,375 shares of our common stock issuable upon the exercise of warrants.

(62)	Consists of 5,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 1,375 shares of our common stock issuable upon the exercise of warrants.

(63)	Consists of 5,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 1,375 shares of our common stock issuable upon the exercise of warrants.

(64)	Consists of 5,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 1,375 shares of our common stock issuable upon the exercise of warrants.

(65)	Consists of 5,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 1,375 shares of our common stock issuable upon the exercise of warrants.

(66)	Consists of 5,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 1,375 shares of our common stock issuable upon the exercise of warrants.

(67)	Consists of 500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 125 shares of our common stock issuable upon the exercise of warrants.

(68)	Represents shares of our common stock issuable upon the exercise of warrants.

(69)	Represents shares of our common stock issuable upon the exercise of warrants.

(70)	Represents shares of our common stock issuable upon the exercise of warrants.

(71)	Represents shares of our common stock issuable upon the exercise of warrants.

(72)	Represents shares of our common stock issuable upon the exercise of warrants.

(73)	Represents shares of our common stock issuable upon the exercise of warrants.

No selling stockholder is an affiliate or is controlled by our affiliates, or is now or was a director or officer, except Harvey W. Schiller, who is our Chairman and Chief Executive Officer, and Lööf Holdings, LLC, which is controlled by our Vice Chairman Per-Olof Lööf. John P. Bujouves, a member of our board of directors, is the Chairman of Bayshore Bank & Trust Corp., an affiliate of Integris Funds Ltd. He disclaims beneficial ownership with respect to the shares held by Integris Funds Ltd. None of the selling stockholders has or had a material relationship with us or any of our predecessors or affiliates for the past three years except as described elsewhere in this prospectus.

  DESCRIPTION OF SECURITIES

We are authorized to issue 85,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share, 16,000 shares of which have been designated series A convertible preferred stock. As of May 5, 2006, there were 15,310,254 shares of our common stock, and 7,750 shares of our series A convertible preferred stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share. Our articles of incorporation do not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. However, the current policy of the Board of Directors is to retain earnings, if any, for the operation and expansion of our company. Upon liquidation, dissolution or winding-up of our company, the holders of our common stock are entitled to share ratably in all assets of our company which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding series A convertible preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of our common stock are, and the common stock reserved for issuance upon conversion of the series A convertible preferred stock and exercise of the warrants will be, when issued, fully-paid and non-assessable.

Series A Convertible Preferred Stock

Conversion. Holders of series A convertible preferred stock will be entitled at any time to convert their shares of series A convertible preferred stock into our common stock, without any further payment therefor. Each share of series A convertible preferred stock is initially convertible into 500 shares of our common stock. The number of shares of our common stock issuable upon conversion of the series A convertible preferred stock is subject to adjustment upon the occurrence of certain events, including, among others, a stock split, reverse stock split or combination of our common stock; an issuance of common stock or other securities of our company as a dividend or distribution on our common stock; a reclassification, exchange or substitution of our common stock; or a capital reorganization of our company. In the event that we issue any shares of common stock or common stock equivalents in a private placement, secondary offering or shelf offering for cash consideration at a price less than $2.00 per share of common stock, the conversion rate will be that number of shares of common stock equal to $1,000 divided by the price per share at which we issue common stock (the “Denominator”), but in no event will the Denominator be less than $.765 per share.

Voting Rights. Holders of series A convertible preferred stock are entitled to vote their shares on an as-if-converted to common stock basis, and will vote together with the holders of the common stock, and not as a separate class. Holders of series A convertible preferred stock will also have any voting rights to which they are entitled by law.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our company, holders of series A convertible preferred stock will be entitled to receive out of assets of our company available for distribution to our shareholders, before any distribution is made to holders of our common stock, liquidating distributions in an amount equal to $1,000 per share. After payment of the full amount of the liquidating distributions to which the holders of the series A convertible preferred stock are entitled, holders of the series A convertible preferred stock will receive liquidating distributions pro rata with holders of our common stock, based on the number of shares of common stock into which the series A convertible preferred stock is convertible at the conversion rate then in effect.

Redemption. The series A convertible preferred stock may not be redeemed by us at any time.

Dividends. Holders of series A convertible preferred stock will not be entitled to receive any dividends, except to the extent that any dividends are declared on our common stock, in which case holders of series A convertible preferred stock will be entitled to receive such dividends on an as-if-converted basis.

Warrants (Series A & B)

Each warrant, of which 937,500 of the series A were issued to investors and 1,511,905 of the series B were issued to the placement agent, advisors and their designees in the first closing of our private offering and of which 31,250 of the series A were issued to investors and 363,095 of the series B were issued to the placement agent and advisors in the second closing of our private offering, entitles the holder thereof to purchase shares of our common stock at an exercise price of $2.50 per share from the date of issuance until the fourth anniversary thereof. These warrants also share the following features:

Redemption. We may call the warrants beginning September 22, 2006, at a rate of 25% per quarter if at any time during such quarter the 30-day trailing average stock price is greater than $4.00 per share.

Transfer, Exchange and Exercise. The warrants may be exercised upon surrender of the certificate therefor on or prior to the expiration date (as explained below) at our offices with the form of “Election to Purchase” section of the warrant filled out and executed as indicated, accompanied by payment (in the form of certified or cashier’s check payable to the order of GlobalOptions Group, Inc.) of the full exercise price for the number of warrants being exercised.

Adjustments. In the event that we issue any shares of our common stock or common stock equivalents in a private placement, secondary offering or shelf offering for cash consideration at a price less than $2.50 per share of common stock, (i) the number of shares of common stock for which each warrant is exercisable will be adjusted to equal that number which is the result of the original number of shares of common stock for which each warrant is exercisable multiplied by $2.50 and divided by the price per share at which we issue such common stock, but in no event will the denominator be less than $.765 per share, and (ii) the exercise price of each warrant shall be reduced to equal the price per share at which we issue such common stock or common stock equivalents, but in no event will the exercise price be reduced to less than $.765 per share. Additionally, the warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock dividends, stock splits, and other similar events.

Warrants (Series C)

Each series C warrant, of which 588,095 were issued to the placement agent, advisors in the first closing of our private offering and of which 136,905 were issued to the placement agent and advisors in the second closing of our private offering, entitles the holder thereof to purchase shares of our common stock at an exercise price of $2.00 per share from the date of issuance until the fourth anniversary thereof. These warrants also share the following features:

Transfer, Exchange and Exercise. The warrants may be exercised upon surrender of the certificate therefor on or prior to the expiration date (as explained below) at our offices with the form of “Election to Purchase” section of the warrant filled out and executed as indicated, accompanied by payment (in the form of certified or cashier’s check payable to the order of GlobalOptions Group, Inc.) of the full exercise price for the number of warrants being exercised. The holder may also alternatively exercise these warrants on a cashless basis by surrendering the warrant with an executed notice of cashless exercise attached thereto, in which event we will issue to the holder the number of shares of stock determined following the formula contained therein.

Adjustments. In the event that we issue any shares of our common stock or common stock equivalents in a private placement, secondary offering or shelf offering for cash consideration at a price less than $2.00 per share of common stock, (i) the number of shares of common stock for which each warrant is exercisable will be adjusted to equal that number which is the result of the original number of shares of common stock for which each warrant is exercisable multiplied by $2.00 and divided by the price per share at which we issue such common stock, but in no event will the denominator be less than $.765 per share, and (ii) the exercise price of each warrant shall be reduced to equal the price per share at which we issue such common stock or common stock equivalents, but in no event will the exercise price be reduced to less than $.765 per share. Additionally, the warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock dividends, stock splits, and other similar events.

The holders of any type of warrant will not possess any voting or other rights as a stockholder of our company unless and until the holder exercises the warrant.

Restrictions on Transfer

The 9,890,266 shares of our common stock issued in the reverse merger to the former stockholders of our wholly-owned subsidiary GlobalOptions on June 24, 2005 (the “Closing Date”) are subject to lock-up agreements as follows:

•
The lock-up restrictions for all insider stockholders, defined as all employees, directors and affiliates of GlobalOptions (“Insiders”), provide that such shares are not saleable for a period of 12 months after the Closing Date.

•
At 12 months, and at three month intervals thereafter, Insiders are permitted to sell 12.5% of their holdings, subject to GlobalOptions Group having a minimum trailing 30-day average trading price of $4.00 per share or greater.

•	At 24 months and at 3-month periods thereafter, all Insiders are each permitted to sell up to 12.5% of their holdings per 3-month period, regardless of price.·

•	All shares of our common stock underlying stock options granted to the stockholders bound by lock-up agreements are restricted pursuant to the same terms for the Insiders as described above.

•
The lock-up restrictions for the former stockholders of GlobalOptions other than the Insiders (the “Non-Insiders”) provide that beginning 90 days after the effective date of this registration statement, the Non-Insiders may sell their shares at a rate of 12.5% of their total initial holdings per 90-day period at a market price of not less than $2.00 per share; and beginning immediately after the closing of a private investment in public equity (PIPE) transaction or secondary public offering that raises a minimum of $30.0 million in gross proceeds for GlobalOptions Group at a minimum price of $2.50 per share, the Non-Insiders may sell their shares at a rate of 25% per 90-day period at a market price of not less than the price of the PIPE or secondary public offering.

•	For the first 24 months following the Closing Date, neither Insiders nor Non-insiders may sell their shares at a market price of less than $2.00 per share.

•	All lock-up provisions expire 36 months following the Closing Date.

In addition, in connection with the merger, certain pre-reverse merger holders of substantially all of Creative Solutions’ common stock entered into lock-up agreements with us that prohibit such stockholders from selling, contracting to sell or otherwise transferring any of the shares of our common stock beneficially owned by the stockholder for the 24-month period following the Closing Date at a market price of less than $2.00 per share.

Trading Information

Our common stock is currently quoted on the OTC Bulletin Board under the trading symbol GLOI.OB. As soon as practicable, and assuming we satisfy all necessary initial listing requirements, we intend to apply our common stock for trading on the American Stock Exchange or Nasdaq SmallCap Market, although we cannot be certain that this application will be approved.

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, Inc., 17 Battery Place, 8th Floor, New York, New York 10004. We serve as transfer agent for our outstanding shares of series A convertible preferred stock and as warrant agent for our outstanding warrants.

  PLAN OF DISTRIBUTION

We are registering an aggregate of 7,588,750 shares of our common stock covered by this prospectus on behalf of the selling stockholders. The selling stockholders and any of their donees, pledgees, assignees and successors-in-interest may, from time to time, offer and sell any and all of their shares of common stock on any stock exchange, market, or trading facility on which such shares are traded. The selling stockholders will act independently of us and each other in making decisions with respect to the timing, manner and size of each such sale. Sales may be made at fixed or negotiated or market prices. The shares may be sold by way of any legally available means, including in one or more of the following transactions:

•
a block trade in which a broker-dealer engaged by a selling stockholder attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; and

•	privately negotiated transactions.

Transactions under this prospectus may or may not involve brokers or dealers. The selling stockholders may sell shares directly to purchasers or to or through broker-dealers, who may act as agents or principals. Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in selling shares. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with the sale. Broker-dealers or agents also may receive compensation in the form of discounts, concessions, or commissions from the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Selling stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders are deemed to be underwriters, they may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To the extent required, the number of shares to be sold, the name of the selling stockholder, the purchase price, the name of any agent or broker and any applicable commissions, discounts or other compensation to such agents or brokers and other material facts with respect to a particular offering will be set forth in a prospectus supplement as required by the Rules and Regulations under the Securities Act.

The selling stockholders may also sell shares under Rule 144 under the Securities Act if available, rather than pursuant to this prospectus.

In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with. The anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to sales of the shares offered by the selling stockholders.

We are required to pay all fees and expenses incident to the registration of the shares. Otherwise, all discounts, commissions or fees incurred in connection with the sale of our common stock offered hereby will be paid by the selling stockholders.

SHARES ELIGIBLE FOR FUTURE SALE

As of May 5, 2006, we had outstanding an aggregate of 15,310,254 shares of our common stock, assuming no exercises of our outstanding stock warrants or stock options or conversion of our outstanding series A convertible preferred stock. All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

As of May 5, 2005, the remaining outstanding shares of our common stock not included in this prospectus consist of 4,398,000 shares that are in the public float and 10,912,254 shares that are restricted.

Public Float

Our 4,398,000 of public float shares are freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

Rule 144

In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which equaled 153,102 shares as of May 5, 2006, or

•	the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel. We may charge a fee to persons requesting sales under Rule 144 to obtain the necessary legal opinions.

As of May 5, 2006, none of our shares of common stock were available for sale under Rule 144.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. Our transfer agent will require an opinion from legal counsel to effect a Rule 144(k) transaction. We may charge a fee to persons requesting transactions under Rule 144(k) to obtain the necessary legal opinions. No shares of our common stock currently outstanding will be eligible for sale pursuant to Rule 144(k) until June 24, 2007.

Incentive Compensation Plan

As of May 5, 2006, stock options to purchase 2,618,071 shares of our common stock are in the process of being assumed under the 2005 Plan and none were granted under the 2004 Plan. We also granted options for the purchase of shares of common stock under the 2005 Plan in November 2005, March 2006 and April 2006, aggregating 2,704,623, net of forfeitures. Currently, there are options to purchase an aggregate of 5,322,694 shares of our common stock issued and outstanding, including options granted on March 10, 2006 to employees of JLWA. We may determine to file a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our 2005 Plan. Based on the number of stock options which will be outstanding and shares reserved for issuance under our 2005 Plan, the Form S-8 registration statement would cover approximately 6,500,000 shares. The Form S-8 registration statement would become effective immediately upon filing. At that point, subject to the satisfaction of applicable exercise periods and Rule 144 volume limitations applicable to affiliates, shares of our common stock to be issued upon exercise of outstanding stock options granted pursuant to our 2005 Plan will be available for immediate resale in the public market.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the SEC. Our filings are available to the public at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form SB-2 with the SEC under the Securities Act for the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

LEGAL MATTERS

The validity of the securities being offered by this prospectus have been passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2005 of GlobalOptions Group included in this prospectus have been so included in reliance on the report of Marcum & Kliegman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. The financial statements as of December 31, 2005 of JLWA included in this prospectus have been so included in reliance on the report of Rubino & McGeehin, Chartered, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The financial statements as of December 31, 2004 and 2003 of CBR included in this prospectus have been so included in reliance on the report of Lattimore Black Morgan & Cain, PC & Affiliates, an independent certified public accounting firm, given on the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CHANGES IN ACCOUNTANT

Effective as of June 30, 2005, we replaced Sherb & Co., LLP as our independent registered public accounting firm. Sherb & Co., LLP had been previously engaged as the principal accountant to audit our financial statements. The reason for the replacement of Sherb & Co., LLP was that, following the merger, the stockholders of GlobalOptions owned a majority of the outstanding shares of our common stock. GlobalOptions is our primary business unit, and the current independent registered public accountants of GlobalOptions are the firm of Marcum & Kliegman LLP. We believe that it is in our best interest to have Marcum & Kliegman LLP continue to work with our business, and we therefore retained Marcum & Kliegman LLP as our new independent registered public accounting firm effective as of June 30, 2005. Marcum & Kliegman LLP is located at 655 Third Avenue, 16th Floor, New York, New York 10017.

The reports of Sherb & Co., LLP on our financial statements for the past two years contained no adverse opinion or disclaimer of opinion. There was no qualification as to audit scope or accounting principles. However, the report of Sherb & Co., LLP on our financial statements for the years ended December 31, 2004 and 2003 were qualified due to a going concern uncertainty.

The decision to change accountants was approved by our board of directors on June 27, 2005.

During our two most recent fiscal years, and the subsequent interim periods, prior to June 30, 2005, there were no disagreements with Sherb & Co., LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Sherb & Co., LLP, would have caused it to make reference to the matter in connection with its reports.

As of June 30, 2005, Marcum & Kliegman LLP was engaged as our new independent registered public accounting firm. Appointment of Marcum & Kliegman LLP was recommended and approved by our board of directors. During our two most recent fiscal years, and the subsequent interim periods, prior to June 30, 2005, we did not consult Marcum & Kliegman LLP regarding either: (i) the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-B.

GlobalOptions Group, Inc. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
GlobalOptions Group, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of GlobalOptions Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2005 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2005 and December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial s

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GlobalOptions Group, Inc. and subsidiaries as of December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for the years then ended in conformity with United States generally accepted accounting principles.

/s/ Marcum & Kliegman LLP

New York, New York
April 3, 2006

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheet

December 31, 2005
ASSETS

Current assets:

Cash	$528,602
Accounts receivable, net of allowance for doubtful
accounts of $538,699	2,232,749
Prepaid expenses and other current assets	37,487

Total current assets	2,798,838

Property and equipment, net	220,313
Intangible assets, net	1,233,487
Goodwill	4,324,620
Security deposits	19,218

Total assets	$8,596,476

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

Line of credit	$543,453
Accounts payable	1,000,510
Accrued compensation and related benefits	538,097
Note payable for CBR acquistion	904,230
Due to former stockholder of CBR	595,320
Other current liabilities	228,428

Total liabilities	3,810,038

Commitments

Stockholders' equity:
Preferred stock, $0.001 par value,
14,984,000 shares authorized, no shares
issued or outstanding	-

Series A convertible preferred stock, voting, $0.001 par
value, 16,000 shares authorized, 7,750 shares
issued and outstanding, liquidation preference $7,750,000	8

Common stock, $.001 par value; 85,000,000 shares authorized;
14,490,582 shares issued and outstanding	14,490

Additional paid-in capital	12,435,321

Deferred consulting fees	(848,181)

Accumulated deficit	(6,815,200)

Total stockholders' equity	4,786,438

Total liabilities and stockholders' equity	$8,596,476

 See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	For the Years Ended
	December 31,
	2005	2004

Revenues	$9,028,341	$5,569,335

Cost of revenues	5,074,045	3,515,443
Gross profit	3,954,296	2,053,892

Operating expenses:

Selling and marketing, including
compensatory element of stock
issuances of $307,005 and $97,499, in
2005 and 2004, respectively	540,301	789,594

General and administrative, including
compensatory element of stock
issuances of $354,669 in 2005	6,937,148	2,635,870

Total operating expenses	7,477,449	3,425,464

Loss from operations	(3,523,153)	(1,371,572)

Other income (expense):

Interest income	18,229	99

Interest expense	(65,049)	(25,520)

Other expense, net	(46,820)	(25,421)

Net loss	(3,569,973)	(1,396,993)

Deemed dividends to Series A convertible preferred
stockholders	(979,750)	-

Net loss applicable to common stockholders	$(4,549,723)	$(1,396,993)

Basic and diluted net loss per share
applicable to common stockholders	$(0.38)	$(0.16)

Weighted average number of common shares outstanding -
basic and diluted	12,001,108	8,613,178

See notes to these consolidated financial statements.

GLOBALOPTIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity
			Series A convertible		Additional	Deferred		Total
	Common Stock		Preferred Stock		Paid-in	Consulting	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Fees	Deficit	Equity
Balance, January 1, 2004	8,218,302	$8,218	-	-	$2,495,945	-	$(1,848,234)	$655,929

Issuance of common stock for cash	1,102,941	1,103	-	-	748,897	-	-	750,000

Issuance of common stock for services	10,082	10	-	-	5,989	-	-	5,999

Issuance of stock options for services	-	-	-	-	91,500	-	-	91,500

Net loss	-	-	-	-	-	-	(1,396,993)	(1,396,993)

Balance, December 31,2004	9,331,325	9,331	-	-	3,342,331	-	(3,245,227)	106,435

Issuance of stock options
for services	-	-	-	-	1,022,005	(865,000)	-	157,005

Amortization of deferred
consulting fees	-	-	-	-	-	16,819	-	16,819

Issuance of common stock in
connection with exercise of
warrants for cash	176,471	176	-	-	119,824	-	-	120,000

Issuance of common stock in
connection with exercise of cashless
warrants	20,579	21	-	-	(21)	-	-	-

Issuance of common stock upon
conversion of principal and interest
of convertible note payable -
stockholder	361,891	362	-	-	266,721	-	-	267,083

Issuance of common stock
for services	202,316	202	-	-	487,648	-	-	487,850

Issuances of Series A
convertible preferred stock	-	-	7,750	8	7,749,992	-	-	7,750,000

Offering costs in connection with
private placements of Series A
convertible preferred stock	-	-	-	-	(548,781)	-	-	(548,781)

Outstanding common stock of
GlobalOptions Group, Inc. at
date of reverse merger	4,398,000	4,398	-	-	(4,398)	-	-	-

Net loss	-	-	-	-	-	-	(3,569,973)	(3,569,973)

Balance, December 31, 2005	14,490,582	$14,490	7,750	$8	$12,435,321	$(848,181)	$(6,815,200)	$4,786,438

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	For the Years Ended December 31
	2005	2004
Cash flows from operating activities:

Net loss	$(3,569,973)	$(1,396,993)

Adjustments to reconcile net loss to net cash used in operating activities:

Provision for bad debts	254,224	171,200

Depreciation and amortization	208,057	53,557

Stock based compensation	661,674	97,499

Changes in operating assets:

Accounts receivable	(346,433)	64,927

Prepaid expenses and other current assets	(8,262)	25,777

Security deposits	34,745	-

Changes in operating liabilites:

Accounts payable	(167,286)	170,097

Accrued compensation and related benefits	(2,005)	(14,317)

Due to former stockholder of CBR	(201,829)	-

Deferred revenue and customer deposits	-	(146,922)

Other current liabilites	(113,522)	114,046

Total adjustments	319,363	535,864

Net cash used in operating activities	(3,250,610)	(861,129)

Cash flows from investing activities:

Purchases of property and equipment	(29,699)	-

Acquisition of CBR, less cash acquired of $26,086	(4,362,876)	-

Net cash used in investing activities	(4,392,575)	-

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows, continued

	For the Years Ended December 31,
	2005	2004

Cash flows from financing activities:

Net proceeds from line of credit	$437,550	$105,903

Proceeds from issuance of convertible note payable - stockholder	-	250,000

Proceeds from issuance of common stock	-	750,000

Proceeds from issuance of Series A
convertible preferred stock	7,750,000	-

Offering costs in connection with private placement of Series A
convertible preferred stock	(548,781)	-

Net cash provided by financing activities	7,638,769	1,105,903

Net (decrease) increase in cash	(4,416)	244,774

Cash - beginning	533,018	288,244

Cash - ending	$528,602	$533,018

Supplemental disclosure of cash flow information:

Cash paid during the year for interest	$56,299	$17,186

Supplemental discolsures of non-cash investing and financing activities:
Common stock issued upon the conversion of convertible note payable -
stockholder and related accrued interest	$267,083	$-

Common stock issued upon the cashless exercise of warrants	$21	$-

Supplemental non-cash investing and financial activity - acquisition of CBR:

Current assets acquired	$1,573,706
Property and equipment acquired	153,802
Intangible assets acquired	1,370,808
Goodwill recognized on purchase business combination	4,324,620
Security deposits acquired	16,032
Current liabilities assumed with acquisition	(1,348,627)
Due to form stockholder of CBR assumed with acquisition	(797,149)

Total purchase price	5,293,192
Less: Cash acquired	(26,086)
Less: Cash paid to acquire business	(4,362,876)
Non-cash consideration to seller	$904,230

 See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

1. Nature of Operations

GlobalOptions, LLC was formed in November 1998 as a limited liability company (“LLC”) in the state of Delaware. On January 24, 2002, with the approval of the members of the LLC, the LLC converted to a corporation under Delaware law with the name GlobalOptions, Inc. (“GlobalOptions”)

On June 24, 2005, GlobalOptions consummated a “reverse merger” transaction (See Note 13), with Creative Solutions with Art, Inc., (“Creative Solutions”) a Nevada corporation, and the newly formed GlobalOptions Acquisition Corp., (“GlobalOptions Acquisition”) a Delaware corporation, a wholly-owned subsidiary of Creative Solutions. GlobalOptions Acquisition merged with and into GlobalOptions with the result that on June 24, 2005, GlobalOptions became the subsidiary of a public company.

Following the merger, Creative Solutions changed its name to GlobalOptions Group, Inc. (“GlobalOptions Group” or the “Company”) and began trading on the OTC (over the counter) Bulletin Board under the new symbol “GLOI.OB.” As a result of the reverse merger, GlobalOptions became the wholly-owned subsidiary of the newly renamed GlobalOptions Group, with GlobalOptions’ former stockholders acquiring a majority of the outstanding shares of the Company’s common stock, par value $.001 per share, and GlobalOption’s officers and directors replaced the officers and directors of Creative Solutions. The reverse merger was consummated under Delaware law and pursuant to an Agreement and Plan of Merger, dated June 24, 2005 (the “Merger Agreement”). For accounting purposes, the reverse merger has been treated as an acquisition of Creative Solutions by GlobalOptions and a recapitalization of GlobalOptions. The historical consolidated financial statements prior to June 24, 2005 are those of GlobalOptions. Pursuant to the reverse merger, GlobalOptions has restated its statements of stockholders’ equity on a recapitalization basis, so that all accounts are now presented as if the reverse merger had occurred at the beginning of the earliest period presented.

The Company is a provider of risk mitigation services to Fortune 500 corporations, governmental organizations and high-profile individuals throughout the world. The Company’s risk mitigation services currently include (1) risk management and security, (2) investigations and litigation support, and (3) crisis management and corporate governance.

On August 14, 2005, the Company acquired Confidential Business Resources (“CBR”), a privately-held nationwide investigations firm based in Nashville, Tennessee (See Note 4).

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

2. Principles of Consolidation

The consolidated financial statements of the Company include the consolidated financial statements of GlobalOptions Group, Inc. and its wholly owned subsidiaries, GlobalOptions, Inc. and Avalanche Motion Pictures, Inc. (“Avalanche”). Avalanche is an inactive company. All material intercompany accounts and transactions are eliminated in consolidation.

3. Summary of Significant Accounting Policies

  Net Loss Per Common Share

Basic net loss per common share is computed based on the weighted average number of shares of common stock outstanding during the periods presented on a recapitalization basis in accordance with the reverse merger. Common stock equivalents, consisting of stock options, Series A convertible preferred stock and warrants, as further discussed in the notes to the consolidated financial statements, were not included in the calculation of the diluted loss per share because their inclusion would have been anti-dilutive. The total common shares issuable upon the exercise of stock options, warrants, and the Series A convertible preferred stock as of December 31, 2005 and 2004 was 12,421,222 and 3,144,403, respectively.

Intangible Assets

In accordance with the requirements of Statement of Financial Accounting Standards No. 141 (“SFAS No. 141”), “Business Combinations”, on August 14, 2005, the Company recognized certain intangible assets acquired in the CBR acquisition (See Note 4), primarily goodwill, trade names, covenants not to compete, and customer relationships.  In accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”, on a regular basis, the Company performs impairment analysis of the carrying value of goodwill and certain other intangible assets by assessing the recoverability when there are indications of potential impairment based on estimates of undiscounted future cash flows. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends, and future prospects, in addition to other economic factors.

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to makes estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses. Actual results could differ from estimated amounts.

Concentrations of Credit Risk

Cash: The Company maintains its cash with various financial institutions, which exceeded the federally insured limit throughout the year. At December 31, 2005, the Company had cash on deposit of approximately $524,000 in excess of federally insured limits.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

3. Summary of Significant Accounting Policies, continued

Concentrations of Credit Risk, continued

Accounts Receivable: The number of clients that comprise the Company’s client base, along with the different industries and geographic regions, including foreign clients, in which the Company’s clients operate, limits concentrations of credit risk with respect to accounts receivable. The Company does not generally require collateral or other security to support client receivables, although the Company does require retainers, up-front deposits or irrevocable letters-of-credit in certain situations. The Company has established an allowance for doubtful accounts based upon facts surrounding the credit risk of specific clients and past collections history. Credit losses have been within management’s expectations.

Property and Equipment

Property and equipment is stated at cost and is being depreciated using the straight-line method over their estimated useful lives, generally five to seven years. Leasehold improvements are being amortized over the shorter of the useful life or the remaining lease term. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation of these assets are removed from the accounts and the resulting gains or losses are reflected in the consolidated results of operations. Expenditures for maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized.

Investment in Company

The Company maintains a 50% ownership interest in a risk management company operating in Europe and accounts for its investment using the equity method.

Revenue Recognition

Revenue is recognized as the services are performed pursuant to the applicable contractual arrangements. Revenue related to time and materials arrangements is recognized in the period in which the services are performed. Revenue related to fixed price arrangements are recognized based upon the achievement of certain milestones or progress points within the project plan. The impact of any revisions in estimated total revenue and direct contract costs is recognized in the period in which they become known. Expenses incurred by professional staff in the generation of revenue are billed to the client and recorded as revenue when incurred. For certain foreign accounts, revenues are recognized and the related expenses are recorded only after the receipt in cash of the revenue amounts. The Company incurs no obligations to third parties for expenses related to these certain foreign accounts until such time that invoiced revenues are received in cash.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

3. Summary of Significant Accounting Policies, continued

Advertising

The Company expenses the cost of advertising as incurred. Advertising expense for the years ended December 31, 2005 and 2004 was approximately $26,000 and $79,000, respectively.

Income Taxes

The Company accounts for income taxes using the liability method as required by SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under this method, deferred tax assets and liabilities are determined based on differences between their financial reporting and tax basis of assets and liabilities. The Company was not required to provide for a provision for income taxes for the years ended December 31, 2005 and 2004, respectively, as a result of losses incurred during the years.

Stock Based Compensation/Stock Options

As permitted by SFAS No. 123, “Accounting for Stock-Based Compensation” ("SFAS 123"), which establishes a fair value based method of accounting for equity-based compensation plans, the Company has elected to follow Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees” ("APB 25") for recognizing equity-based compensation expense for financial statement purposes. Under APB 25, no compensation expense is recognized at the time of option grant if the exercise price of the employee stock option is fixed and equals or exceeds the fair market value of the underlying common stock on the date of grant and the number of shares to be issued pursuant to the exercise of such options are known and fixed at the grant date.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force Issue No. (“EITF”) 96-18, “Accounting for Equity Instruments that are issued to other than employees for Acquiring, or In Conjunction with Selling, Goods or Services,” which requires that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed.

In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” ("SFAS 148"). This standard amended the disclosure requirements of SFAS 123 for fiscal years ending after December 15, 2002 to require prominent disclosure in both annual and interim financial statements about the method used and the impact on reported results. The Company follows the disclosure-only provisions of SFAS 123 which require disclosure of the pro-forma effects on net income (loss) as if the fair value method of accounting prescribed by SFAS 123 had been adopted, as well as certain other information.

Option valuation models require the input of highly subjective assumptions including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

3.     Summary of Significant Accounting Policies, continued

  Stock Based Compensation/Stock Options, continued

Under APB 25, no stock-based employee compensation expense relating to the Company’s stock option plans was reflected in net loss, as all options granted under its plan had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used:

	Years Ended December 31,
	2005	2004

Dividend yield	0%	0%
Expected volatility	87%	55%
Risk-free interest rate	3.0%	3.0%
Expected lives	3 years	3 years

The weighted average fair value of the options on the date of grant, using the fair value based method, for the years ended December 31, 2005 and 2004 $1.73 and $0.25, respectively. For the year ended December 31, 2005, the Company updated the expected volatility based upon a review of the history of additional comparable companies.

The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition method under the provisions of SFAS 123.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

3.     Summary of Significant Accounting Policies, continued

  Stock Based Compensation/Stock Options, continued

(All numbers in 000’s except per share data.)	For the Years Ended December 31,
	2005	2004
Net loss applicable to common stockholders, as reported	$(4,550)	$(1,397)
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	377	166

Pro-forma net loss	$(4,927)	$(1,563)
Net loss per share applicable to common stockholders - basic and diluted:

As reported	$(0.38)	$(0.16)

Pro forma	$(0.41)	$(0.18)

Recent Accounting Pronouncements

 In December, 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29” (“SFAS 153”). APB Opinion No. 29 provided an exception to the basic measurement principle (fair value) for exchanges of similar productive assets. That exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception to fair value for exchanges of similar productive assets and replace it with a general exception for exchange transactions that do not have commercial substance, which are defined as transactions that are not expected to result in significant changes in the cash flows of the reporting entity. SFAS No. 153 was effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The SFAS No. 153 did not have a material affect on the Company’s consolidated financial statements

In December 2004, the FASB issued SFAS No. 123R “Shared Based Payment (“SFAS 123R”)”. This statement is a revision of SFAS 123 and supersedes APB 25 and its related implementation guidance. SFAS 123R addresses all forms of shared based payment (“SBP”) awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and will be reflected as compensation cost in the historical financial statements. This statement is effective for public entities that file as small business issuers as of the beginning of the first annual reporting period that begins after December 15, 2005 and applies to all outstanding and unvested SBP awards as of the date adopted by the Company. The Company expects that SFAS 123R will have a significant impact on its overall consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

3.     Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

SFAS 123R permits public companies to adopt its requirements using one of two methods:

“Modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date. B. “Modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate, based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures, either (a) all prior periods presented or (b) prior interim periods of the year of adoption. The Company will adopt SFAS 123R beginning January 1, 2006 using the modified prospective method. The impact of this Statement will require the Company to record a charge for the fair value of its stock options over the vesting period in the consolidated financial statements. Based upon the current number of outstanding and unvested options at December 31, 2005, implementation of SFAS 123R will have a significant input upon the overall consolidated financial statements of the Company.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections - a replacement of APB No. 20 and FASB Statement No. 6”. Under SFAS No. 154, changes in accounting principles will generally be made by the retrospective application of the new accounting principle to the financial statements of prior periods unless it is impractical to determine the effect of the change on prior periods. The reporting of a change in accounting principles as a cumulative adjustment to net income in the period of the change permitted under APB No. 20 will no longer be permitted unless it is impractical to determine the effect of the change on prior periods. Corrections of errors in the application of accounting principles will continue to be reported by retroactively restating the affected financial statements. The provisions of SFAS No. 154 will not apply to new accounting standards that contain specific transition provisions. SFAS No. 154 is applicable to accounting changes made in fiscal years beginning on or after December 15, 2005. The early application of SFAS No. 154 is permitted for accounting changes made in fiscal years that began after the issuance of SFAS No. 154. The Company does not expect that SFAS No. 154 will have a material affect on its consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

3.     Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements

In June 2005, the FASB ratified EITF Issue No. 05-2, “The Meaning of `Conventional Convertible Debt Instrument’ in EITF No. 00-19, `Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 05-2”), which addresses when a convertible debt instrument should be considered `conventional’ for the purpose of applying the guidance in EITF No. 00-19. EITF 05-2 also retained the exemption under EITF No. 00-19 for conventional convertible debt instruments and indicated that convertible preferred stock having a mandatory redemption date may qualify for the exemption provided under EITF No. 00-19 for conventional convertible debt if the instrument’s economic characteristics are more similar to debt than equity. EITF 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005. The Company has applied the requirements of EITF 05-2 since the required implementation date. The adoption of this pronouncement did not have an impact on the Company’s consolidated financial position or results of operations.

In June 2005, the EITF released EITF Issue No. 05-4 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, `Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 05-4”) addresses financial instruments, such as stock purchase warrants, which are accounted for under EITF No. 00-19 that may be issued at the same time and in contemplation of a registration rights agreement that includes a liquidated damages clause. The consensus for EITF 05-4 has not been finalized.

In June 2005, the EITF reached consensus on Issue No. 05-6, "Determining the Amortization Period for Leasehold Improvements ("EITF 05-6"). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 was effective for periods beginning after June 30, 2005. EITF 05-6 did not have a material affect on the Company’s consolidated financial position or results of operations.

In September 2005, the EITF reached a consensus on EITF Issue No. 05-7, "Accounting for Modifications to Conversion Options Embedded In Debt Securities and Related Issues,” (“EITF 05-7”) beginning in the first interim or annual reporting period beginning after December 15, 2005. Early application of this guidance is permitted in periods for which financial statements have not yet been issued. The disclosures required by SFAS No. 154 should be made excluding those disclosures that require the effects of retroactive application. EITF 05-7 did not have material effect on the Company’s consolidated financial position.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

3.     Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In September 2005, the FASB ratified the following consensus reached in EITF Issue No. 05-8 "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature": a) The issuance of convertible debt with a beneficial conversion feature results in a basis difference in applying SFAS No. 109, “Accounting for Income Taxes.” Recognition of such a feature effectively creates a debt instrument and a separate equity instrument for book purposes, whereas the convertible debt is treated entirely as a debt instrument for income tax purposes. b) The resulting basis difference should be deemed a temporary difference because it will result in a taxable amount when the recorded amount of the liability is recovered or settled. c) Recognition of deferred taxes for the temporary difference should be reported as an adjustment to additional paid-in capital. This consensus is effective in the first interim or annual reporting period commencing after December 15, 2005, with early application permitted. The effect of applying the consensus should be accounted for retroactively to all debt instruments containing a beneficial conversion feature that are subject to EITF Issue 00-27,"Application of Issue No. 98-5 to Certain Convertible Debt Instruments" (and thus is applicable to debt instruments converted or extinguished in prior periods but which are still presented in the financial statements). The adoption of this pronouncement is not expected to have a material impact on the Company's consolidated financial statements.

4.	Acquisition of CBR

On August 14, 2005, GlobalOptions purchased substantially all of the assets and business activities of CBR. The aggregate purchase price paid for CBR’s assets and business was approximately $5,150,000 subject to certain future adjustments to opening working capital purchase price as defined in the agreement.

The aggregate purchase price of approximately $5,293,000 consisted of cash in the amount of $4,246,000, a broker fee of approximately $143,000 and a note payable to the seller in the amount of $904,000 due August 14, 2006. The note payable to the seller is non-interest bearing and is unsecured. The purchase price is subject to change based upon future adjustments to working capital, as defined, for working capital acquired from CBR as of the acquisition date. This working capital adjustment will be finalized on August 14, 2006, in connection with the final adjustment to the purchase price.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

4.	Acquisition of CBR, continued

The assets and liabilities of CBR have been recorded in the Company’s consolidated balance sheet at their fair values at the date of acquisition. As part of the purchase of CBR on August 14, 2005, the Company acquired identifiable intangible assets of approximately $1,371,000. Of the identifiable intangibles acquired, $80,000 has been assigned to trade names, $52,000 to developed technology, $729,000 to customer relationships, and $510,000 to non-compete agreements. The acquired intangibles have been assigned definite lives and are subject to amortization, as described in the table below.

The following table details amortization periods for the identifiable, amortizable intangibles:

Intangible Asset Category	Amortization Period in years
Trade names	5 years
Developed technology	3 years
Non-compete agreements	3 years
Customer relationships	5 years

The following table details the allocation of the purchase price for the acquisition of CBR:

Fair Value

Cash	$26,086
Accounts receivable	1,527,071
Prepaid expenses	20,549
Property and equipment	153,802
Security deposits	16,032
Intangible asset - trade names	80,000
Intangible asset - developed technology	52,000
Intangible asset - customer relationships	728,808
Intangible asset - non-compete agreements	510,000
Accounts payable	(900,175)
Accrued compensation and related benefits	(413,457)
Due to former stockholder of CBR	(797,149)
Other current liabilities	(34,995)

Net fair values assigned to assets acquired and
liabilities assumed	968,572
Goodwill	4,324,620
Total	$5,293,192

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

4.	Acquisition of CBR - continued

The following represents a summary of the purchase price consideration:

Cash	$4,246,092
Broker fee incurred - included as part of purchase price	142,870
Note payable	904,230

Total Purchase Price Consideration	$5,293,192

The results of operations for CBR for the period from August 14, 2005 to December 31, 2005, are reflected in the Company’s results for the year ended December 31, 2005 in the accompanying consolidated statements of operations.

The following table presents the unaudited pro-forma combined results of operations of the Company and CBR for each of the years ended December 31, 2005 and 2004, respectively as if CBR had been acquired at the beginning of each of the periods.

	For the Years Ended December 31,
	2005	2004

Revenues	$15,415,791	$14,360,946

Net loss applicable to common stockholders	$(5,783,305)	$(2,283,999)

Pro-forma basic and diluted net loss per common share	$(0.48)	$(0.27)

Weighted average common shares outstanding - basic and diluted	12,001,108	8,613,178

The pro forma combined results are not necessarily indicative of the results that actually would have occurred if the CBR acquisition had been completed as of the beginning of 2004, nor are they necessarily indicative of future consolidated results.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

5.	Intangible Assets

Intangible assets at December 31, 2005 consist exclusively of amounts related to the CBR acquisition (See Note 4).

The estimated amortization of amortizable intangible assets for the five years ending December 31, 2010 is as follows:

For the Years Ending December 31,	Total	Developed Technology	Non-Compete Agreements	Customer Relationships	Trade Names

2006	$361,000	$21,000	$170,000	$154,000	$16,000
2007	361,000	21,000	170,000	154,000	16,000
2008	277,000	2,000	105,000	154,000	16,000
2009	170,000	-	-	154,000	16,000
2010	64,000	-	-	54,000	10,000
Totals	$1,233,000	$44,000	$445,000	$670,000	$74,000

During the year ended December 31, 2005, the Company recorded amortization expense related to the acquired amortizable intangibles of $137,320.

The weighted average amortization period for amortizable intangibles is 4.0 years and has no residual value.

6.	Property and Equipment

At December 31, 2005, property and equipment is comprised of the following:

Computer and equipment	$306,625
Furniture and fixtures	120,544
Leasehold improvements	136,244
563,413
Less: accumulated depreciation and amortization	343,100
Total	$220,313

Depreciation and amortization for the years ended December 31, 2005 and 2004 was $70,737, and $53,557, respectively.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

7.	Line of Credit

During November 2003, GlobalOptions signed a $1,000,000 line of credit with a financial institution with an interest rate of prime plus 1.25% (7.25% at December 31, 2005) secured by accounts receivable and subject to monthly covenants.

In conjunction with the establishment of this line of credit, the financial institution was granted warrants to purchase 29,411 shares of the Company’s common stock at $0.60 per share. The value of these warrants, computed using the Black-Scholes option pricing model was de-minimus. These warrants were exercised on June 24, 2005 on a cashless basis, and were exchanged for 20,579 shares of common stock.

On May 4, 2005, this line of credit agreement was amended to increase the facility amount to $1,875,000. This line of credit was renewed on February 3, 2006 and expires on February 3, 2007. During March 2006, the Company entered into an agreement to guarantee the obligations of GlobalOptions under this line of credit. The balance outstanding under the line of credit at December 31, 2005 was $543,453.

8.	Due to Former Stockholder of CBR

During 2001, CBR entered into an agreement to purchase certain assets and assume certain liabilities of Gallagher Bassett Services, Inc. (“Gallagher”). The purchase agreement required that CBR make additional payments to Gallagher, as consideration for the acquisition over a five year period ending during August 2006. These additional payments are equal to a percentage of revenues generated on a calendar year basis by Gallagher on behalf of CBR as defined in the purchase agreement as shown in the following table.

Related Revenue	Applied percentage to calculate additional consideration
Up to $3,000,000	5%
Between $3,000,000 and $5,000,000	7%
Between $5,000,000 and $6,000,000	9%
Over $6,000,000	10%

GlobalOptions assumed a liability of $797,149 in connection with the acquisition of CBR which includes an increase to the opening balance liability of approximately $178,700 relating to a change in the estimated amount due under the agreement. This amount has been recorded as a purchase price adjustment to customer relationships in accordance with SFAS No. 141(See Note 4). At December 31, 2005, the balance due under this agreement was $595,320.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

9.	Other Current Liabilities

At December 31, 2005, other current liabilities consisted of the following:

Accrued client expenses	$ 83,070
Corporate development expenses	11,097
Deferred rent	67,768
Miscellaneous	66,493

Total	$ 228,428

10.	Income Taxes

The Company’s deferred tax assets of approximately $2,618,000 and $1,191,000 at December 31, 2005 and 2004, respectively, are subject to a 100% valuation allowance because it is more likely than not that the deferred tax assets will not be realized. The valuation allowances related to the Company’s deferred tax assets increased by approximately $1,427,000 and $602,000 for the years ended December 31, 2005 and 2004, respectively.

Significant components of the Company’s deferred tax assets at December 31, 2005 and 2004 are as follows:

	December
	2005	2004
Deferred tax assets:
Net operating loss carryforwards	$2,118,168	$1,007,719
Stock-based compensation	151,730	82,200
Allowance for doubtful accounts	215,480	47,490
Property and equipment	47,756	25,872
Intangible assets	41,220	-
Non-deductible accruals	87,251	27,761
Total deferred tax assets	2,661,605	1,191,042
Deferred tax liability:
Goodwill	(43,246)	-
Subtotal	2,618,359	1,191,042
Less: valuation allowance	(2,618,359)	(1,191,042)
Deferred tax assets, net	$-	$-

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

10.	Income Taxes, continued

As of December 31, 2005 and 2004, the Company had available approximately $5,172,000 and $2,504,000, respectively, of federal and state net operating losses (“NOL”) available for income tax purposes that may be carried forward to offset future taxable income, if any. These carryforwards expire in years 2022 through 2025. The Company’s ability to use its NOL carryforwards may be subject to an annual limitation in future periods pursuant to Section 382 of the Internal Revenue Code.

As a result of our significant operating loss carryforwards and the corresponding valuation allowance, no income tax benefit has been recorded at December 31, 2005 and 2004. The provision for income taxes using the statutory federal tax rate as compared to our effective tax rate is summarized as follows:

	December 31,
	2005	2004
Tax benefit at statutory rate	(34.0)%	(34.0)%
State income taxes	(6.0)%	(6.0)%
Increase in valuation allowance	40.0%	40.0%
Effective income tax rate	-	-

11.	Convertible Note Payable - Stockholder

During August 2004, the Company received $250,000 in the form of a four year convertible note to QuanStar I, LLC (“QuanStar”), an existing stockholder. This convertible note bore interest at a rate of 10% per annum, with interest payable quarterly commencing October 1, 2004. The principal amount was due upon maturity in August 2009. On June 24, 2005, at the option of QuanStar, the $250,000 convertible note and accrued interest of $17,083 was converted into 361,891 shares of common stock.

12.	Commitments and Contingencies

Employment Agreements

GlobalOptions entered into employment agreements that are renewed on an annual basis with both its Chief Executive Officer and President. Base compensation is $260,000 and $250,000, per annum for its Chief Executive Officer and its President, respectively.

On January 29, 2004, GlobalOptions entered into an employment agreement with its Chairman of the Board. This agreement provided for base compensation of $200,000 per annum. The agreement provided for a sign-on grant of an option to purchase 441,177 shares of common stock for which there is a 3 year vesting period and a one year bonus consisting of a grant of an option to purchase 441,177 shares of common stock that also vest over a 3 year period. For both stock option grants the exercise price is $0.60 per share

GlobalOptions employment agreement with its Chairman was assigned to the Company effective as of June 27, 2005. Pursuant to the assignment, (i) the Chairman’s salary was increased to the annual rate of $300,000 retroactive to January 1, 2005, (ii) all of the Chairman’s stock options in GlobalOptions were confirmed to have vested with the consummation of the reverse merger, (iii) the Chairman agreed to forego receiving any 2005 annual bonus that he is entitled to under the employment agreement, and (iv) and the Company and the Chairman agreed to negotiate in good faith bonus arrangements after December 31, 2005.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

12.	Commitments and Contingencies, continued

Employment Agreements, continued

In connection with the acquisition of CBR (See Note 4), GlobalOptions entered into a three year employment agreement with Halsey Fischer, the former president and chief executive officer of CBR. Under the terms of the agreement, Mr. Fischer serves the Company as President of the Investigations Segment (See Note 18) and receives an annual salary of $200,000 per annum and be eligible for a discretionary annual bonus segment of the Company of up to $50,000. In addition, the Company has assumed the employment agreements of three former employees of CBR, with such agreements having remaining terms of approximately one year from the date of the acquisition of CBR, representing in the aggregate a remaining obligation of approximately $100,000 at December 31, 2005.

Operating Leases

In January 2003, GlobalOptions entered an operating lease for office space that expires on January 1, 2008. Rents are payable in monthly installments of $37,931 plus a proportionate share of operating charges and real estate taxes. On each annual anniversary date of the lease, the rent will increase by 2.5% of the current year’s rent. In accordance with SFAS No. 13, “Accounting for Leases,” the non-contingent rent increases are being amortized over the life of the leases on a straight line basis. Deferred rent of $35,582 and $35,290 represents the unamortized rent adjustment amounts at December 31, 2005 and 2004, respectively.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

12.	Commitments and Contingencies - continued

Operating Leases, continued

In connection with the purchase of assets and assumption of liabilities of CBR, GlobalOptions assumed the obligations for the leases of the eight CBR offices. Such lease obligations are through the year 2010 and carry terms that allow for renewals.

Future minimum lease payments under these leases are as follows:

For the Years Ending December 31,
2006	$808,450
2007	680,858
2008	96,471
2009	61,443
2010	26,485
Thereafter	5,214
Total	$1,678,921

Rent expense charged to operations amounted to approximately $503,000 and $478,000, respectively for the years ended December 31, 2005 and 2004. During 2004, the Company also rented a corporate apartment on a month-to-month basis. Rent expense for the apartment was $24,104 for the year ended December 31, 2004. The lease for the corporate apartment was cancelled on April 21, 2004.

Letter of Credit

In connection with the lease for its corporate office, the Company is required to maintain a standby letter of credit of $37,931 for the purpose of collateralizing future lease payments. During the year ended December 31, 2005, the landlord drew upon the letter of credit and the security deposit in order to satisfy a portion of the Company’s obligations under the lease. Accordingly, at December 31, 2005, the Company was not in compliance with the standby letter of credit obligations under the lease. During March 2006, the Company reinstated the letter of credit and brought the Company back into compliance under the lease agreement.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

12.	Commitments and Contingencies - continued

Consulting Agreements- continued

GlobalOptions has been a party to a consulting agreement with BKS Advisors, LLC (“BKS”) pursuant to which BKS provides GlobalOptions management with certain business, strategy and financial services. The agreement with BKS has a term that extends through October 2006. The consulting agreement provides for a monthly fee of $25,000 which may be adjusted based on the level of services provided. On June 1, 2005, BKS assigned its rights under this agreement to Jeffrey O. Nyweide, Chief Financial Officer and Executive Vice President of Corporate Development of GlobalOptions Group. Consulting expense under this agreement incurred for each of the years ended December 31, 2005 and 2004 amounted to $300,000.

During November 2005, GlobalOptions entered into a consulting agreement with Rubenstein Public Relations Inc. (“RPR”). As part of this agreement, RPR will provide GlobalOptions certain public relations services. The agreement with RPR is to commence in January 2006 for a monthly fee of $7,500 and is on a month to month basis.

During July 2005, GlobalOptions entered into a consulting agreement with Athorn, Clark and Partners, Inc. (“Athorn”) for a term of six months. During December 2005, the term of this agreement was extended for one year. As part of this agreement, Athorn will provide GlobalOptions with strategic advisory services. The agreement provides that Athorn will be paid a monthly fee valued at $20,000, for which $10,000 will be paid in cash and $10,000 in the common stock of the Company. During the year ended December 31, 2005, the Company issued to Athorn a total of 22,442 shares of common stock valued at $60,000 representing the Company’s obligation to Athorn through December 31, 2005.

During May 2005, GlobalOptions entered into a consulting agreement with Lippert/Heilshorn and Associates, Inc. (“Lippert”) for a term of one year. As part of this agreement, Lippert will provide GlobalOptions with financial communications consulting services. The agreement provides that for the months of June through August 2005, and thereafter, that Lippert will be paid under the agreement the amounts of $10,000 and $7,500 in cash and $10,000 and $7,500 in the common stock of the Company, respectively. During the year ended December 31, 2005, the Company issued to Lippert a total of 23,652 shares of common stock, valued at $60,000 representing the Company’s obligation to Lippert through December 31, 2005.

13.	Stockholders’ Equity

Common Stock

The Company has authorized 85,000,000 shares of common stock. The holders of the Company’s common stock are entitled to one vote per share. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. However, the current policy of the Board of Directors is to retain earnings, if any, for the operation and expansion of the business. Upon liquidation, dissolution or winding-up of the Company, the holders of common stock are entitled to share ratably in all assets of the Company which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding Series A convertible preferred stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

13.	Stockholders’ Equity, continued

Common Stock, continued

During August 2004, the Company issued 1,102,941 shares of common stock for proceeds of $750,000, and warrants to purchase 176,471 shares of common stock at $0.68 per share to QuanStar I, LLC, who was a holder of a convertible note payable issued by GlobalOptions (See Note 11) and a compensated financial advisor to GlobalOptions (See Note 16). In June 2005, QuanStar I exercised the warrants and purchased 176,471 shares of common stock for $120,000.

Stock Based Compensation

On June 24, 2005, the Company issued 145,000 shares of common stock at a value of $337,850 to an advisor for its services related to the reverse merger. This cost is reflected in general and administrative expenses in the consolidated statements of operations for the year ended December 31, 2005.

On November 18, 2005, the Company granted an option to its consultant who also serves as the Company’s Chief Financial Officer, to purchase 500,000 shares of common stock at $2.50 per share. This option has a term of five years, is non-forfeitable and vests over three years. This option was valued at $865,000 utilizing the Black-Scholes economic model and is being amortized to stock based compensation over the three year vesting period in accordance with EITF 96-18. At December 31, 2005, the unamortized amount of this option grant was approximately $848,000. For the year ended December 31, 2005, approximately $17,000 has been recorded as stock based compensation and recorded within general and administrative expenses.

During the years ended December 31, 2005 and 2004, the Company issued stock options to certain members of its advisory boards in exchange for their advisory services to the Company valued at $119,000 and $39,000, respectively.

GlobalOptions Shares Immediately Prior to the Reverse Merger

On June 24, 2005, in anticipation of and in connection with the reverse merger agreement, each of the holders of its Series A, Series A-1 and Series A-2 convertible preferred stock agreed to exchange the holders’ full rights, including accrued dividends of $1,381,099, in their convertible preferred shares on the basis of one share of the common stock of GlobalOptions Group for each 1.7 shares of convertible preferred stock. This transaction resulted in the issuance of 6,596,031 shares of common stock of GlobalOptions Group in exchange for 11,213,254 shares of convertible preferred stock of GlobalOptions on June 24, 2005.

Pursuant to the Merger Agreement, stockholders of GlobalOptions received one share of GlobalOptions Group common stock for each 1.7 issued and outstanding shares of GlobalOptions common stock at closing for which 4,650,000 shares of GlobalOptions common stock was exchanged for 2,735,294 shares of common stock of GlobalOptions Group.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

13.	Stockholders’ Equity, continued

GlobalOptions Shares Immediately Prior to the Reverse Merger, continued

The convertible preferred shares of GlobalOptions exchanged included the issuance of 20,579 shares of common stock resulting from the cashless exercise in June 2005 of a warrant held by a financial institution for the purchase of 29,411 shares of stock of the Company (See Note 7), the issuance of 361,891 shares of common stock of the Company resulting from the surrender of QuanStar’s $250,000 Convertible Note and accrued interest of $17,083 and the issuance of 176,471 shares of common stock of the Company resulting from the exercise of a warrant to purchase 176,471 shares held by the QuanStar Group, LLC.

Reverse Merger and Private Placement - Summary of Transactions

On June 24, 2005, the Company consummated a reverse merger transaction (See Note 1).

At closing GlobalOptions Group issued 9,890,266 shares of its common stock to the former common and convertible preferred stockholders of GlobalOptions, in exchange for 100% of their outstanding shares of GlobalOptions.

GlobalOptions Group has assumed all of GlobalOption’s obligations under its outstanding stock option plan and has reserved 6,500,000 shares of GlobalOptions Group’s common stock for stock options issuable under a newly adopted 2005 Stock Option Plan (See Note 14). At the time of the reverse merger, GlobalOptions had outstanding stock options to purchase 4,450,721 shares of common stock, which outstanding options became stock options to purchase 2,618,071 shares of common stock of GlobalOptions Group, after giving effect to the reverse merger exchange ratio. Neither GlobalOptions nor GlobalOptions Group had any warrants to purchase shares of common stock outstanding immediately prior to the closing of the reverse merger. The pricing of all stock options has been adjusted on a 1.7 to 1 basis.

Simultaneous with closing of the reverse merger, GlobalOptions Group sold to its majority stockholders its historical art business operations, and they assumed the historical liabilities of those operations. After giving effect to the cancellation of 79,702,000 shares held by the former stockholders, there were 4,398,000 shares of GlobalOptions Group common stock outstanding before giving effect to the stock issuances in the reverse merger and private placement.

In connection with the reverse merger, GlobalOptions Group completed the closing of a private placement of a total of 7,500 units consisting of one share of our Series A convertible preferred stock, par value $.001 per share, and a detachable, transferable warrant to purchase shares of the Company’s common stock, at a purchase price of $1,000 per unit, to accredited investors pursuant to the terms of a Confidential Private Offering Memorandum, dated April 18, 2005, as supplemented. Each share of Series A convertible preferred stock is initially convertible into 500 shares of common stock at any time. Each warrant entitles the holder to purchase 125 shares of common stock at an exercise price of $2.50 per share through June 24, 2009, subject to certain redemption provisions. The Company received proceeds from the tranches of the private placement of approximately $7,041,000, net of offering costs of approximately $459,000.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

13.	Stockholders’ Equity, continued

Reverse Merger and Private Placement - Summary of Transactions, continued

Brookshire Securities Corporation served as placement agent in connection with the private placement. The placement agent received a cash fee in the aggregate of $200,000, four-year warrants to purchase 150,000 shares of GlobalOptions Group’s common stock at an exercise price of $2.00 per share, and four-year warrants to purchase an additional 350,000 shares of the Company’s common stock at an exercise price of $2.50 per share on terms which are identical to those warrants included in the units.

Under the terms of the private placement, the Company agreed to file a "resale" registration statement with the SEC covering the shares of common stock underlying the Series A preferred stock and warrants issued in the private placement on or before October 28, 2005 (or 120 days after the closing). The Company is obligated to maintain the effectiveness of the "resale" registration statement from the effective date through and until 12 months after the date of closing of the merger, unless all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act of 1933, provided the Company complies with their reporting obligations.

In the event the "resale" registration statement was not filed with the SEC on or prior to the 180th day after the completion of the merger, each investor in the private placement was to receive an additional number of shares of Series A preferred stock equal to 2% of the total number of shares of Series A preferred stock subscribed to by such investor in the private placement (which additional shares of underlying common stock will also be registered) for each month (or portion thereof) that the registration statement is not so filed, provided that the aggregate increase in such shares of Series A preferred stock pursuant to this paragraph will in no event exceed 20% of the original number of shares of Series A preferred stock subscribed for in the private placement.

The Company agreed to use its best efforts to have the "resale" registration statement declared effective by the SEC as soon as possible after the initial filing and agreed to respond to all questions or comments by the SEC pertaining to such registration statement within 30 days of the receipt of such comments. In the event that the Company does not respond to questions or comments by the SEC pertaining to the registration statement within 30 days after the Company’s receipt of such comments, each investor in the private placement will receive an additional number of shares of Series A preferred stock equal to 2% of the total number of shares of Series A preferred stock subscribed to by such investor in the private placement (which additional shares of underlying common stock will also be registered) for each month (or portion thereof) that the Company does respond to questions or comments by the SEC pertaining to such registration statement, provided that the aggregate increase in such shares of Series A preferred stock pursuant to this paragraph will in no event exceed 20% of the original number of shares of Series A preferred stock subscribed to in the private placement.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

13.	Stockholders’ Equity, continued

Reverse Merger and Private Placement - Summary of Transactions, continued

Verus International Group (“Verus”) served as advisor to the Company on the structuring and execution of the reverse merger. In connection with the identification and structuring of the reverse merger and effective as of the closing of the reverse merger, the Company paid Verus or its designees a fee equal to 145,000 shares of common stock valued at $337,850 and a fee paid in warrants as an advisor for the private placement equal to 396,095 cashless four-year warrants to purchase the Company’s common stock exercisable at $2.00 per share, and a fee paid in warrants equal to 1,053,905 warrants to purchase the Company’s common stock exercisable at $2.50 per share on terms which are identical to those warrants included in the units.

The Company’s placement agent entered into a selected dealer agreement with Starboard Capital Markets, LLC (“Starboard Capital”), a registered broker-dealer for the sale of certain of the units. Pursuant to the form of selected dealer agreement, for units sold by the selected dealer which were received and accepted by the Company and the placement agent, Starboard Capital received (i) a cash fee of $7,500 and (ii) warrants to purchase 150,000 shares of the Company’s common stock. These warrants are comprised of (i) warrants to purchase 42,000 shares of common stock with an exercise price equal to $2.00 per share, exercisable for a four-year period commencing on the date of issuance, with cashless exercise features, and (ii) warrants to purchase 108,000 shares of common stock with an exercise price equal to $2.50 per share, exercisable for a four-year period commencing on the date of issuance, with features otherwise identical to the warrants sold in the private placement.

The Company has agreed to engage Verus for a period of 24 months following the closing of the merger and private offering to provide capital markets advisory services at a monthly rate of $10,000, payable 50% in cash and 50% in common stock at the then-current market value. During the year ended December 31, 2005, the Company issued 11,221 shares of common stock, valued at $30,000, in connection with this agreement.

Series A Convertible Preferred Stock

The Company has authorized a total of 15,000,000 shares of preferred stock. In conjunction with the reverse merger, the Company designated 16,000 shares as authorized for Series A convertible preferred stock.

Holders of Series A convertible preferred stock will be entitled at any time to convert their shares of Series A convertible preferred stock into common stock, without any further payment thereafter. Each share of Series A convertible preferred stock is initially convertible into 500 shares of common stock at a conversion price of $2.00 per common share and is immediately convertible into common stock.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

13.	Stockholders’ Equity, continued

Series A Convertible Preferred Stock, continued

On September 22, 2005, GlobalOptions Group closed out its initial private placement with the sale of 250 units, as detailed in the Company’s Confidential Private Offering Memorandum, dated April 18, 2005, as amended, the Company received proceeds from the private placement of approximately $160,000, net of offering costs of $90,000. In connection with this private placement, 31,250 of Series A warrants were issued to investors, 12,100 of the Series B warrants were issued to the placement agent and advisors and 4,563 of the Series C warrants were issued to the placement agent and advisors. In addition, in conjunction with the close out of the initial private placement, 350,994 of the Series B warrants and 132,342 of the Series C warrants were issued to Verus.

Series A Convertible Preferred Stock - Beneficial Conversion Feature and Deemed Dividends

At June 24, 2005, the date of issuance, the fixed conversion price of the Series A convertible preferred stock of $2.00 represented a discount to the market value of the Company’s common stock, which was at a quoted market price of $2.10 per share. In accordance with EITF 00-27, “Application of Issue 98-5 to Certain Convertible Instruments” and EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjusted Conversion Ratios”, the Company determined the relative fair value of the warrants and the convertible preferred stock and allocated the proceeds received on a relative fair value basis. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 55%, risk-free interest rate of 3% and an expected term of two years. Based upon this calculation, the effective conversion price of the Series A convertible preferred stock was determined to be $1.88 per common share, resulting in a beneficial conversion feature of $832,500 at June 24, 2005.

At September 22, 2005, the fixed conversion price of the Series A convertible preferred stock of $2.00 represented a discount to the market value of the Company’s common stock, which was at a quoted market price of $3.00 per share. The Company determined the relative fair value of the warrants and the Series A convertible preferred stock and allocated the proceeds received on a relative fair value basis. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 55%, risk-free interest rate of 3% and an expected term of two years. Based upon this calculation, the effective conversion price of the Series A convertible preferred stock was determined to be $1.18 per common share, resulting in a beneficial conversion feature of $147,250 at September 22, 2005.

The Company has presented the beneficial conversion feature as a deemed dividend to the holders of the preferred stock on the consolidated statements of operations of $979,750 for the year ended December 31, 2005.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

13.	Stockholders’ Equity, continued

Series A Convertible Preferred Stock Features

The number of shares of common stock issuable upon conversion of the Series A convertible preferred stock is subject to adjustment upon the occurrence of certain events, including, among others, a stock split, reverse stock split or combination of the common stock; an issuance of common stock or other securities of the Company as a dividend or distribution on the common stock; a reclassification, exchange or substitution of the Company’s common stock; or a capital reorganization of the Company. In the event that the Company issues any shares of common stock or common stock equivalents in a private placement, secondary offering or shelf offering for cash consideration at a price less than $2.00 per share of common stock, the conversion rate will be that number of shares of common stock equal to $1,000 divided by the price per share at which we issue common stock (the “Denominator”), but in no event will the Denominator be less than $.765 per share.

Holders of Series A convertible preferred stock are entitled to vote their shares on an as-if-converted to common stock basis, and will vote together with the holders of the common stock, and not as a separate class. Holders of Series A convertible preferred stock will also have any voting rights to which they are entitled by law.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Series A convertible preferred stock will be entitled to receive out of assets of the Company available for distribution to its stockholders, before any distribution is made to holders of the common stock, liquidating distributions in an amount equal to $1,000 per share. After payment of the full amount of the liquidating distributions to which the holders of the Series A convertible preferred stock are entitled, holders of the Series A preferred stock will receive liquidating distributions pro rata with holders of common stock, based on the number of shares of common stock into which the Series A convertible preferred stock is convertible at the conversion rate then in effect.

The Series A convertible preferred stock may not be redeemed by the Company at any time.

Holders of Series A convertible preferred stock will not be entitled to receive any dividends, except to the extent that any dividends are declared on the Company’s common stock, in which case holders of Series A convertible preferred stock will be entitled to receive such dividends on an as-if-converted basis.

Warrants (Series A & B)

Each warrant, of which 968,750 of the Series A were issued to investors and 1,875,000 of the Series B that were issued to the placement agent and advisors, entitles the holder thereof to purchase 125 shares of common stock at an exercise price of $2.50 per share from the date of issuance until the fourth anniversary thereof. The Company may call the warrants beginning 15 months after the closing of the private placement at a rate of 25% per quarter if at any time during such quarter the 30-day trailing average stock price is greater than $4.00 per share.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

13.	Stockholders’ Equity, continued

Warrants (Series C)

Each warrant, of which 725,000 were issued to the placement agent and advisors, entitles the holder thereof to purchase 125 shares of common stock at an exercise price of $2.00 per share from the date of issuance until the fourth anniversary thereof. These warrants may be exercised upon surrender of the certificate therefore, accompanied by payment of the full exercise price for the number of warrants being exercised. The holder may also alternatively exercise these warrants on a cashless basis by surrendering the warrant with an executed notice of cashless exercise attached thereto, in which event the Company will issue to the holder the number of shares of stock determined following the formula contained therein.

Adjustments (applicable to Warrants - Series A, B and C)

In the event that the Company issues any shares of its common stock or common stock equivalents following in a private placement, secondary offering or shelf offering for cash consideration at a price less than $2.50 per share of common stock for Series A and B warrants or $2.00 per share of common stock for Series C warrants, respectively, (i) the number of shares of common stock for which each warrant is exercisable will be adjusted to equal that number which is the result of the original number of shares of common stock for which each warrant is exercisable multiplied by $2.50 per share of common stock for Series A and B warrants and $2.00 per share of common stock for Series C warrants, and divided by the price per share at which the Company will issue such common stock or common stock equivalents, but in no event will the denominator be less than $.765 per share, and (ii) the exercise price of each warrant shall be reduced to equal the price per share at which GlobalOptions Group issues such common stock or common stock equivalents, but in no event will the exercise price be reduced to less than $.765 per share. Additionally, the warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock dividends, stock splits, and other similar events.

The holders of any type of warrant will not possess any voting or other rights as a stockholder of the Company unless and until the holder exercises the warrant.

A summary of the Company’s warrants outstanding and fully exercisable at December 31, 2005 is presented in the table below:

	Exercise Prices
	$2.00	$2.50	Total
Series A	-	968,750	968,750
Series B	-	1,875,000	1,875,000
Series C	725,000	-	725,000
Outstanding	725,000	2,843,750	3,568,750

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

14.	Stock Option Plans

On January 24, 2002, the Board of Directors and stockholders of GlobalOptions approved the 2002 Stock Option Plan (the “2002 Plan”). The Plan is administered by the Board of Directors (“the Board”) of GlobalOptions. Directors and stockholders, officers, employees, and consultants of the Company were eligible to participate. The Plan provided for the awards of incentive and nonstatutory stock options. The Plan initially provided for 1,685,000 shares of common stock to be reserved for issuance under the Plan. On August 4, 2004, the Company authorized an additional 1,585,095 shares of common stock to be reserved for issuance under the Plan. The Committee determined the vesting schedule to be up to five years at the time of grant of any options under the Plan, and unexercised options will expire in ten years. The exercise price was equal to at least 100% of the fair market value of a share of common stock, as determined by the Committee, on the grant date.

On August 5, 2005, the Board of Directors and stockholders of the Company approved the 2005 Stock Option Plan (the “2005 Plan”), which replaced the 2002 Plan. The 2005 Plan is administered by the Company’s compensation committee and provides for 6,500,000 shares of common stock to be reserved for issuance under the 2005 Plan. Directors, officers, employees, and consultants of the Company are eligible to participate. The 2005 Plan provides for the awards of incentive and nonstatutory stock options. The Committee determined the vesting schedule to be up to five years at the time of grant of any options under the Plan, and unexercised options will expire in ten years. The exercise price is to be equal to at least 100% of the fair market value of a share of common stock, as determined by the Committee, on the grant date.

At the time of the reverse merger, GlobalOptions had outstanding stock options to purchase 4,450,721 shares of common stock, which outstanding options became stock options to purchase 2,618,071 shares of common stock of the Company after giving effect to the reverse merger exchange ratio. The Company is in the process of assuming the stock options to purchase a total of 2,618,071 shares of common stock, with exercise prices at the fair market value or in excess of the fair market value on the date of grant, under the 2005 Plan. As of the date hereof, approximately 93% of such stock options have been assumed. Those that have not been assumed continue to represent the right to acquire the common stock of GlobalOptions.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

14. Stock Option Plans, continued

A summary of the status of the Company’s stock option plans and the changes during the years then ended December 31, 2005 and 2004 is presented in the table below:

	Number of Options	Weighted Average Exercise Price

Balance, January 1, 2004	835,389	$.17
Granted	1,776,765	.63
Exercised	-	-
Forfeited	(19,377)	.58

Balance, December 31, 2004	2,592,777	$.48
Granted	2,400,283	2.44
Exercised	-	-
Forfeited	(15,588)	.68

Balance, December 31, 2005	4,977,472	$1.42

A summary of the Company’s stock options outstanding and exercisable at December 31, 2005 is presented in the table below:

Option Exercise Price	$.068	$0.6006	$0.68	$0.85	$2.30-$2.50
						Total
Outstanding	708,659	1,193,824	641,471	58,824	2,374,695	4,977,472

Weighted average remaining contractual life of options outstanding (in years)	1.1	1.1	1.9	7.6	4.4

Exercisable	708,659	402,295	210,280	58,823	89,925	1,469,982

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

15.	Major Clients

The Company’s top three clients represented 27%, 11%, and 7%; and 21%, 17%, and 10%, respectively, of revenues for the years ended December 31, 2005 and 2004, respectively.

The Company has foreign clients representing 11%, 7% and 6% of revenues for the year ended December 31, 2005, and foreign clients representing 21%, 2%, 1%, respectively, of revenues for the year ended December 31, 2004. These foreign clients operate primarily in Russia and the Carribbean. For each of these foreign clients the Company is paid in U.S. dollars.

16.	Related Party Transactions

The Company was a party to an advisory agreement with the QuanStar Group, LLC ("QuanStar Group), pursuant to which QuanStar Group rendered strategic and consulting services to the Company, particularly in the areas of corporate finance and strategic acquisitions, and was paid a monthly retainer of $15,000. During the years ended December 31, 2005 and 2004, under this agreement, the Company incurred costs of $165,000 and $60,000 respectively. The amount due to the QuanStar Group included in accounts payable at December 31, 2005 amounted to approximately $34,500. The advisory agreement was entered into as of August 2004 and was terminated during November 2005. Harvey W. Schiller, Ph.D., the Company's Chairman and Chief Executive Officer, and Per-Olof Lööf, the Company's Vice Chairman of the Board, are partners in the QuanStar Group.

17.	Defined Contribution Plan

The Company has a 401(k) profit sharing plan (the “401(k) Plan”), covering employees who have completed three months of service and meet certain other eligibility requirements. The 401(k) Plan provides for a discretionary matching contribution by the Company, based on employee elective deferrals, determined each payroll period. The 401(k) Plan also provides for an employer discretionary profit sharing contribution. Employees vest at a rate of 25% per year in discretionary employer contributions. The 401(k) Plan expense amounted to $18,441 and 20,932 for the years ended December 31, 2005 and 2004, respectively.

18.	Client and Segment Data

The Company’s reportable operating segments services consisted of the following three business segments: Investigations/Litigation Support, Crisis Management Services and Security. The Company’s reportable segments are organized, managed and operated along product lines. These product lines are provided to similar clients, are offered together as packaged offerings, generally produce similar margins and are managed under a consolidated operations management.

The Investigations/Litigation Support Services segment includes activities from litigation support, due diligence, inventory control, asset recovery, and business intelligence.

The Crisis Management Services segment includes activities related to risk planning and response to natural disasters, kidnappings, labor disputes, bombings, product tampering and industrial espionage.

The Security Services segment includes activities from threat and vulnerability assessments; fraud prevention; IT security, and technical systems/counter-measures both nationally and internationally.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

18.	Client and Segment Data, continued

Total revenues by segment include revenues to unaffiliated customers. The Company evaluates performance based on income (loss) from operations. Operating income (loss) is gross profit less operating expenses.

The following tables summarize financial information about the Company’s business segments for the year ended December 31, 2005 and 2004 (in thousands):

For the Year Ended December 31, 2005

	Investigations/ Litigation Support	Crisis Management	Security	Corporate	Consolidated
Revenues	$6,970	$1,261	$798	$-	$9,028
Loss from Operations	$(2,635)	$(687)	$(201)	$-	$(3,523)

Identifiable Assets	$2,063	$104	$66	$6,363	$8,596
Depreciation and Amortization	$-	$-	$-	$208	$208
Interest Expense	$-	$-	$-	$65	$65
Capital Expenditures	$-	$-	$-	$30	$30

For the Year Ended December 31, 2004

	Investigations/ Litigation Support	Crisis Management	Security	Corporate	Consolidated
Revenues	$2,761	$1,741	$1,067	$-	$5,569
Loss from Operations	$(328)	$(712)	$(332)	$-	$(1,372)
Depreciation and Amortization	$-	$-	$-	$54	$54
Interest Expense	$-	$-	$-	$26	$26
Capital Expenditures	$-	$-	$-	$-	$-

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

19.	Subsequent Events

Asset Purchase Agreements and Employment Agreements

On January 27, 2006, the Company, entered into an Asset Purchase Agreement (the “Agreement”) to acquire substantially all of the business and assets of Safir Rosetti, LLC, (“Safir Rosetti”) a Delaware limited liability company. Safir Rosetti is a security consulting, investigative and intelligence firm headquartered in New York City with seven additional offices nationwide. The purchase price of approximately $13,000,000 includes $9,000,000 in cash and $4,000,000 in common stock of the Company, plus the assumption of certain liabilities. The purchase price is subject to a post-closing adjustment for working capital. The transaction is expected to close in the second quarter of 2006, and is subject to customary representations, warranties, covenants and a financing condition. On April 3, 2006, the Company advanced approximately $553,000 to Safir Rosetti toward the purchase price. The funds for this advance were obtained from the March 2006 private placement, as discussed below.

On March 9, 2006, the Company entered into an agreement with Burnham Hill Partners (“BHP”) , a division of Pali Capital, Inc. to act as its placement agent in connection the private placement of certain promissory notes payable. In connection with this agreement, the Company has agreed to pay BHP a fee of 7% of certain of the gross proceeds received in connection with the issuance of the promissory notes payable. In addition, on March 14, 2006, the Company entered into a financial advisory agreement with BHP, with a term of nine months. Under this agreement, BHP has agreed to advise the Company in regard to potential strategic transactions. Under this agreement, the Company has agreed to issue to BHP a common stock warrant to purchase 250,000 shares, exercisable at $2.50 per share to compensate BHP. These warrants shall have a term of five years, a cashless exercise provision and standard weighted average anti-dilution protection and piggyback registration rights. For a period of twelve months from the date of this agreement, should the Company request the assistance of BHP, then in connection with certain transactions, the Company will pay to BHP a fee of 3% of the aggregate transaction value.

On March 10, 2006, the Company closed the private placement of an aggregate of $12,500,000 in principal amount of 8% promissory notes due on June 30, 2006. Under the promissory note agreements, the Company may extend the maturity for two successive 30 day periods. In connection with raising these funds, the Company incurred a total fee of approximately $385,000 to BHP, for which $275,000 was paid in cash and $110,000 of which the Company issued additional 8% promissory notes. The holders of these promissory notes subordinated their interest to the Company’s obligations to the bank that provides the line of credit facility (See Note 7).

On March 10, 2006, GlobalOptions purchased substantially all of assets and liabilities of James Lee Witt Associates, LLC (“JLWA”). The acquisition was made pursuant to a certain Asset Purchase Agreement (the “Agreement”) dated January 13, 2006, as amended, between GlobalOptions Group and JLWA. The purchase price of approximately $6,000,000 included $3,600,000 in cash (the funds for which were obtained from the private placement discussed above), a promissory note in the amount of $400,000 and the issuance of 819,672 shares of common stock in the Company, valued at approximately $2,000,000, plus the assumption of certain liabilities. The purchase price is subject to a post-closing adjustment for working capital. In addition, the Agreement provides for the sellers to obtain up to an additional $15,400,000 upon the attainment of certain revenue goals subsequent to the closing of the transaction. JLWA is a crisis and emergency management consulting firm headquartered in Washington D.C. with three additional offices nationwide.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

19.	Subsequent Events, continued

Asset Purchase Agreements and Employment Agreements, continued

Concurrently with the acquisition of JLWA, GlobalOptions entered into a four year employment agreement with James Lee Witt, the former president and chief executive officer of JLWA. Pursuant to the agreement, Mr. Witt became the Chief Executive Officer of the GlobalOptions/James Lee Witt Division and agreed to perform such other duties and responsibilities as the Board of Directors may assign, and has agreed to devote his full time to GlobalOptions at a salary of $300,000 per year and a discretionary annual bonus. The employment agreement may be terminated for cause by GlobalOptions, upon the death or disability of the executive, or upon 30-days’ notice by either party. In the event GlobalOptions terminates the employment agreement without cause, it is required to pay Mr. Witt his base salary and certain benefits for twelve months following termination. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

Line of Credit

The Company was not within certain working capital covenants at February 28, 2006 with respect to its line of credit. The financial institution has waived this violation and at March 31, 2006, the Company was in compliance within the covenant requirements of the agreement.

Stock Options (Unaudited)

On April 27, 2006, GlobalOptions Group granted, in the aggregate, options for the purchase of 123,000 shares of GlobalOptions Group common stock, consisting of options for the purchase of 17,000 shares granted to certain employees of GlobalOptions and options for the purchase of 106,000 shares granted to certain members of the Company’s advisory boards in exchange for services,. The options granted to employees have a five year term and vest ratably upon the first, second and third anniversary of the date of grant. The options granted to the members of the advisory boards have a five year term and vest ratably at the end of each of the four quarterly periods following the date of grant. In the aggregate, these options have a value of approximately $192,000 utilizing the Black-Scholes economic model, applying an expected life of five years, volatility of 87%, no dividends and a risk-free interest rate of 4.95%.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Members
James Lee Witt Associates, LLC

We have audited the accompanying balance sheets of James Lee Witt Associates, LLC as of December 31, 2005 and 2004, and the related statements of income, changes in members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of James Lee Witt Associates, LLC as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ Rubino & McGeein, Chartered
Certified Public Accountants

Bethesda, MD
January 20, 2006

JAMES LEE WITT ASSOCIATES, LLC
BALANCE SHEETS
December 31, 2005 and 2004

ASSETS
	2005	2004
Current assets
Cash and cash equivalents	$1,160,914	$225,732
Accounts receivable, net	4,875,160	1,865,198
Total current assets	6,036,074	2,090,930

Property and equipment, net	190,164	73,364
Deposits and other assets	25,427	15,403

Total assets	$6,251,665	$2,179,697

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Line of credit	$1,840,480	$600,360
Accounts payable	248,912	270,067
Accounts payable - related party	883,500	117,450
Accrued payroll and related liabilities	312,196	53,117
Deferred revenue	144,615	-
Accrued expenses and other liabilities	79,924	75,844

Total current liabilities	3,509,627	1,116,838

Members’ equity	2,742,038	1,062,859

Total liabilities and members’ equity	$6,251,665	$2,179,697

The accompanying notes are an integral part of these financial statements.

JAMES LEE WITT ASSOCIATES, LLC
STATEMENTS OF INCOME
For the Years Ended December 31, 2005 and 2004

	2005	2004

Revenues	$12,165,760	$6,505,303

Cost of revenues	5,633,903	3,181,182

Gross profit	6,531,857	3,324,121
Operating Expenses:
Selling and marketing	870,967	843,546
General and administrative	3,844,189	2,211,660
Total Operating Expenses	4,715,156	3,055,206

Income from operations	1,816,701	268,915

Other income (expense):
Interest income	3,230	6,657
Interest expense	(42,318)	(14,680)
Miscellaneous, net	10,280	17,720
Other income (expense) net	(28,808)	9,697

Net income	$1,787,893	$278,612

The accompanying notes are an integral part of these financial statements.

JAMES LEE WITT ASSOCIATES, LLC
STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
For the Years Ended December 31, 2005 and 2004

	2005	2004

Balance, beginning of year	$1,062,859	$1,231,680

Net income	1,787,893	278,612

Distributions to Members	(108,714)	(447,433)

Balance, end of year	$2,742,038	$1,062,859

The accompanying notes are an integral part of these financial statements.

JAMES LEE WITT ASSOCIATES, LLC
STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2005 and 2004

	2005	2004

Cash flows from operating activities:
Net income	$1,787,893	$278,612
Adjustments to reconcile net income to net cash used in operating activities:
Bad debt expense	305,512	169,394
Depreciation and amortization	54,649	26,599
Loss on disposal of property and equipment	4,223	-
Changes in operating assets and liabilities:
Accounts receivable	(3,315,474)	(845,332)
Deposits and other assets	(10,024)	(283)
Accounts payable	744,895	198,981
Accrued payroll and related liabilities	259,079	31,181
Deferred revenue	144,615	-
Accrued expenses and other liabilities	4,080	48,127

Net cash used in operating activities	(20,552)	(92,721)

Cash flows used in investing activities:
Purchases of property and equipment	(175,672)	(29,693)

Cash flows from financing activities:
Net proceeds from line of credit	1,240,120	314,000
Distributions to members	(108,714)	(447,433)

Net cash provided by (used in) financing activities	1,131,406	(133,433)

Net increase (decrease) in cash and cash equivalents	935,182	(255,847)

Cash and cash equivalents, beginning of year	225,732	481,579

Cash and cash equivalents, end of year	$1,160,914	$225,732

Cash paid during the year for:
Interest	$23,662	$12,516

The accompanying notes are an integral part of these financial statements.

JAMES LEE WITT ASSOCIATES, LLC
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2005 and 2004

1.	Organization

Founded in 2001, James Lee Witt Associates, LLC (the “Company”) is a public safety and emergency management consulting firm, headquartered in Washington, DC with offices in Atlanta, GA, Chicago, IL, Little Rock, AR, and Sacramento, CA. The Company assists universities, hospitals, non-profits, international organizations, Fortune 500 companies, and local and state governments in preparing for and responding to crisis and emergency situations.

The Company is a LLC. As such, no member, manager, agent, or employee of the Company generally is personally liable for the debts, obligations, or liabilities of the Company, or for the acts or omissions of any other member, director, manager, agent, or employee of the Company, unless the individual has signed a specific personal guarantee.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For the purposes of the statements of cash flows, cash and cash equivalents primarily include demand deposits with financial institutions and all highly liquid debt instruments with a maturity of three months or less when purchased.

Property and Equipment

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are stated at cost and are amortized over the shorter of the estimated useful life or the lease period. Upon retirement or other dispositions of these assets, cost and related accumulated depreciation of these assets are removed from the accounts and resulting gains or losses are reflected in the results of operations. Maintenance and repair costs are charged to expense as incurred. Replacements and betterments are capitalized.

JAMES LEE WITT ASSOCIATES, LLC
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2005 and 2004

2.	Summary of Significant Accounting Policies (continued)

Income Taxes

As a limited liability company (“LLC”), the Company’s taxable income or loss is allocated to members in accordance with the operating agreement. Therefore no provision or liability for federal income taxes has been included in the financial statements.

Revenue Recognition

Substantially all revenues of the Company are derived from public safety and emergency management consulting services. It is the Company’s policy to recognize revenue as services are performed. Revenue from fixed-price contracts is recognized as work is performed, with estimated profits recorded on the basis of direct and indirect costs incurred in relation to total estimated costs. Revenue from time and material contracts is recognized based on fixed hourly rates for direct labor hours expended. Travel and other expenses incurred while performing these services are charged to customers and included in revenues.

Provision for estimated losses on uncompleted contracts, are made in the period in which such losses become evident. Changes in job performance, job conditions and estimated profitability, including final contract settlement, may result in revisions to costs and income and are recognized in the period in which revisions are determined.

Deferred Revenue

Deferred revenue consists of customer payments received in advance of the performance of services.

JAMES LEE WITT ASSOCIATES, LLC
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2005 and 2004

3.	Accounts Receivable

Accounts receivable are uncollateralized customer obligations due under normal trade terms, which do not bear interest and require payment upon invoice presentation. The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflects management’s best estimate of the amounts that will not be collected. Management reviews all accounts receivable balances at year end, and based on an assessment of current creditworthiness, management estimates the portion, if any, of the balance that will not be collected.

Accounts receivable consist of the following at December 31, 2005 and 2004:

	2005	2004

Accounts receivable	$5,237,970	$2,022,496
Less: allowance for doubtful accounts	(362,810)	(157,298)

Accounts receivable, net	$4,875,160	$1,865,198

Accounts receivable from state and local government agencies represented approximately 82% and 37% of total accounts receivable at December 31, 2005 and 2004, respectively. At December 31, 2005, 81% of total accounts receivable was due from the State of Louisiana.

4. Property and Equipment

Property and equipment consist of the following at December 31, 2005 and 2004:

	2005	2004

Furniture and computers	$135,256	$95,287
Office equipment	8,066	15,280
Leasehold improvements	130,854	-

Total	274,176	110,567

Less: accumulated depreciation and amortization	(84,012)	(37,203)

Property and equipment, net	$190,164	$73,364

Depreciation and amortization expense was $54,649 and $26,599 for the years ended December 31, 2005 and 2004, respectively.

JAMES LEE WITT ASSOCIATES, LLC
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2005 and 2004

5.	Line of Credit

At December 31, 2004, the Company maintained a bank line of credit for a maximum amount of $1,000,035 that expired September 15, 2005. On October 26, 2005 the line was renewed, increased to a maximum of $2,000,050, and expires October 26, 2006. Interest on outstanding balances, payable quarterly, accrues at a fixed annual rate (7.25% for the renewed facility and 5.75% for the expired facility). The line of credit is secured by substantially all of the Company’s assets including its performance contracts, and is personally guaranteed by the Company’s president.

In March 2005, the Company entered into a letter of credit agreement in lieu of a security deposit for leased office space. The letter of credit was issued with the renewed line of credit. At December 31, 2005, the maximum available under the line of credit is reduced by the outstanding letter of credit balance of $150,000. The letter of credit will decrease on each anniversary date of the lease agreement and expires November 2008.

6.	Concentrations

Major Customers

For the years ended December 31, 2005 and 2004, approximately 61% and 47%, respectively, of the Company’s revenue was derived from state and local government agencies. The Company’s top three customer represented 55%, 18%, and 5%; and 19%, 16%, and 12% respectively of revenues for the years ended December 31, 2005 and 2004. The Company has one foreign client which represents 18% and 16% respectively for the years ended December 31, 2005 and 2004.

Cash

The Company maintains cash on deposit with major banks, which exceeded the federally insured limits through out the year. At December 31, 2005, and 2004, the Company had cash on deposit of approximately $1,053,700 and $53,300, respectively, in excess of federally insured limits. Management, however, does not consider this to be a significant concentration of credit risk.

JAMES LEE WITT ASSOCIATES, LLC
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2005 and 2004

7.	401(k) Plan

The Company has a qualified profit sharing 401(k) plan (the “Plan”) covering substantially all full-time employees. The Company has made nonelective safe harbor contributions to the Plan in the amount of three percent of each eligible participant’s compensation for the Plan year. 401(k) expenses totaled $63,332 and $57,366 for the years ended December 31, 2005 and 2004, respectively. Company profit sharing contributions are discretionary and determined annually by the Board of Directors. There were no profit sharing contributions made or due for the years ended December 31, 2005 and 2004.

8.	Members’ Equity

At December 31, 2004, the total number of all classes of membership units that the Company had the authority to issue was 10,000, consisting of two classes: (i) 9,500 Class A Common Interests, and (ii) 500 Class B Common Interests. On March 1, 2005, the Company amended and restated its operating agreement which included a split of member interests to increase the total number of authorized membership interests. Accordingly, at December 31, 2005, the total number of all classes of membership units that the Company has the authority to issue is 5,000,000, consisting of two classes: (i) 4,500,000 Class A Common Interests, and (ii) 500,000 Class B Common Interests.

Membership units outstanding at December 31, 2005 and 2004, were as follows:

	2005	2004

Class A Common Interests	966,250	9,500
Class B Common Interests	-	-

	966,250	9,500

The Class B Common Interests were reserved for issuance to managers, officers, consultants and employees of the Company. The holders of Class B Common Interests shall have no voting rights with respect to the Company.

9.	Commitments and Contingencies

Lease Commitments

The Company leases office space and equipment under operating lease agreements that expire at various dates through March 31, 2011. Rent expense under these leases totaled $316,235 and $206,062 for the years ended December 31, 2005 and 2004, respectively. The Company sublets a portion of its office spaces; these subleases expire September, 2006. The Company’s minimum lease commitments, net of sub-rental income of $20,000 in 2006, under theses non-cancelable lease agreements as of December 31, 2005, are as follows:

JAMES LEE WITT ASSOCIATES, LLC
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2005 and 2004

9.	Commitments and Contingencies (continued)

Lease Commitments (continued)

Year ending December 31,
2006	$349,000
2007	262,000
2008	265,000
2009	270,000
2010	252,000
2011	60,000

Total minimum lease payments	$1,458,000

Government Audits

A significant portion of the Company’s revenue (Note 6) is through contracts with departments and agencies of state and local governments. Such contracts are subject to government audit and approval of costs. Until costs are audited or otherwise approved for these completed and uncompleted contracts, there exists a contingent liability to refund any amounts received in excess of allowable costs. Management believes that future disallowances, if any, will not be material to the financial statements.

10.	Related Party Transactions

A senior vice president’s immediate family member is the owner of a consulting firm that is a subcontractor that provides debris monitor services to the Company. Amounts billed for these services were approximately $1,422,000 and $133,000 for the years ended December 31, 2005 and 2004, respectively, and are reflected as costs of revenues within these financial statements.

For the years ended December 31, 2005 and 2004, consulting service fees in the amount of $350,000 and $118,750, respectively, were paid to two vice chairmen for providing their expertise to the Company in the areas of security and transportation, who under the terms of their agreement became members of the Company in March 2005. Such agreement provides for a 30 day written notice by either party to terminate.

In March 2005, the Company entered into a lease for a portion of its office space to a firm owned by one of the Company’s members. The lease expires in September 2006 and provides for monthly rent payments, which totaled approximately $10,000 for the year ended December 31, 2005.

JAMES LEE WITT ASSOCIATES, LLC
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2005 and 2004

11.	Sale of Substantially All Assets of the Company

On January 14, 2006, the Company entered into an Asset Purchase Agreement, pursuant to which substantially all of the assets of the Company will be sold to GlobalOptions Group, Inc. The purchase price will be approximately $6 million, plus additional contingent sums. The sale transaction is expected to close on or about March 10, 2006.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders Confidential Business Resources, Inc.:

We have audited the accompanying balance sheets of Confidential Business Resources, Inc. as of December 31, 2004 and 2003, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Confidential Business Resources, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 18 to the financial statements, the Company has experienced recurring negative cash flows from operations, significant operating losses for the year ended December 31, 2004 and is having significant difficulty meeting its current obligations due to its negative working capital financial position. These issues raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 18. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Lattimore Black Morgan & Cain, PC
Brentwood, Tennessee
July 22, 2005

CONFIDENTIAL BUSINESS RESOURCES, INC.

Balance Sheets
December 31, 2004 and 2003

Assets
	2004	2003
Current assets:
Cash	$75,611	$36,610
Accounts receivable, less allowance for doubtful
accounts of $50,000 and $42,500 in 2004 and
2003, respectively	1,500,538	1,287,582
Prepaid expenses	67,027	24,892
Total current assets	1,643,176	1,349,084
Property and equipment, net	151,113	153,414
Customer relationships and non-compete agreement, net	621,213	813,243
Deposits	16,028	10,795
	$2,431,530	$2,326,536

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Checks written in excess of bank balance	$272,928	$-
Revolving line of credit	1,745,637	623,492
Current installments of long-term debt	49,183	38,501
Accounts payable	390,699	491,632
Accrued expenses and liabilities	327,424	307,057
Current portion of additional estimated
consideration for acquisition	362,197	219,922
Total current liabilities	3,148,068	1,680,604
Long-term debt, excluding current installments	6,962	24,842
Additional estimated consideration for acquisition,
excluding current installments	180,351	536,126
Accrued lease escalation	12,481	12,240
Total liabilities	3,347,862	2,253,812

Stockholders' equity (deficit):
Preferred stock, series-A, cumulative, $.001 par value,
(liquidation preference of $1,250,000); 1,000,000
shares authorized, 93,800 shares issued and
outstanding; 187,600 shares convertible	94	94
Additional paid-in capital - preferred stock	1,465,993	1,365,993
Common stock, $.001 par value; 10,000,000 shares
authorized, 1,932,241 shares issued and outstanding	1,932	1,932
Additional paid-in capital - common stock	374,778	374,778
Retained deficit	(2,759,129)	(1,670,073)
Total stockholders' equity (deficit)	(916,332)	72,724
	$2,431,530	$2,326,536

See accompanying notes to the financial statements.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Statements of Operations

Years ended December 31, 2004 and 2003

	2004	2003
Revenue	$8,791,611	$8,559,572
Cost of revenues	4,948,854	4,670,920
Gross profit	3,842,757	3,888,652
Operating expenses:
Selling and marketing	64,982	67,939
General and administrative	4,290,745	3,642,471
Loss on impairment of goodwill	-	143,045
Total operating expenses	4,355,727	3,853,455
Income (loss) from operations before depreciation and amortization	(512,970)	35,197
Amortization	289,849	276,807
Depreciation	65,343	53,295
Loss on operations before other income (expenses)	(868,162)	(294,905)
Other income (expense):
Interest expense	(108,764)	(44,382)
Loss on disposal of equipment	(12,130)	-
Total other income (expense)	(120,894)	(44,382)
Net loss	$(989,056)	$(339,287)

See accompanying notes to the financial statements.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Statements of Changes in Stockholders' Equity (Deficit)

Years ended December 31, 2004 and 2003

	Preferred stock	Additional paid-in capital-preferred stock	Common stock	Additional paid-in capital-common stock	Retained deficit	Total stockholders' equity (deficit)

Balance at January 1, 2003, as restated (see Note 9)	$94	$1,265,993	$1,876	$299,855	$(1,230,786)	$337,032

Issuance of 56,241 shares of common stock	-	-	56	74,923	-	74,979
Dividends accrued	-	100,000	-	-	(100,000)	-
Net loss	-	-	-	-	(339,287)	(339,287)
Balance at December 31, 2003	94	1,365,993	1,932	374,778	(1,670,073)	72,724
Dividends accrued	-	100,000	-	-	(100,000)	-
Net loss	-	-	-	-	(989,056)	(989,056)
Balance at December 31, 2004	$94	$1,465,993	$1,932	$374,778	$(2,759,129)	$(916,332)

 See accompanying notes to the financial statements.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Statements of Cash Flows

Years ended December 31, 2004 and 2003

	2004	2003
Cash flows from operating activities:
Net loss	$(989,056)	$(339,287)
Adjustments to reconcile net loss to cash flows provided
(used) by operating activities:
Depreciation and amortization	355,192	330,102
Bad debt expense	8,441	9,915
Loss on disposal of equipment	12,130	-
Loss on impairment of goodwill	-	143,045
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable	(221,397)	(302,491)
Prepaid expenses	(42,135)	(3,473)
Related party receivable	-	150,000
Deposits	(5,235)	(4,581)
Increase (decrease) in operating liabilities, net of
acquisitions:
Checks written in excess of bank balance	272,928	-
Accounts payable	(100,933)	97,153
Accrued expenses and liabilities	20,367	66,995
Accrued lease escalation	241	5,532
Total adjustments	299,599	492,197
Net cash provided (used) by operating activities	(689,457)	152,910
Cash flows from investing activities:
Purchases of property and equipment, net of
acquisitions	(70,472)	(16,943)
Acquisitions	(102,517)	(287,870)
Additional estimated consideration for acquisition	(213,500)	(199,393)
Net cash used by investing activities	(386,489)	(504,206)
Cash flows from financing activities:
Net proceeds from revolving line of credit	1,122,145	299,580
Proceeds from long-term debt	60,000	14,860
Payments of long-term debt	(67,198)	(188,162)
Net cash provided by financing activities	1,114,947	126,278
Increase (decrease) in cash	39,001	(225,018)
Cash at beginning of year	36,610	215,331
Cash acquired in acquisition	-	46,297
Cash at end of year	$75,611	$36,610

See accompanying notes to the financial statements.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(1)	Nature of operations

The Company is a professional investigation firm whose customer base is located throughout the United States. The Company provides private investigation services primarily to insurance companies.

(2)	Summary of significant accounting policies

(a)	Basis of accounting

The accompanying financial statements have been prepared on the accrual method of accounting.

(b)	Receivables and credit policies

Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment upon invoice presentation. Certain customers have been granted extended payment terms based on business volume and other factors. The Company does not charge late fees or assess interest on delinquent accounts. The carrying amount of accounts receivable is reduced by a valuation allowance, if necessary, which reflects management's best estimate of the amounts that will not be collected. The allowance is estimated based on management's knowledge of its customers, historical loss experience and existing economic conditions.

Revenue from a customer, which is a related party, amounted to approximately 48% and 50% of the Company's revenues in 2004 and 2003, respectively. At December 31, 2004 and 2003, 38% and 50%, respectively, of accounts receivable are due from this customer.

(c)	Property and equipment

Property and equipment are stated at cost. Depreciation is provided over the assets' estimated useful lives using the straight-line method. Automobiles and furniture and fixtures are depreciated over five years while computer equipment is depreciated over three years. Leasehold improvements are amortized over the shorter of their estimated lives or the respective lease term.

Expenditures for maintenance and repairs are expensed when incurred. Expenditures for renewals or betterments are capitalized. When property is retired or sold, the cost and the related accumulated depreciation are removed from the accounts, and the resulting gain or loss is included in operations.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(d)	Goodwill and intangible assets

The Company accounts for goodwill, which represents the excess of the purchase price over the fair value of the net assets acquired in business combinations recorded as purchases, in accordance with Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets ("SFAS 142"). Accordingly, goodwill is not amortized, but instead is reviewed for impairment on an annual basis or more frequently if impairment indicators arise. The Company uses a present value technique to measure the potential impairment of the recorded intangible assets.

Customer relationships and a non-compete agreement are intangible assets that have been deemed by the Company to have definite lives. In accordance with SFAS 142, intangible assets with definite lives are amortized on a straight-line basis over their respective estimated useful lives. The Company has deemed all such assets to have estimated useful lives of five years. As market conditions change, the Company evaluates the useful lives of its definite lived intangible assets. Intangible assets with a definite life are tested for impairment whenever events or circumstances indicate that a carrying amount of an asset may not be recoverable. The Company uses a present value technique to measure the potential impairment of the recorded definite lived intangible assets. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted cash flows in determining the fair value of the asset.

(e)	Income taxes

The amount provided for income taxes is based upon the amounts of current and deferred taxes payable or refundable at the date of the financial statements as a result of all events recognized in the financial statements as measured by the provisions of enacted tax laws.

(f)	Revenue recognition

Substantially all revenues of the Company are derived from private investigation services. It is the Company's policy to recognize revenues as services are completed for respective customers, due to the relatively short  duration of individual jobs. Expenses incurred while performing these services are charged to customers and included in revenues.

(g)	Advertising and promotion costs

Advertising and promotion costs are expensed as incurred. Advertising costs of approximately $65,000 and $68,000 were expensed during 2004 and 2003, respectively.

(h)	Realization of long-lived assets

Management evaluates the recoverability of the investment in long-lived assets on an ongoing basis and recognizes any impairment in the year of determination. It is reasonably possible that relevant conditions could change in the near term and necessitate a change in management's estimate of the recoverability of these assets.

CONFIDENTIAL BUSINESS RESOURCES, INC.
Notes to the Financial Statements

December 31, 2004 and 2003

(i)	Stock-based compensation

Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. Additionally, SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, clarifies the disclosure requirements prescribed by SFAS No. 123. The Company has elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options issued to employees and directors is measured as the excess, if any, of the fair value of the Company's stock as determined by the Board of Directors at the date of grant over the amount an individual must pay to acquire the stock. To the extent that options are issued to non-employees, the value of such options is measured in accordance with the provisions of SFAS No. 123.

(j)	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(k)	Recently issued accounting pronouncements

Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS 150"), was issued in May 2003. SFAS 150 requires that certain classes of financial instruments, previously classified as equity, be classified in the liability section of the balance sheet. FASB Staff Position 150-3 ("FSP 150-3"), issued in November 2004, defers the effective date of SFAS 150 for nonpublic entities to fiscal periods beginning after December 15, 2004. Management is currently assessing the impact of SFAS 150 on the Company's financial position and results of operations.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(k)	Recently issued accounting pronouncements, continued

Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment ("SFAS 123(R)"), was issued in December 2004. SFAS 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. SFAS 123, as originally issued in 1995, established a fair-value-based method of accounting for share-based payment transactions with employees as a preferable accounting treatment, but that Statement permitted entities the option of continuing to apply the guidance in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), as long as the footnotes to the financial statements disclosed what net income (loss) would have been had the preferable fair-value-based method been used. For 2004 and prior years, the Company accounted for all options issued to employees under APB 25 and did not record stock compensation expense. The effective date of SFAS 123(R) for nonpublic entities begins for fiscal periods beginning after December 15, 2005. Management is currently assessing the impact of SFAS 123(R) on the Company's financial position and results of operations.

(3)	Property and equipment, net

A summary of property and equipment as of December 31, 2004 and 2003 is as follows:

	2004	2003
Leasehold improvements	$12,781	$12,781
Computer equipment	141,564	78,574
Furniture and fixtures	44,509	32,327
Automobiles	89,008	106,337
	287,862	230,019
Accumulated depreciation and amortization	(136,749)	(76,605)
	$151,113	$153,414
Depreciation and amortization expense	$65,343	$53,295

(4)	Customer relationships and non-compete agreement, net

A summary of customer relationships and the non-compete agreement as of December 31, 2004 and 2003 is as follows:

		2004	2003
Customer relationships		$1,369,479	$1,271,660
Non-compete agreement		112,373	112,373
Accumulated amortization		(860,639)	(570,790)
	$	$ 621,213	$813,243
Amortization expense	$	$ 289,849	$276,807

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(4)	Customer relationships and non-compete agreement, net - continued

Expected amortization expense for customer relationships and the non-compete agreement recorded as of December 31, 2004 is as follows:

Year	Amount
2005	$296,370
2006	237,574
2007	61,184
2008	19,564
2009	6,521
$621,213

The above amortization forecast is an estimate. Actual amounts of amortization expense may differ from estimated amounts due to additional intangible asset acquisitions, impairment of intangible assets, accelerated amortization of intangible assets, and other events.

(5)	Revolving line of credit

The Company has a $1,750,000 revolving line of credit available with a bank at December 31, 2004. The revolving line of credit bears interest at prime plus 2.00% (7.00% at December 31, 2004) and expired in March 2005. A formal written extension has not been granted; however, payment of the outstanding balance has not been demanded as of July 22, 2005 (see Note 18). The revolving line of credit is secured by accounts receivable and other assets of the Company and is guaranteed by the President of the Company. The Company owed $1,745,637 under this line of credit at December 31, 2004.

Additionally, the Company had a $1,000,000 revolving line of credit available with a bank at December 31, 2003 under which $623,492 was outstanding at that date. The balance was repaid during 2004.

The provisions of the revolving line of credit place certain restrictions and limitations upon the Company. These include maintenance of certain financial ratios and restrictions or limitations on the payment of dividends, capital expenditures, advances to related parties and affiliates, investments, sales or rentals of property, and additional borrowings. During and as of the year-ended December 31, 2004, the Company did not meet certain covenants. The bank granted a waiver for these covenants through July 31, 2005 (see Note 18).

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(6)	Long-term debt

A summary of long-term debt as of December 31, 2004 and 2003 is as follows:

	2004	2003
Note payable to a bank due in monthly
installments totaling $480, including interest
at a fixed rate of 10.49% through December
2006; secured by a vehicle.	$10,345	$14,762
Note payable to a financial institution due in
monthly installments of $387, including
interest at a fixed rate of 9.25% through
April 2006; secured by a vehicle.	5,800	9,391
Non-interest bearing note payable to a third
party, due in quarterly installments of
$10,000 through December 31, 2005;
unsecured.	40,000	-
Non-interest bearing note payable to a third
party, due December 31, 2004. Paid
during 2004.	-	25,000
Note payable to a financial institution due in
monthly installments of $343 including
interest at a fixed rate of 7.99%. Paid during
2004.	-	11,998
Note payable to a financial institution due in
monthly installments of $256, including
interest at a fixed rate of 12.00%. Paid
during 2004.	-	2,192
Total long-term debt	56,145	63,343
Less current installments	49,183	38,501
Long-term debt, excluding current installments	$6,962	$24,842

A summary of future maturities of long-term debt as of December 31, 2004 is as follows:

Year	Amount
2005	$49,183
2006	6,962
$56,145

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(7)	Accrued expenses and liabilities

A summary of accrued expenses and liabilities as of December 31, 2004 and 2003 is as follows:

	2004	2003
Accrued payroll	$202,454	$246,163
Other accrued expenses	124,970	60,894
	$327,424	$307,057

(8)	Additional estimated consideration for acquisition

During 2001, the Company entered into an agreement to purchase certain assets and assume certain liabilities of Gallagher Bassett Services, Inc ("Gallagher"). The purchase agreement requires that the Company make additional payments to Gallagher, as consideration for the acquisition, over a five-year period ending in 2006. These additional payments are equal to a percentage of revenues generated by Gallagher as defined in the purchase agreement. The payments are calculated on a per annum basis as follows and are payable quarterly based on the estimated per annum amounts:

Related revenue	Applied percentage to calculate additional consideration
Up to $3,000,000	5%
Between $3,000,000 and $5,000,000	7%
Between $5,000,000 and $6,000,000	9%
Over $6,000,000	10%

A liability in the amount of $542,548 and $756,048 has been recorded at December 31, 2004 and 2003, respectively, for the estimated additional consideration expected to be paid to Gallagher, a related party, under the terms of the purchase agreement.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(9)	Stockholders' equity

The shares of series-A preferred stock were issued in June 2002. The holder of shares is entitled to receive dividend payment at a rate of 8% of the original series-A issue price per share per annum, payable when, as and if declared by the board of directors. Such dividends accrue on a daily basis, whether or not earned or declared. At December 31, 2004 and 2003, additional paid-in capital - preferred stock includes approximately $254,000 and $154,000, respectively, of recorded dividends. Such dividends were recorded as an increase in additional paid-in capital - preferred stock and a charge to retained deficit as reflected in the accompanying statements of stockholders' equity. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of series-A preferred stock are entitled to receive, prior and in preference to any distribution of any assets of the Company to holders of common stock, an amount equal to the sum of (i) $13.33 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) of series-A preferred stock (the "Original Series A Issue Price") and (ii) an amount equal to the accrued but unpaid dividends on such share. The series-A preferred stock may be redeemed at the option of each holder of series-A preferred stock on or after June 14, 2005 (an "Optional Redemption"). As of December 31, 2004, there had been no such redemption. Each share of series-A preferred stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into such number of fully paid and nonassessable shares of common stock as is determined by dividing the Original Series A Issue Price by the conversion price applicable to such share in effect on the date the certificate is surrendered for conversion. The holder of each share of series-A preferred stock shall have the right to vote for each share of common stock into which such shares of series-A preferred stock could then be converted. In the event any shares of series-A preferred stock shall be redeemed or converted, the shares so converted or redeemed shall be cancelled and shall not be issuable by the Company.

The Company issued common stock in June and August of 2001 and in January 2003. The holders of common stock shall be entitled to receive, when and as declared by the Company's board of directors, such dividends as may be declared from time to time by the board of directors. Upon the completion of the distribution upon liquidation of the above mentioned series-A preferred stock, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of series-A preferred stock and common stock pro rata based on the number of shares of common stock held by each until, with respect to the holders of series-A preferred stock, such holders have received a per share amount equal to $39.99 plus accrued and unpaid dividends on such share. Thereafter, if assets remain in the Company, the holders of the common stock of the Company shall receive all of the remaining assets of the Company pro rata based on the number of shares of common stock held by each. Common stock is not redeemable. The holder of each share of common stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Company, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003
(9)	Stockholders' equity, continued

The Company previously issued reviewed financial statements for the year ended December 31, 2002 which reported total stockholders' equity in the amount of $766,351. The attached financial statements reflect a restatement of total stockholders' equity as of January 1, 2003. The restatement results primarily from various corrections related to the timing and recording of transactions. A summary of the restated retained deficit is as follows:

Retained deficit, as originally reported	$(747,300)
Dividends on series-A preferred stock	(54,167)
Amortization of intangibles	(293,983)
Additional expenses recognized	(135,336)
Retained deficit, as restated	$(1,230,786)

(10)	Employee benefit plan

The Company sponsors a 401k plan covering substantially all employees. Full-time employees become eligible to participate upon completing ninety days of service, as defined by the plan and the Company has two enrollment periods per year. Company contributions are made at management's discretion. Benefits become vested when paid. The Company did not make a contribution during 2004 or 2003.

(11)	Income taxes

Federal and state net operating loss carryforwards of the Company approximate $1,457,000 and $1,374,000, respectively, at December 31, 2004 and are generally available for federal and state tax purposes through 2024 and 2019, respectively.

Net deferred income taxes in the balance sheets as of December 31, 2004 and 2003 include the following amounts of deferred income tax assets and liabilities:

	Current	Long-term	Total
		2004
Deferred income tax assets	$37,728	$584,783	$622,511
Deferred income tax liabilities	(25,511)	(31,516)	(57,027)
	12,217	553,267	565,484
Less valuation allowance	(12,217)	(553,267)	(565,484)
Net	$-	$-	$-
		2003
Deferred income tax assets	$30,025	$330,043	$360,068
Deferred income tax liabilities	-	(44,646)	(44,646)
	30,025	285,397	315,422
Less valuation allowance	(30,025)	(285,397)	(315,422)
Net	$-	$-	$-

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(11)	Income taxes, continued

Deferred income taxes are provided for the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities. The deferred income tax assets result primarily from net operating loss carryforwards for federal and state purposes. The deferred income tax liability results primarily from the use of accelerated methods of depreciation of property and equipment for income tax purposes and differences between financial reporting and tax bases for amortization of intangible and other long-term assets.

The valuation allowance of $565,484 at December 31, 2004 and $315,422 at December 31, 2003 was established to reduce the deferred income tax assets to the amount that will more likely than not be realized. This reduction is provided due to the uncertainty of the Company's ability to utilize the federal net operating loss carryforwards before they expire.

(12)	Lease commitments

The Company utilizes office space under operating leases. Rent expense under these leases amounted to $339,366 and $321,766 in 2004 and 2003, respectively, including $25,200 and $60,480 paid to a related party. A summary of approximate future minimum payments under these leases as of December 31, 2004 is as follows:

Year	Amount
2005	$284,000
2006	239,000
2007	169,000
2008	98,000
2009	61,000
2010 and later years	32,000
$883,000

It is expected that in the normal course of business, leases that expire will be renewed or replaced by other leases; thus, it is anticipated that future lease payments will not be less than the current year rent expense.

(13)	Contingent liabilities

The Company is named as a defendant in a lawsuit with two former employees who have charged the Company with failure to appropriately compensate such employees for overtime. On July 19, 2005, the plaintiffs filed motions seeking certification of such litigation as a class action lawsuit that would encompass employees working in Texas, California and Oklahoma from approximately July 2002 through June 2004. At present, the outcome of this litigation is uncertain and estimates of potential losses are not reasonably estimable. If the Company is not successful in defending itself in this litigation, the settlement of such claims could have a material adverse effect on the Company's results of operations.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(13)	Contingent liabilities, continued

In addition, there are other legal proceedings in which the Company is a named defendant. At present, the outcome of such litigation is uncertain and estimates of potential losses are not reasonably estimable.

The Company determined during 2004 that it had collected sales taxes in certain states for its services, but that such taxes had not been remitted to the applicable states. As such, a liability for the amounts collected, as well as interest due on such amounts, has been recorded in accrued liabilities and expenses in the accompanying financial statements. While it is probable that penalties will be assessed related to these past due sales taxes, the amount of such penalties are not reasonably estimable at this time. Thus the accompanying financial statements do not include a liability for these anticipated penalties.

The Company has entered into an agreement with a key employee whereby the Company will continue to compensate the employee in the event that employment is terminated, without cause, by the Company.

The Company generally maintains cash on deposit at banks in excess of federally insured amounts. The Company has not experienced any losses in such accounts and management believes the Company is not exposed to any significant credit risk related to cash.

(14)	Related party transactions

Revenues from related parties, including those revenues discussed in Note 2, amounted to $4,355,085 and $4,266,041 in 2004 and 2003, respectively. The Company was owed trade receivables from these related parties amounting to $648,212 and $649,314 at December 31, 2004 and 2003, respectively.

Purchases from related parties amounted to approximately $393,083 and $431,217 in 2004 and 2003, respectively. At December 31, 2004 and 2003, trade accounts payable to these related parties totaled $54,083 and $94,544, respectively.

The Company made earnout payments in connection with revenue derived from one of its affiliates. These earnout payments amounted to $213,500 and $199,392 in 2004 and 2003, respectively (see Note 8).

(15)	Supplemental disclosures of cash flow statement information

	2004	2003
Interest paid	$75,519	$36,374

During 2003, the Company acquired certain assets and assumed certain liabilities of an unrelated entity (see Note 16). The Company issued 56,241 shares of common stock as partial payment of the acquisition.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(16)	Acquisitions

In January 2003, the Company acquired certain assets and assumed certain liabilities of American Investigative Services, Inc. and American Security and Protective Services, LLC (collectively "AIS") based in Michigan. In April 2004, the Company acquired certain assets and assumed certain liabilities of Huffmaster, Inc. ("Huffmaster"), also based in Michigan. These acquisitions have been accounted for by the purchase method and the results of operations are included in the Company's financial statements from the dates of acquisition. The balance sheets summarized below reflect the assets acquired and the liabilities assumed in the acquisition including reported goodwill, which represents the excess of the purchase price over the fair value of the net assets aquired:

	2004	2003
	Huffmaster	AIS
Cash	$-	$46,297
Accounts receivable	$-	134,078
Equipment	4,700	81,053
Customer relationships	97,819	95,726
Non-compete agreements	-	112,373
Total assets	102,519	469,527
Accounts payable	-	49,062
Line of credit	-	23,912
Long-term liabilities	-	33,705
Total liabilities	-	106,679
Purchase price	$102,519	$362,848
Cash payment	$42,519	$262,925
Notes payable to seller	60,000	25,000
Fair value of 56,241 shares of common stock issued	-	74,923
Purchase price	$102,519	$362,848

The purchase agreement for the Huffmaster acquisition provides for contingent payments based on pre-established thresholds of referred revenue, as defined in the agreement, for the eighteen month period subsequent to the date of the acquisition. Any such payments would generally be capitalized to goodwill and other intangible assets when paid. As of the date of this report, no such payments have been required to be paid under the terms of this agreement. The Company feels that any such future payments would have no material impact on the Company's financial statements.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(17)	Stock options and other incentive performance awards

Under the 2003 Stock Option Plan (the "Plan"), incentive stock options may be granted to directors, officers and key employees of the Company to purchase a specified number of shares of common stock at a price not less than the fair market value on the date of grant. Fair market value at date of grant is based upon an established price by the Board of Directors, which is determined on the date of grant. The most recent establishment of price, which was determined as of September 16, 2004, indicated a fair market value of approximately $1.50 per share. Generally, options granted under the plan vest and become exercisable in four equal installments of 25% of the option shares on each of the first four anniversaries of the date of grant and expire within five years from the date of grant.

Stock option activity for the years ended December 31, 2004 and 2003 is summarized as follows:

	Number of shares	Option price per share	Weighted- average price per share
Balance, December 31, 2002	-		$-
Granted	35,250	$ 1.50 - $ 1.65	$1.53
Exercised	-
Forfeited	-
Balance, December 31, 2003	35,250	$ 1.50 - $ 1.65	$1.53
Granted	40,250	$ 1.50 - $ 1.65	$1.53
Exercised	-
Forfeited	(3,150)	$ 1.50	$1.50
Balance, December 31, 2004	72,350	$ 1.50 - $ 1.65	$1.53

As of December 31, 2004 the weighted-average remaining contractual life of the outstanding options was approximately 4.3 years, and approximately 8,000 options were exercisable under the Plan. The pro forma effect of the fair value based method for the year ended December 31, 2004 was not materially different from the corresponding Accounting Principles Board No. 25 intrinsic value methodology.

In addition, the Company had 47,181 and 24,681 options outstanding with existing stockholders at December 31, 2004 and 2003, respectively, which were fully exercisable. The option price and weighted-average option price per share of such options was $1.50 at December 31, 2004 and 2003. There were no options exercised in 2004 and 2003.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(18)	Going concern considerations

These financial statements have been prepared on a going concern basis which contemplates the realization of assets and the payment of liabilities in the ordinary course of business. The Company has experienced recurring negative cash flows from operations, significant operating losses for the year ended December 31, 2004 and is having significant difficulty meeting its current obligations due to its negative working capital financial position of $1,504,892 at December 31, 2004. The Company's ability to continue as a going concern is dependent upon its ability to obtain adequate financing and to reach profitable levels of operation.

During January and February of 2005, in an effort to help the Company meet its current obligations, the Company received $250,000 in exchange for two promissory notes issued to its primary stockholder, each in the amount of $125,000. The notes are due upon demand and bear interest at a per annum rate equal to a certain bank's index rate plus two percent.

On May 19, 2005, the Company entered into an asset purchase agreement (the "Agreement") with GlobalOptions, Inc. ("GlobalOptions") to sell substantially all of its assets to and have certain liabilities assumed by GlobalOptions. The sales price is approximately $5,000,000, less an amount for the assumption of certain liabilities on a dollar for dollar basis, with certain limitations. The final sales price is subject to change based on working capital changes as defined in the Agreement. Upon the completion of this transaction, the Company will cease all business operations and exist only to settle its liabilities and distribute remaining funds to stockholders. As a condition of the debt covenant waiver provided by the bank (see Note 5), the Company's outstanding balance under its line of credit is required to be paid off at closing. Both GlobalOptions and the Company have agreed to the terms of the bank waiver.

Should the Company be unable to complete the sale of its assets, or obtain additional financing from other means which have not yet been fully explored by management, it may be unable to realize the carrying value of its assets and to meet its liabilities. It is not possible to predict whether the Company will be successful in its efforts with regards to its plans.

(19)	Subsequent event

In July 2005, the Company negotiated a confidential settlement agreement with certain plaintiffs. The ultimate disposition of the litigation is contingent upon the closing of the asset sale referred to in note 18.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Condensed Balance Sheet

June 30, 2005

(Unaudited)

Assets

Current assets:
Cash	$1,204
Accounts receivable, less allowance for doubtful accounts
of $302,853	1,187,459
Prepaid expenses	33,859

Total current assets	1,222,522

Property and equipment, net	158,482
Customer relationships and non-compete agreement, net	473,027
Deposits	16,032

$1,870,063

Liabilities and Stockholders' Deficit

Current liabilities:
Checks written in excess of bank balance	$17,745
Revolving line of credit	1,750,000
Current installments of long-term debt	28,971
Accounts payable	633,001
Notes payable to stockholder	250,000
Accrued expenses and liabilities	645,486
Current portion of additional estimated consideration for
acquisition	582,145

Total current liabilities	3,907,348

Long-term debt, excluding current installments	2,787
Additional estimated consideration for acquisition,
excluding current portion	36,263
Accrued lease escalation	13,564

Total liabilities	3,959,962

Stockholders' deficit:
Preferred stock, series-A, cumulative, $.001 par value,
(liquidation preference of $1,516,087 including
dividends of $266,087 and 1,000,000 shares authorized,
93,800 shares issued and outstanding; 93,800 shares
convertible	94
Additional paid-in capital - preferred stock	1,515,993
Common stock, $.001 par value; 10,000 shares authorized,
1,932,241 shares issued and outstanding	1,932
Additional paid-in capital - common stock	374,778
Retained deficit	(3,982,696)

Total stockholders' deficit	(2,089,899)

$1,870,063

See accompanying notes to the condensed financial statements.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Condensed Statements of Operations

Six-Month Periods Ended June 30, 2005 and 2004
(Unaudited)

	Six-Month Periods Ended
	June 30,
	2005	2004

Revenues	$5,049,150	$3,994,582

Cost of revenues	2,934,182	2,362,305

Gross profit	2,114,968	1,632,277

Operating expenses:
Selling and marketing	34,231	35,687
General and administrative	2,949,103	1,909,484

Total operating expenses	2,983,334	1,945,171

Loss from operations before amortization, depreciation
and other expenses	(868,366)	(312,894)

Amortization	148,186	142,751
Depreciation	41,266	30,965

Loss from operations before other expenses	(1,057,818)	(486,610)

Other expenses:
Interest expense	98,483	35,833
Loss on disposal of equipment	17,266	12,130

Total other expenses	115,749	47,963

Net loss	$(1,173,567)	$(534,573)

See accompanying notes to the condensed financial statements.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Condensed Statements of Cash Flows

Six-Month Periods Ended June 30, 2005 and 2004
(Unaudited)

	Six-Month Periods Ended
	June 30,
	2005	2004

Cash flows from operating activities:
Net loss	$(1,173,567)	$(534,573)
Adjustments to reconcile net loss to cash flows used
by operating activities:
Depreciation and amortization	189,452	173,716
Provision for doubtful accounts	255,475	594
Loss on disposal of equipment	17,266	12,130

(Increase) decrease in operating assets, net of
acquisition:
Accounts receivable	57,604	5,168
Prepaid expenses	33,168	(11,728)
Deposits	(4)	3,190

Increase (decrease) in operating liabilities, net of
acquisition:
Checks written in excess of bank balance	(255,183)	-
Accounts payable	318,160	(83,540)
Accrued expenses and liabilities	318,062	35,930
Accrued lease escalation	1,083	(391)

Total adjustments	935,083	135,069

Net cash used by operating activities	(238,484)	(399,504)

Cash flows from investing activities:
Purchases of property and equipment, net of
acquisition	(65,897)	(33,094)
Acquisition	-	(42,519)
Additional estimated consideration for acquisition	-	(55,800)

Net cash used by investing activities	(65,897)	(131,413)

Cash flows from financing activities:
Net proceeds from revolving line of credit	4,362	592,322
Proceeds from notes payable to stockholder	250,000	-
Payments of long-term debt	(24,388)	(31,941)

Net cash provided by financing activities	229,974	560,381

Increase (decrease) in cash	(74,407)	29,464

Cash at beginning of period	75,611	36,610

Cash at end of period	$1,204	$66,074

See accompanying notes to the condensed financial statements.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Condensed Financial Statements
(Unaudited)

(1)	Nature of operations

The Company is a professional investigation firm whose customer base is located throughout the United States. The Company provides private investigation services primarily to insurance companies.

For the fiscal years ended December 31, 2004 and 2003, there was substantial doubt about the Company's ability to continue as a going concern based on significant recurring net losses, generation of negative cash flows from operations and difficulties meeting current obligations due to a negative working capital financial position. These conditions continued to exist as of June 30, 2005. However, on August 14, 2005, the Company consummated a transaction under an asset sale agreement with GlobalOptions, Inc. ("Global") in which Global purchased substantially all of the Company's assets and assumed certain liabilities of the Company. Upon completion of the transaction, and as required under the agreement, the Company ceased substantially all business operations.

(2)	Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These financial statements should be read in conjunction with the financial statements and related notes of Confidential Business Resources, Inc. as of and for the years ended December 31, 2004 and 2003. In the opinion of management, all adjustments (consisting primarily of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

(3)	Allowance for doubtful accounts

During the first and second quarters of 2005, management reviewed its historical loss experience and related factors and determined that increases in the estimated allowance for doubtful accounts were warranted. Specifically, these increases were based on the collection experience with respect to credit sales to one customer, for which revenues recorded during the six-month period ended June 30, 2005 were approximately $312,000. As of June 30, 2005, management has significant doubt as to whether the accounts receivable related to certain of these revenues will be collected.

(4)	Financing activities

The Company had a $1,750,000 revolving line of credit available with a bank at June 30, 2005. The revolving line of credit bore interest at prime plus 2.00% (8.25% at June 30, 2005) and expired in March 2005. A formal written extension had not been granted as of June 30, 2005. The revolving line of credit was secured by accounts receivable and other assets of the Company and was guaranteed by the president of the Company. The Company owed $1,750,000 under this line of credit at June 30, 2005.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Condensed Financial Statements
(Unaudited)

(4)	Financing activities - continued

The provisions of the revolving line of credit placed certain restrictions and limitations upon the Company. These included maintenance of certain financial ratios and restrictions or limitations on the payment of dividends, capital expenditures, advances to related parties and affiliates, investments, sales or rentals of property, and additional borrowings. During the six-month period ended June 30, 2005 the Company was not in compliance with certain covenants as required under the revolving line of credit.

During January and February of 2005, in an effort to help the Company meet its current obligations, the Company received $250,000 in exchange for two promissory notes issued to its primary stockholder, each in the amount of $125,000. The notes were due upon demand and bore interest at a per annum rate equal to a certain bank's index rate plus two percent. As of June 30, 2005, accrued interest in the amount of $8,995 was included in accrued expenses and liabilities.

As a result of the transaction discussed in Note 1, and as required in the agreement, Global paid off all amounts outstanding under the Company's revolving line of credit, including accrued interest. These amounts totaled approximately $1,750,000. In addition, the Company received cash proceeds of $2,500,000. The Company used the cash proceeds to fulfill various obligations including repayment of the $250,000 in promissory demand notes to its primary stockholder, with related accrued interest, and to settle certain outstanding litigation. The proceeds were also used to redeem and cancel the Company's outstanding preferred stock, including the payment of accrued dividends due to the primary stockholder as required under the series A preferred stock agreement.

(5)	Lease commitments

The Company utilizes office space under operating leases. Rent expense under these leases amounted to $158,238 and $156,444 for the six-month periods ended June 30, 2005 and 2004, respectively, including $1,680 and $18,840, respectively, paid to a related party. A summary of approximate future minimum payments under these leases as of June 30, 2005 is as follows:

Year Ending	Amount

2006	$277,000
2007	195,000
2008	135,000
2009	79,000
2010	38,000
2011 and thereafter	16,000
$740,000

On August 14, 2005, in connection with the sale of the company’s assets, these lease commitments were assumed by Global.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Condensed Financial Statements
(Unaudited)

(6)	Concentrations

Revenue from a customer, which is a related party, amounted to approximately 48% and 50% of the Company's revenues for the six-month periods ended June 30, 2005 and 2004, respectively. At June 30, 2005 and 2004, approximately 50% of gross accounts receivable are due from this customer.

(7)	Contingent liabilities and litigation

In July 2005, the Company negotiated a settlement agreement with certain plaintiff stockholders. Under the terms of the agreement, the Company agreed to pay the stockholders $222,000 and to repurchase their collective 446,000 shares of common stock at $0.40 per share. The $222,000 required payment has been included in accrued expenses and liabilities in the accompanying condensed balance sheet at June 30, 2005, and the related expense has been included in general and administrative expenses in the condensed statements of operations for the six-month period ended June 30, 2005. While the repurchase of the 446,000 shares of common stock will require the use of the Company's available cash at the time of repurchase, a liability has not been recorded for this commitment.

The Company is named as a defendant in a lawsuit with two former employees who have charged the Company with failure to appropriately compensate such employees for overtime. On July 19, 2005, the plaintiffs filed motions seeking certification of such litigation as a class action lawsuit that would encompass employees working in Texas, California and Oklahoma from approximately July 2002 through June 2004. Subsequent to June 30, 2005, the Company has reached a final confidential settlement agreement, in principle, with the plaintiffs. Based on the terms of the agreement, the Company has recorded a liability in the amount of $90,000 at June 30, 2005. Such liability has been included in accrued expenses and liabilities in the accompanying unaudited condensed balance sheet at June 30, 2005, and the related expense has been included in general and administrative expenses in the unaudited condensed statements of operations for the six-month period ended June 30, 2005.

The Company determined during 2004 that it had collected sales taxes in certain states for its services, but that such taxes had not been remitted to the applicable states. As such, a liability for the amounts collected, as well as interest due on such amounts, has been recorded in accrued expenses and liabilities in the accompanying condensed financial statements. While it is probable that penalties will be assessed related to these past due sales taxes, the amount of such penalties are not reasonably estimable at this time. Thus the accompanying condensed financial statements do not include a liability for these anticipated penalties.

The Company has entered into an agreement with a key employee whereby the Company will continue to compensate the employee in the event that employment is terminated, without cause, by the Company.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Condensed Financial Statements

(Unaudited)

(8)	Related party transactions

Revenues from related parties amounted to $2,486,434 and $2,123,786 for the six-month periods ended June 30, 2005 and 2004, respectively. The Company was owed trade receivables from these related parties amounting to $812,536 and $743,195 at June 30, 2005 and 2004, respectively.

Purchases from related parties amounted to approximately $62,332 and $140,222 for the six-month periods ended June 30, 2005 and 2004, respectively. At June 30, 2005 and 2004, trade accounts payable to these related parties totaled $66,585 and $81,984, respectively.

The Company owes a related party additional estimated consideration for an acquisition amounting to $618,408 and $752,817, as of June 30, 2005 and 2004.

Interest expense to a related party amounted to $8,995 for the six-month period ended June 30, 2005. No such interest expense was incurred during the six month period ended June 30, 2004.

(9)	Acquisition

In April 2004, the Company acquired certain assets and assumed certain liabilities of Huffmaster, Inc. This acquisition has been accounted for by the purchase method and the results of operations are included in the Company's condensed financial statements from the date of acquisition. The summary balance sheet below reflects the assets acquired and the liabilities assumed in the acquisition:

Property and equipment	$4,700
Customer relationships	97,819
Total assets and purchase price	102,519

Less: Cash payment	$42,519

Notes payable to seller	$60,000

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Condensed Financial Statements

(Unaudited)

(9)	Acquisition - continued

The purchase agreement provides for contingent payments based on pre-established thresholds of referred revenue, as defined in the agreement, for the eighteen month period subsequent to the date of the acquisition. Any such payments would generally be capitalized to goodwill and other intangible assets when paid. As of the date of this report, no such payments have been required to be paid under the terms of this agreement. The Company believes that any such future payments would not have a material impact on the Company's financial position or results of operations.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

INTRODUCTION TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined balance sheet as of December 31, 2005 combines the consolidated balance sheet of GlobalOptions Group, Inc. and Subsidiaries ("GlobalOptions Group"), and the balance sheet of James Lee Witt Associates, LLC (“JLWA”) as of December 31, 2005 and gives effect as of December 31, 2005, to the financing and acquisition transactions which occurred effective as of March 10, 2006. The accounting for the transaction is more fully described in Note 1 to the pro forma combined financial statements. Confidential Business Resources, Inc. (“CBR”) was acquired on August 14, 2005. The balance sheet of CBR is not presented separately within the unaudited pro forma combined balance sheet of GlobalOptions Group, since the acquired balance sheet of CBR is already included in the GlobalOptions Group audited consolidated balance sheet as of December 31, 2005.

The following unaudited pro forma combined statement of operations for the year ended December 31, 2005 combines the results of operations of GlobalOptions Group for the year ended December 31, 2005, with the results of operations for JLWA for the same period as if the acquisition had occurred as of January 1, 2005. This pro forma combined statement of operations also combines the operations of CBR, acquired August 14, 2005, for the period January 1, 2005 through August 13, 2005, as if the acquisition of CBR had occurred as of January 1, 2005. The consolidated statement of operations for GlobalOptions Group for the year ended December 31, 2005 incorporates the operating results of CBR for the period August 14, 2005 through December 31, 2005.

The unaudited pro forma combined financial statements should be read in conjunction with the separate historical audited consolidated financial statements of Global Options Group as of December 31, 2005 and for the years ended December 31, 2005 and 2004, the separate historical audited financial statements of JLWA as of and for the years ended December 31, 2005 and 2004, the separate historical audited financial statements of CBR as of and for the years ended December 31, 2004 and 2003, and the separate unaudited historical financial statements of CBR for the six months ended June 30, 2005 and 2004, appearing elsewhere in this filing. These unaudited pro forma combined statements are not necessarily indicative of the consolidated financial position, had the acquisitions of JLWA and CBR occurred on the date indicated above, or the consolidated results of operations which might have existed for the periods indicated or consolidated results of operations as they may be in the future.

For purposes of preparing GlobalOptions Group’s consolidated financial statements, a new basis will be established for the assets and liabilities of JLWA based upon the fair value thereof, including the costs of the acquisition. The unaudited pro forma combined balance sheet and statements of operations reflect management’s best estimate of the purchase price allocation based upon an independent appraisal being performed; however, the final allocation may differ from the pro forma amounts.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
December 31, 2005
ASSETS

	GlobalOptions Group	JLWA	Pro Forma Adjustments		Pro Forma Combined
	(a)	(b)
CURRENT ASSETS
Cash and cash equivalents	$528,602	$1,160,914	$5,575,790	(c)	$7,265,306
Accounts receivable, net	2,232,749	4,875,160	-		7,107,909
Prepaid expenses and other current assets	37,487	-	-		37,487
Total current assets	2,798,838	6,036,074	5,575,790		14,410,702

Property and equipment, net	220,313	190,164	-		410,477
Deferred financing costs	-	-	416,000	(c)	416,000
Intangible assets	1,233,487	-	4,930,000	(e)	6,163,487
Goodwill	4,324,620	-	1,809,996	(f)	6,134,616
Security deposits and other assets	19,218	25,427	-		44,645

TOTAL ASSETS	$8,596,476	$6,251,665	$12,731,786		$27,579,927

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of credit	$543,453	$1,840,480	$(1,840,480)	(c)	$543,453
Accounts payable	1,000,510	248,912	-		1,249,422
Accounts payable - related party	-	883,500	-		883,500
Accrued compensation and related benefits	538,097	312,196	-		850,293
Deferred revenue	-	144,615	-		144,615
Accrued expenses and other liabilities	-	79,924	(20,820)	(c)	59,104
Note and obligation payable for
JLWA acquisition	-	-	2,725,124	(h)	2,725,124
Notes payable	-	-	12,610,000	(c)	12,610,000
Note payable for CBR acquisition	904,230	-	-		904,230
Due to former stockholder of CBR	595,320	-	-		595,320
Other current liabilities	228,428	-	-		228,428
TOTAL LIABILITIES	3,810,038	3,509,627	13,473,824		20,793,489

STOCKHOLDERS' EQUITY (DEFICIENCY)
Preferred stock	-	-	-		-
Series A convertible preferred stock	8	-	-		8
Common stock	14,490	-	820	(d)	15,310
Additional paid-in capital	12,435,321	-	1,999,180	(d)	14,434,501
Deferred consulting fees	(848,181)	-	-		(848,181)
Members' equity	-	2,742,038	(2,742,038)	(g)	--
Accumulated deficit	(6,815,200)	-	-		(6,815,200)
Total Stockholders' Equity	4,786,438	2,742,038	(742,038)		6,786,438

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$8,596,476	$6,251,665	$12,731,786		$27,579,927

See notes to unaudited pro forma combined financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2005

	GlobalOptions Group	CBR	JLWA	Pro Forma Adjustments		Pro Forma Combined
	(i)	(j)	(k)
REVENUES	$9,028,341	$6,387,450	$12,165,760	--		$27,581,551

COST OF REVENUES	5,074,045	3,624,968	5,633,903	--		14,332,916

GROSS PROFIT	3,954,296	2,762,482	6,531,857	--		13,248,635

OPERATING EXPENSES:
Selling and marketing	540,301	38,839	870,967	--		1,450,107
General and administrative	6,937,148	3,955,777	3,844,189	1,121,623	(l), (m)	15,858,737
TOTAL OPERATING EXPENSES	7,477,449	3,994,616	4,715,156	1,121,623		17,308,844

(LOSS) INCOME FROM OPERATIONS	(3,523,153)	(1,232,134)	1,816,701	(1,121,623)		(4,060,209)

OTHER INCOME (EXPENSE):
Interest income	18,229	--	3,230	--		21,459
Interest expense	(65,049)	(106,911)	(42,318)	(2,705,185)	(n),(o)	(2,919,463)
Miscellaneous, net	--	--	10,280	--		10,280
TOTAL OTHER (EXPENSE), NET	(46,820)	(106,911)	(28,808)	(2,705,185)		(2,887,724)

NET (LOSS) INCOME	(3,569,973)	(1,339,045)	1,787,893	(3,826,808)		(6,947,933)

Deemed dividend to Series A convertible preferred
stockholders	(979,750)	--	--	--		(979,750)

Net (loss) income applicable to common stockholders	$(4,549,723)	$(1,339,045)	$1,787,893	$(3,826,808)		$(7,927,683)

Basic and Diluted Net Loss Per Share Applicable
to Common Stockholders	$(0.38)					$(0.62)

Weighted Average Number of Common Shares
Outstanding - Basic and Diluted	12,001,108			819,672	(d)	12,820,780

See notes to unaudited pro forma combined financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2005

NOTE 1 - ACQUISITIONS

On March 10, 2006, GlobalOptions, Inc., (“GlobalOptions” or the “Company”) a wholly owned subsidiary of GlobalOptions Group, purchased substantially all of the assets and liabilities of JLWA.

The acquisition of JLWA was made pursuant to a certain Asset Purchase Agreement (the “Agreement”) dated January 13, 2006, as amended, between GlobalOptions Group and JLWA. The aggregate purchase price paid for JLWA’s assets and business was approximately $10,182,000 subject to certain future working capital purchase price adjustments as defined in the agreement. The aggregate purchase price consisted of a cash payment at closing of $3,600,000, a cash payment of $1,857,000 to pay off JLWA’s line of credit balance and related accrued interest, the issuance of 819,672 shares of common stock of GlobalOptions Group, valued at $2,000,000, a 4.6% note payable to JLWA of $400,000 due March 9, 2007, and a non-interest bearing working capital purchase price adjustment obligation, estimated at $2,325,000, due June 8, 2006.  The purchase is subject to change based upon future adjustments to working capital, as defined, for working capital acquired from JLWA as of the acquisition date. In addition, the Agreement provides for JLWA to obtain up to an additional $15,400,000 upon the attainment of certain revenue goals subsequent to the closing of the transaction and the continued employment of James Lee Witt. JLWA is a crisis and emergency management consulting firm headquartered in Washington, D.C. with three additional offices nationwide.

On August 14, 2005 GlobalOptions acquired substantially all of the business and assets of Confidential Business Resources, Inc. ("CBR"), a Tennessee corporation. CBR is a professional investigations firm headquartered in Nashville, Tennessee with eight offices nationwide.

The acquisition of CBR was made pursuant to a certain Asset Purchase Agreement dated May 19, 2005, as amended (the "CBR Agreement"), between GlobalOptions, CBR, Fischer & Associates, Inc. and Halsey R. Fischer. The aggregate purchase price paid for CBR's assets and business was approximately $5,293,000 subject to certain adjustments through August 13, 2006 to the opening balance working capital, as such purchase price adjustments are defined in the CBR Agreement. The aggregate purchase price of approximately $5,293,000 consisted of cash in the amount of $4,363,000 (net of cash acquired of $26,000) and inclusive of a broker fee of $143,000, and a note payable to the seller of $904,000 due August 14, 2006.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2005

NOTE 2 - PRO FORMA ADJUSTMENTS

The pro forma adjustments give effect to the acquisitions of JLWA and CBR by GlobalOptions.

Balance Sheet - December 31, 2005

(a)	Derived from the audited GlobalOptions Group consolidated balance sheet at December 31, 2005.

(b)	Derived from the audited JLWA balance sheet at December 31, 2005.

(c)
To record the net proceeds of approximately $12,194,000 from the issuance through a private placement of an aggregate of $12,500,000 in principal amount of 8% promissory notes due on June 30, 2006. Under the promissory note agreements, the Company may extend the maturity for two successive 31 day periods. In connection with raising these funds, the Company incurred fees of approximately $416,000, for which $306,000 was paid in cash and $110,000 of which the Company issued additional 8% promissory notes. These fees were amortized, for pro forma purposes, over the term of the debt. The holders of these promissory notes subordinated their interest to the Company’s obligations to the bank that provides the line of credit facility.  Proceeds in the amount of $5,460,000 were used for cash acquisition costs, consisting of the cash paid to former members of JLWA at closing of $3,600,000 and to record the proforma adjustment to pay off JLWA’s line of credit balance of $1,840,000 and accrued interest balance of $20,820 at December 31, 2005.

(d)	Recording the issuance of 819,672 shares of GlobalOptions Group common stock to JLWA valued at $2,000,000.

(e)
Recording of estimated values of purchased identifiable intangible assets consisting of $1,870,000 for a trade name and $3,060,000 for the value of customer relationships, which are amortizable over five and three years, respectively. The amount of these intangibles has been estimated based upon information available to management and is subject to change based upon an independent appraisal being performed.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2005

NOTE 2 - PRO FORMA ADJUSTMENTS, continued

Balance Sheet - December 31, 2005, continued

(f)	The following table summarizes the estimated allocation of the purchase price for JLWA and the pro forma adjustment to record goodwill:

Current assets	$4,875,160
Property and equipment	190,164
Security deposits	25,427
Identifiable intangible assets	4,930,000
Fair value of liabilities assumed	(1,648,327)

Net fair value assigned to assets acquired and liabilities assumed	8,372,424

Goodwill	1,809,996

Total Purchase Price	$10,182,420

The following represents a summary of the purchase price consideration:

Cash	$5,457,296
Value of common stock issued	2,000,000
Note and obligation payable	2,725,124

Total Purchase Price Consideration	$10,182,420

(g)	Elimination of members’ equity of JLWA.

(h)	To record the 4.6% note payable to seller of $400,000 due March 9, 2007 and a non-interest bearing working capital purchase price adjustment obligation of $2,325,124, due June 8, 2006.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2005

NOTE 2 - PRO FORMA ADJUSTMENTS, continued

Statement of Operations - For the Year Ended December 31, 2005

(i)	Derived from the audited consolidated statement of operations of GlobalOptions Group for the year ended December 31, 2005.

(j)	Derived from the unaudited statement of operations of CBR for the period January 1, 2005 through August 13, 2005.

(k)	Derived from the audited statement of operations of JLWA for the year ended December 31, 2005.

(l)
Recording an estimate for the amortization of purchased identifiable intangible assets of $1,394,004 for the year ended December 31, 2005 related to the acquisition of JLWA and $222,859, net of the reversal of amortization of intangibles previously recorded of $183,240 for the period January 1, 2005 through August 13, 2005, related to the acquisition of CBR.

(m)
Elimination of expenses recorded on CBR for the period January 1, 2005 through August 13, 2005, consisting of a $222,000 provision for estimated costs related to a plaintiff stockholder matter and a $90,000 provision for a potential loss on account of two former employees seeking damages, as the liabilities related to such matters were not assumed as part of the acquisition.

(n)
On March 10, 2006, GlobalOptions Group issued an aggregate of $12,500,000 in notes payable due June 30, 2006. Under the terms of this note payable, GlobalOptions Group may extend the maturity for two consecutive thirty-one day periods. In connection with these extensions, GlobalOptions Group will incur notes payable obligation costs of 3% and 5% of the total obligation, respectively. Furthermore, if the notes are not repaid at the expiration of the second thirty-one day period, the interest rate for the remaining period until paid becomes 12% per annum. It is the intention of GlobalOptions Group to refinance this debt before June 30, 2006. The arrangements for this refinancing have not yet been finalized. For purposes of this pro forma presentation, it was assumed that this debt would remain outstanding throughout the pro forma year ended December 31, 2005. Accordingly, the pro forma interest expense for the year ended December 31, 2005 is $2,852,966 (interest for 175 days at 8% and interest for 190 days at 12%) and consists of interest over the period of $1,409,311, plus the additional interest cost of $1,027,715 for the increase in principal obligations owed upon the first and second extension and $415,940 for the amortization of deferred financing costs.

(o)	Elimination of interest expense of $105,463 and $42,318 relating to the CBR and JLWA lines of credit, respectively, which were both repaid for pro forma purposes as of January 1, 2005.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Nevada corporation law provides that:

•
a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

•
a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

•
to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	by our stockholders;

•	by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

•	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

•	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

•	by court order.

Our Articles of Incorporation provide that no director or officer shall be personally liable to our company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless a final adjudication establishes that such acts or omissions involve: (i) intentional misconduct , (ii) fraud, or (iii) a knowing violation of the law that was material to the cause of action.

Our Bylaws provide we have the power to indemnify, to the greatest allowable extent permitted under the General Corporation Law of Nevada, directors or officers of our company for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporation Law of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of our common stock. All amounts shown are estimates except for the registration fee.

EXPENSES	AMOUNT

Registration Fee	$1,959
Costs of Printing and Engraving	20,000
Legal Fees	75,000
Accounting Fees	50,000
Miscellaneous	5,000

TOTAL	$151,959

Item 26. Recent Sales of Unregistered Securities

Offering of Series A Preferred Stock

In connection with the consummation of the reverse merger on June 24, 2005, we completed the first closing of a private placement of a total of 7,500 units, each unit consisting of one share of our series A convertible preferred stock, par value $.001 per share, and a detachable, transferable warrant to purchase shares of our common stock, at a purchase price of $1,000 per unit, to accredited investors pursuant to the terms of a Confidential Private Placement Memorandum, dated April 18, 2005, as supplemented. Each share of series A convertible preferred stock is initially convertible into 500 shares of our common stock at any time. Each warrant entitles the holder to purchase 125 shares of our common stock at an exercise price of $2.50 per share through June 24, 2009, subject to certain redemption provisions. We received net proceeds from this closing of the private placement of $7,041,000.

On September 22, 2005, we completed a second closing of the private placement of an additional 250 units in which approximately $160,000 in net proceeds were raised. In connection with the second closing, placement agents, selected dealers and advisors received warrants to purchase 500,000 shares of our common stock.

The private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). None of the units, warrants or the series A convertible preferred stock, or shares of our common stock underlying such securities were registered under the Securities Act or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering.

Brookshire Securities Corporation (“Brookshire”) served as placement agent in connection with the first closing of the private placement. Brookshire, its selected broker-dealer and their designess received a cash fee in the aggregate of $200,000, four-year warrants to purchase 150,000 shares of our common stock at an exercise price of $2.00 per share, and four-year warrants to purchase an additional 350,000 shares of common stock at an exercise price of $2.50 per share on terms which are identical to those warrants included in the units.

Kaufman Bros., L.P. (“Kaufman”) served as placement agent in connection with the second closing of the private placement. Kaufman, its selected broker-dealer and their designess received a cash fee in the aggregate of $62,485, four-year warrants to purchase 4,563 shares of our common stock at an exercise price of $2.00 per share, and four-year warrants to purchase an additional 12,101 shares of our common stock at an exercise price of $2.50 per share on terms which are identical to those warrants included in the units.

Verus International Group served as advisor to GlobalOptions on the structuring and execution of the merger. In connection with the identification and structuring of the merger, and effective as of the closing of the merger, we paid Verus and its designees a stock fee equal to 145,000 shares of our common stock valued at $337,850, a warrant fee equal to 396,095 cashless four-year warrants to purchase our common stock exercisable at $2.00 per share, and a warrant fee equal to 1,053,905 warrants to purchase our common stock exercisable at $2.50 per share on terms which are identical to those warrants included in the units. Following the second closing of the private placement, Verus and its designees received an additional 132,342 cashless four-year warrants to purchase our common stock exercisable at $2.00 per share and 350,994 warrants to purchase our common stock exercisable at $2.50 per share on terms which are identical to those warrants included in the units.

Offering of Promissory Notes

On March 10, 2006, we closed the private placement of an aggregate of $12,500,000 in principal amount of 8% promissory notes (the “Notes”) due on June 30, 2006, in a transaction exempt from the registration requirements under the Securities Act. Under the promissory note agreements, we may extend the maturity for two successive 31 day periods. In connection with raising these funds, we incurred a total fee of approximately $385,000 to Burnham Hill Partners (“BHP”), for which $275,000 was paid in cash and $110,000 of which we issued additional 8% promissory notes and other fees of approximately $31,000 which were paid in cash. The holders of these promissory notes subordinated their interest to our obligations to the bank that provides the line of credit facility.

The private placement of Notes was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The Notes were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering.

BHP, a division of Pali Capital, Inc. served as placement agent in connection with the closing of the private placement. BHP and its designees received a cash fee in the aggregate of $276,000 (including reimbursement of expenses of $1,000) and $110,000 in Notes, which terms are identical to those Notes sold in the private placement.

Item 27. Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated June 24, 2005, among Creative Solutions with Art, Inc., GlobalOptions Acquisition Corp. and GlobalOptions, Inc.(2)

3.1	Articles of Incorporation of Creative Solutions with Art, Inc.(6)

3.2	Certificate of Amendment to Articles of Incorporation changing name of Registrant to GlobalOptions Group, Inc.(3)

3.3	Certificate of Designations, Powers, Preferences and Other Rights and Qualifications of Series A Convertible Preferred Stock.(3)

3.4	Bylaws.(6)

4.1	Form of Four-Year Warrant to Purchase Common Stock at $2.00 per share.(3)

4.2	Form of Four-Year Warrant to Purchase Common Stock at $2.50 per share.(3)

5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.(10)

10.1	2004 Non-Statutory Stock Option Plan.(1)

10.2	2005 Stock Option Plan.(4)

10.3	Employment Agreement, dated as of January 29, 2004, between Harvey W. Schiller, Ph.D. and GlobalOptions, Inc., assigned to and assumed by GlobalOptions Group, Inc.(3)

10.4
Letter Agreement among GlobalOptions Group, Inc., GlobalOptions, Inc. and Harvey W. Schiller, pursuant to which
GlobalOptions Group, Inc. assumed Dr. Schiller’s original employment agreement with GlobalOptions, Inc.(3)

10.5	Employment Agreement, dated as of January 24, 2002, between Neil C. Livingstone, Ph.D. and GlobalOptions, Inc.(3)

10.6	Employment Agreement, dated as of January 24, 2002, between Thomas P. Ondeck and GlobalOptions, Inc.(3)

10.7	Form of Lock-Up letter between GlobalOptions Group and certain pre-merger stockholders.(3)

10.8	Form of Lock-Up letter between GlobalOptions Group and former GlobalOptions stockholders.(3)

10.9	Form of Private Placement Subscription Agreement.(3)

10.10	Asset Purchase Agreement by and among GlobalOptions, Inc., Confidential Business Resources, Inc., Halsey R. Fisher and Fisher & Associates, Inc.(5)

10.11	Amendment to Asset Purchase Agreement, dated as of June 14, 2005.(5)

10.12	Second Amendment to Asset Purchase Agreement, dated as of July 29, 2005.(5)

10.13	Asset Purchase Agreement, dated as of January 13, 2006, by and between GlobalOptions Group, Inc. and James Lee Witt Associates, LLC.(7)

10.14	First Amendment to Asset Purchase Agreement, dated as of February 28, 2006, by and between GlobalOptions Group, Inc. and James Lee Witt Associates, LLC.(9)

10.15	Asset Purchase Agreement, dated as of January 27, 2006 by and between GlobalOptions Group, Inc. and Safir Rosetti, LLC.(8)

10.16	Form of Notes Offering Subscription Agreement.(9)

10.17	Form of Notes Offering Subordination Agreement.(9)

10.18	Form of Notes Offering Agreement.(9)

23.1	Consent of Marcum & Kliegman LLP

23.2	Consent of Lattimore Black Morgan & Cain, PC

23.3	Consent of Rubino & McGeehan, Chartered Certified Public Accountants

(1)  Incorporated by reference to the exhibits included with our Registration Statement on Form SB-2, filed with the SEC on July 20, 2004.

(2)  Incorporated by reference to the exhibits included with our Current Report on Form 8-K filed with the SEC on June 27, 2005.

(3)  Incorporated by reference to the exhibits included with our Current Report on Form 8-K filed with the SEC on June 30, 2005, as amended.

(4)  Incorporated by reference to the exhibits included with our Current Report on Form 8-K filed with the SEC on August 11, 2005.

(5)  Incorporated by reference to the exhibits included with our Current Report on Form 8-K filed with the SEC on August 18, 2005.

(6)  Incorporated by reference to the exhibits included with the Form SB-2 Registration Statement of Creative Solutions with Art, Inc. filed with the SEC on July 20, 2004.

(7)  Incorporated by reference to the exhibits included with our Current Report on Form 8-K filed with the SEC on January 18, 2006.

(8)  Incorporated by reference to the exhibits included with our Current Report on Form 8-K filed with the SEC on February 1, 2006.

(9)  Incorporated by reference to the exhibits included with our Current Report on Form 8-K filed with the SEC on March 16, 2006.

(10)    Previously filed.

Item 28. Undertakings.

The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) Include any additional or changed information on the plan of distribution.

(2)  For determining liability under the Securities Act, the Registrant will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 8, 2006.

GLOBALOPTIONS GROUP, INC.

By:	/s/ Harvey W. Schiller
Harvey W. Schiller
Chairman and Chief Executive Officer (principal executive officer)

By:	/s/ Jeffrey O. Nyweide
Jeffrey O. Nyweide
Executive Vice President-CorporateDevelopment, Chief Financial Officer and Secretary (principal financial and accounting officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ Harvey W. Schiller	Chairman, Chief Executive Officer and Director
Harvey W. Schiller		May 8, 2006

/s/ Jeffrey O. Nyweide	Chief Financial Officer, Executive
Jeffrey O. Nyweide	Vice President-Corporate Development and Secretary	May 8, 2006

*
Per-Olof Lööf	Director	May 8, 2006

*
Daniel L. Burstein	Director	May 8, 2006

*
Ronald M. Starr	Chairman, Audit Committee and Director	May 8, 2006

*
John P. Bujouves	Director	May 8, 2006

* Signed by Harvey W. Schiller as attorney-in-fact.